Exhibit 10.1

                                CREDIT AGREEMENT

                            Dated as of July 15, 2002

                                      among

                                 BARNEY'S, INC.
                              BARNEYS AMERICA, INC.
                            BARNEYS (CA) LEASE CORP.
                            BARNEYS (NY) LEASE CORP.
                       BASCO ALL-AMERICAN SPORTSWEAR CORP.
                               BNY LICENSING CORP.
                     BARNEYS AMERICA (CHICAGO) LEASE CORP.,

                                  as Borrowers



                       THE INSTITUTIONS FROM TIME TO TIME
                             PARTY HERETO AS LENDERS

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                             as Administrative Agent

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                                TABLE OF CONTENTS
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ARTICLE I             DEFINITIONS................................................................................1

         1.01     Certain Defined Terms..........................................................................1

         1.02     Computation of Time Periods...................................................................27

         1.03     Accounting Terms..............................................................................27

         1.04     Other Definitional Provisions.................................................................27

         1.05     Other Terms...................................................................................27

ARTICLE II            AMOUNTS AND TERMS OF LOANS................................................................27

         2.01     Revolving Credit Facility.....................................................................27

         2.02     Swing Loans...................................................................................30

         2.03     Use of Proceeds...............................................................................31

         2.04     Letters of Credit.............................................................................31

         2.05     Promise to Repay; Evidence of Indebtedness....................................................31

         2.06     Authorized Officers and Agents................................................................33

ARTICLE III           PAYMENTS AND PREPAYMENTS..................................................................33

         3.01     Prepayments Reductions in Commitments.........................................................33

         3.02     Payments......................................................................................35

         3.03     Taxes.........................................................................................39

         3.04     Increased Capital.............................................................................42

         3.05     Cash Management...............................................................................42

         3.06     Replacement of Lenders........................................................................43

ARTICLE IV            INTEREST AND FEES.........................................................................43

         4.01     Interest on the Loans and Other Obligations...................................................43

         4.02     Special Provisions Governing Fixed Rate Loans.................................................48

         4.03     Fees..........................................................................................51

ARTICLE V             CONDITIONS TO LOANS AND LETTERS OF CREDIT.................................................52

         5.01     Conditions Precedent to the Initial Loans and Letters of Credit...............................52

         5.02     Conditions Precedent to All Revolving Loans and Letters of Credit.............................55

ARTICLE VI            REPRESENTATIONS AND WARRANTIES............................................................55

         6.01     Representations and Warranties of the Borrowers...............................................55

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         6.02     Amendment to Schedules........................................................................65

ARTICLE VII           REPORTING COVENANTS.......................................................................65

         7.01     Financial Statements..........................................................................65

         7.02     Borrowing Base Certificate....................................................................67

         7.03     Events of Default.............................................................................67

         7.04     Lawsuits......................................................................................68

         7.05     Insurance.....................................................................................68

         7.06     ERISA Notices.................................................................................68

         7.07     Environmental Notices.........................................................................70

         7.08     Isetan Leases.................................................................................70

         7.09     Public Filings and Reports....................................................................70

         7.10     Permitted Subordinated Indebtedness...........................................................71

         7.11     Other Information.............................................................................71

ARTICLE VIII          AFFIRMATIVE COVENANTS.....................................................................71

         8.01     Corporate Existence, Etc......................................................................71

         8.02     Corporate Powers; Conduct of Business, Etc....................................................71

         8.03     Compliance with Laws, Etc.....................................................................71

         8.04     Payment of Taxes and Claims & Tax Consolidation...............................................72

         8.05     Insurance.....................................................................................72

         8.06     Inspection of Property; Books and Records; Discussions........................................73

         8.07     Insurance and Condemnation Proceeds...........................................................74

         8.08     ERISA Compliance..............................................................................74

         8.09     Foreign Employee Benefit Plan Compliance......................................................74

         8.10     Establishment of Blocked Accounts, Maintenance of Property....................................74

         8.11     Condemnation..................................................................................74

         8.12     Landlord Waivers..............................................................................74

         8.13     Intellectual Property.........................................................................75

         8.14     Further Assurances............................................................................75

         8.15     Supplemental Disclosure.......................................................................75

         8.16     Post Closing Matters..........................................................................76


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                                TABLE OF CONTENTS
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ARTICLE IX            NEGATIVE COVENANTS........................................................................76

         9.01     Indebtedness..................................................................................76

         9.02     Sales of Assets...............................................................................77

         9.03     Liens.........................................................................................77

         9.04     Investments...................................................................................78

         9.05     Accommodation Obligations.....................................................................79

         9.06     Restricted Junior Payments....................................................................79

         9.07     Conduct of Business; Subsidiaries; Acquisitions...............................................80

         9.08     Transactions with Affiliates..................................................................80

         9.09     Restriction on Fundamental Changes............................................................80

         9.10     Sales and Leasebacks..........................................................................81

         9.11     Margin Regulations; Securities Laws...........................................................81

         9.12     ERISA.........................................................................................81

         9.13     Issuance of Capital Stock.....................................................................82

         9.14     Constituent Documents.........................................................................82

         9.15     Fiscal Year...................................................................................82

         9.16     Cash Management...............................................................................82

         9.17     Environmental Matters.........................................................................82

         9.18     Operating Leases..............................................................................82

         9.19     Subordinated Notes............................................................................82

         9.20     Employee Loans................................................................................82

         9.21     Cancellation of Indebtedness..................................................................83

         9.22     Change of Corporate Name or Location..........................................................83

         9.23     No Impairment of Intercompany Transfers.......................................................83

         9.24     No Speculative Transactions...................................................................83

ARTICLE X             FINANCIAL COVENANTS.......................................................................83

         10.01    Minimum Consolidated Net Worth................................................................83

         10.02    Intentionally Deleted.........................................................................84

         10.03    Minimum Consolidated EBITDA...................................................................84

         10.04    Maximum Capital Expenditures..................................................................84


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                                TABLE OF CONTENTS
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ARTICLE XI            EVENTS OF DEFAULT; RIGHTS AND REMEDIES....................................................85

         11.01    Events of Default.............................................................................85

         11.02    Rights and Remedies...........................................................................88

ARTICLE XII           THE AGENTS................................................................................89

         12.01    Appointment...................................................................................89

         12.02    Lender Credit Decision........................................................................90

         12.03    Rights, Exculpation, Etc......................................................................90

         12.04    Reliance......................................................................................90

         12.05    Indemnification...............................................................................91

         12.06    GE Capital and Affiliates.....................................................................91

         12.07    Successor Administrative Agent; Resignation of Administrative Agent...........................91

         12.08    Relations Among Lenders.......................................................................92

         12.09    Concerning the Collateral and the Loan Documents..............................................92

         12.10    Revolving Loans; Payments; Non-Funding Lenders; Information...................................94

ARTICLE XIII          MISCELLANEOUS.............................................................................97

         13.01    Assignments...................................................................................97

         13.02    Expenses.....................................................................................100

         13.03    Indemnity....................................................................................101

         13.04    Change in Accounting Principles..............................................................102

         13.05    Setoff.......................................................................................102

         13.06    Ratable Sharing..............................................................................103

         13.07    Amendments and Waivers.......................................................................103

         13.08    Notices......................................................................................105

         13.09    Survival of Warranties and Agreements........................................................105

         13.10    Failure of Indulgence Not Waiver, Remedies Cumulative........................................105

         13.11    Marshalling; Payments Set Aside..............................................................106

         13.12    Severability.................................................................................106

         13.13    Headings.....................................................................................106

         13.14    GOVERNING LAW................................................................................106

         13.15    Limitation of Liability......................................................................107


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         13.16    Successors and Assigns.......................................................................107

         13.17    Waiver of Jury Trial.........................................................................107

         13.18    Counterparts; Effectiveness; Inconsistencies.................................................108

         13.19    Limitation on Agreements.....................................................................108

         13.20    Confidentiality..............................................................................108

         13.21    Contribution as Between Borrowers............................................................108

         13.22    Remedies.....................................................................................108

         13.23    Press Releases and Related Matters...........................................................109

         13.24    Reinstatement................................................................................109

         13.25    Advice of Counsel............................................................................109

         13.26    No Strict Construction.......................................................................109

         13.27    Entire Agreement.............................................................................109

ARTICLE XIV           CROSS-GUARANTY...........................................................................109

         14.01    Cross-Guaranty...............................................................................110

         14.02    Waivers by Borrowers.........................................................................110

         14.03    Benefit of Guaranty..........................................................................110

         14.04    Subordination of Subrogation, Etc............................................................111

         14.05    Election of Remedies.........................................................................111

         14.06    Limitation...................................................................................111

         14.07    Contribution with Respect to Guaranty Obligations............................................112

         14.08    Liability Cumulative.........................................................................113

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                                       -v-

                                    EXHIBITS


Exhibit A            --      Form of Assignment and Acceptance
Exhibit B            --      Form of Borrowing Base Certificate
Exhibit C-1          --      Form of Revolving Loan Note
Exhibit C-2          --      Form of Swing Loan Note
Exhibit C-3          --      Form of Term Note
Exhibit D            --      Form of Notice of Borrowing
Exhibit E            --      Form of Notice of Continuation/Conversion
Exhibit F            --      List of Closing Documents
Exhibit G            --      Form of Officer's Certificate to Accompany Reports
Exhibit H            --      Form of Compliance Certificate


                                    SCHEDULES


Schedule 1.01.1    --      Permitted Existing Accommodation Obligations
Schedule 1.01.2    --      Permitted Existing Indebtedness
Schedule 1.01.3    --      Permitted Existing Investments
Schedule 1.01.4    --      Permitted Existing Liens
Schedule 1.01.5    --      Subordination Terms
Schedule 1.01.6    --      Rent Reserve Time Periods
Schedule 1.01.7    --      Prior Lenders
Schedule 1.01.8    --      Prior Lender Obligations
Schedule 2.03      --      Statement of Sources and Uses
Schedule 3.05      --      Lock Box; Blocked Accounts; Blocked Account Banks
Schedule 6.01-A    --      Due Qualification
Schedule 6.01-C    --      Subsidiaries; Ownership of Capital Stock
Schedule 6.01-E    --      Governmental Consents, etc.
Schedule 6.01-K    --      Taxes
Schedule 6.01-I    --      Litigation; Adverse Effects
Schedule 6.01-O    --      Environmental Matters
Schedule 6.01-P    --      ERISA Matters
Schedule 6.01-R    --      Labor Matters
Schedule 6.01-U    --      Patents, Trademarks, Permits, Etc.; Governmental
                           Approvals
Schedule 6.01-V    --      Assets and Properties
Schedule 6. 01-W   --      Insurance Policies and Programs
Schedule 6.01-X    --      Bank Accounts
Schedule 8.16      --      Post-Closing Items
Schedule 9.16      --      Cash Management
Schedule 9.18      --      Operating Leases

                                CREDIT AGREEMENT

                  This Credit Agreement dated as of July 15, 2002 (as amended, supplemented or otherwise modified from time to time, this "Agreement") is entered into among BARNEY'S, INC., a New York corporation ("Barneys"), BARNEYS AMERICA, INC., a Delaware corporation ("BAI"), BARNEYS (CA) LEASE CORP., a Delaware corporation ("CA Lease"), BARNEYS (NY) LEASE CORP., a Delaware corporation ("NY Lease"), BASCO ALL-AMERICAN SPORTSWEAR CORP., a New York corporation ("Basco"), BNY LICENSING CORP., a Delaware corporation ("BNY"), and BARNEYS AMERICA (CHICAGO) LEASE CORP., a Delaware corporation ("Chicago Lease", and together with Barneys, BAI, CA Lease, NY Lease, Basco and BNY, collectively, the "Borrowers" and each individually a "Borrower"), the institutions from time to time party hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (collectively, the "Lenders"), and GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as administrative agent for the Lenders (with its successors in such capacity, the "Administrative Agent").

                                    ARTICLE I

                                   DEFINITIONS

         1.01 Certain Defined Terms. In addition to the terms defined above, the following terms used herein shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

                  "Accommodation Obligation" means any Contractual Obligation, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness, obligation or liability of another that such Indebtedness, obligation or liability shall be paid or discharged, or that any agreements relating thereto shall be complied with, or that the holders thereof shall be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase security therefor (other than such agreements to purchase in the ordinary course of business) or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

                  "Administrative Agent" has the meaning ascribed to such term in the preamble hereto and shall include any successor Administrative Agent appointed pursuant to Section 12.07.

                  "Administrative Agent's Account" means the account of the Administrative Agent bearing account number 502-328-54 in the name of Administrative Agent at Bankers Trust Company in New York, New York, ABA No. 021 001 033, or such other deposit account as the Administrative Agent may from time to time specify in writing to the Borrowers and the Lenders.

                  "Affiliate" of any specified Person means any other Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock or other equity interest of such specified Person or (iii) of which 10% or more of the Voting Stock or other equity interest is beneficially owned or held by such specified Person or a Subsidiary of such specified Person; provided, however, if Barneys Japan would otherwise become an Affiliate of Holdings or any member of the Barneys Group as a result of the exercise of the Barneys Japan Option, Barneys Japan will not be deemed to be such an Affiliate hereunder as a result of such exercise. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise, and the terms controlling" and "controlled" have meanings correlative to the foregoing.

                  "Agreement" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Applicable Lending Office" means, with respect to a particular Lender, its Fixed Rate Lending Office in respect of provisions relating to Fixed Rate Loans and its Domestic Lending Office in respect of provisions relating to Floating Rate Loans.

                  "Applicable Letter of Credit Percentage" means a rate equal to 2.00% per annum.

                  "Applicable Revolver Floating Rate Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the Floating Rate applicable to Revolving Loans, as determined by reference to
Section 4.01(a).

                  "Applicable Revolver Fixed Rate Margin" means the per annum interest rate from time to time in effect and payable in addition to the Fixed Rate applicable to Revolving Loans, as determined by reference to Section 4.01(a).

                  "Applicable Revolver Margins" means collectively the Applicable Revolver Floating Rate Margin and the Applicable Revolver Fixed Rate Margin.

                  "Applicable Term Loan Floating Rate Margin" means the per annum interest rate from time to time in effect and payable in addition to the Floating Rate applicable to the Term Loan, as determined by reference to Section 4.01(a).

                  "Applicable Term Loan Fixed Rate Margin" means the per annum interest rate from time to time in effect and payable in addition to the Fixed Rate applicable to the Term Loan, as determined by reference to Section 4.01(a).

                  "Applicable Term Loan Margins" means collectively the Applicable Term Loan Floating Rate Margin and the Applicable Term Loan Fixed Rate Margin.

                  "Assignment and Acceptance" means an Assignment and Acceptance in substantially the form of Exhibit A attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender's interest hereunder in accordance with the provisions of Section 13.01.

                  "Availability" means, at any particular time, the amount by which the Maximum Revolving Credit Amount exceeds the Revolving Credit Obligations outstanding at such time.

                  "BAI" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C.ss.ss. 101 et seq.), as amended from time to time, and any successor statute.

                  "Barneys" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Barneys Group" means Barneys and each of its Subsidiaries.

                  "Barneys Japan" means Barneys Japan Company Limited, a Japanese corporation.

                  "Barneys Japan Option" means the option granted to Barneys by Isetan to purchase up to 10% of each class of Capital Stock of Barneys Japan pursuant to the Option to Purchase Capital Stock of Barneys Japan Company Limited, dated as of January 28, 1999.

                  "Basco" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Base Rate" means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans posted by at least 75% of the nation's 30 largest banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in this Agreement based upon the Base Rate shall take effect at the time of such change in the Base Rate.

                  "Benefit Plan" means a defined benefit plan as defined in
Section 3(35) of ERISA (other than a Multiemployer Plan), which is subject to Title IV of ERISA, and in respect of which any Borrower or any ERISA Affiliate is, or within the immediately preceding three (3) years was, an "employer" as defined in Section 3(5) of ERISA.

                  "Blocked Account Agreement" means a blocked account agreement among (i) each Blocked Account Bank or, as the case may be, the Servicer, (ii) the Borrowers and (iii) the Administrative Agent, in form and substance satisfactory to the Administrative Agent, as such agreement may be amended, supplemented or otherwise modified from time to time.

                  "Blocked Account Bank" means each bank identified as such on
Schedule 3.05.

                  "Blocked Accounts" means, collectively, the blocked accounts established at the Blocked Account Banks; and "Blocked Account" means any one of the Blocked Accounts.

                  "BNY" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Board of Directors" means the Board of Directors of Holdings.

                  "Borrower Pledge Agreement" means the Pledge Agreement, dated as of the date hereof, by and among the Borrowers and the Administrative Agent, as such agreement may be amended, supplemented or otherwise modified from time to time.

                  "Borrower Representative" means Barneys, acting as representative and agent on the behalf the Borrowers for the purposes set forth in Section 2.01(a)(iv) hereof.

                  "Borrower Security Agreement" means the Security Agreement, dated as of the date hereof, by and among the Borrowers and the Administrative Agent, as such agreement may be amended, supplemented or otherwise modified from time to time.

                  "Borrowers" and "Borrower" have the respective meanings set forth in the preamble to this Agreement.

                  "Borrowers' Account" means the account of the Borrowers bearing account number 40786482 (re: Barneys Group) maintained at the office of Citibank, N.A., at 399 Park Avenue, New York, New York 10043.

                  "Borrowing" means a borrowing consisting of Loans of the same type made on the same day.

                  "Borrowing Base Certificate" means a certificate substantially the form of Exhibit B attached hereto and made a part hereof.

                  "Business Day" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (i) in New York, New York or (ii) in the case of Fixed Rate Loans, in London, England.

                  "CA Lease" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Capital Expenditures" means, for any period, the aggregate of all expenditures (whether payable in cash or other Property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in or reflected by the fixed asset accounts of any member of the Barneys Group as reflected in any of their respective balance sheets; provided, however, (i) Capital Expenditures shall include that portion of Capital Leases which is incurred and capitalized during such period; (ii) Capital Expenditures shall include the purchase price paid to exercise the Barneys Japan Option if the Fixed Charge Coverage Ratio set forth in Section 9.04(v) is not met at the time of such exercise; and (iii) Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, expenditures made in connection with the replacement or restoration of Property, to the extent reimbursed or financed from insurance or condemnation proceeds and permitted pursuant to Section 8.07.

                  "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

                  "Capital Stock", with respect to any Person, means any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

                   "Cash Collateral Account" has the meaning ascribed to such term in Annex B to this Agreement.

                   "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (reasonably protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Corporation or P-1 (or better) by Moody's Investors Service, Inc., (iii) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Corporation or P-1 (or better) by Moody's Investors Service, Inc. (iv) marketable direct obligations of any State of the United States of America or any political subdivision of any such State given on the date of such investment the highest credit rating by Moody's Investors Service, Inc. and Standard Poor's Corporation, and (v) reverse purchase agreements covering obligations of the type specified in clause (i), provided, that the maturities of any such Cash Equivalents referred to in clauses (i) through (v) shall not exceed three hundred sixty (360) days.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.ss.ss. 9601 et seq., any amendments thereto, any successor statutes, and any regulations or legally enforceable guidance promulgated thereunder.

                  "CERCLIS" has the meaning ascribed to such term in Section 6.01(o).

                  "Change of Control" means the occurrence of one or more of the following events:

                  (a) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, of more than 25% of the total voting power of the Voting Stock of Holdings;

                  (b) the Permitted Holders "beneficially own" (as defined in Rules l3d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, in the aggregate less than 40% of the total voting power of the

Voting Stock of Holdings for any period of thirty (30) days or more; and

                  (c) Holdings shall cease to own one hundred percent (100%) of the issued and outstanding Capital Stock of Barneys.

                  "Charges" means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Borrower, (d) any Borrower's ownership or use of any properties or other assets, or (e) any other aspect of any Borrower's business.

                  "Claim" means any written claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

                  "Closing Date" means the date on which the conditions set forth in Sections 5.01 and 5.02 have been satisfied or waived.

                  "Collateral" means all Property and interests in Property now owned or hereafter acquired by any Borrower upon which a Lien is granted under any of the Loan Documents.

                  "Collateral Reports" means the Borrowing Base Certificate and the reports with respect to the Collateral referred to in Annex C.

                  "Commitment" means, as the context shall require, (a) as to any Lender, the aggregate of such Lender's Revolving Loan Commitment (including without duplication the Swing Loan Lender's Swing Loan Commitment as a subset of its Revolving Loan Commitment) and Term Loan Commitment as set forth on Annex A to the Agreement or in the most recent Assignment and Acceptance executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders' Revolving Loan Commitments (including without duplication the Swing Loan Lender's Swing Loan Commitment as a subset of its Revolving Loan Commitment) and Term Loan Commitments, which aggregate commitment shall be ONE HUNDRED FIVE MILLION DOLLARS ($105,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

                  "Commitment Termination Date" means the earlier to occur of
(i) the date of termination of the Commitments pursuant to the terms hereof,
(ii) July 15, 2005, or (iii) if the Subordinated Notes have not been refinanced or restructured on terms reasonably satisfactory to the Administrative Agent and the Requisite Lenders as permitted hereunder, the date that is forty-five (45) days prior to the date of the first scheduled principal payment of the Subordinated Notes.

                  "Compliance Certificate" has the meaning, ascribed to such term in Section 7.01 (c).

                  "Concentration Account" means the concentration account of the Borrowers bearing account number 40786466 maintained at Citibank, N.A., 388 Greenwich Street, 19th Floor, New York, NY 10013, or such other account as is acceptable to the Administrative Agent as a concentration account.

                  "Consolidated Interest Expense" means, for any period on a consolidated basis for any Person and its Subsidiaries, as determined in conformity with GAAP, total interest expense, whether paid or accrued (without duplication), including the interest component of Capital Lease obligations.

                  "Consolidated EBITDA" means, for any period on a consolidated basis for any Person and its Subsidiaries, (i) the sum of (A) Consolidated Net Income, (B) depreciation and amortization expense, (C) Consolidated Interest Expense, (D) federal, state, local and foreign income taxes, (E) other non-cash charges, and (F) up to $3,000,000 in the aggregate of any cash equity contributed or Permitted Subordinated Indebtedness loaned to the Borrowers to the extent not used for Capital Expenditures pursuant to clause (i) of the first proviso in Section 10.04, minus (ii) extraordinary gains not already excluded from the determination of Consolidated Net Income.

                  "Consolidated Net Income" means, for any period on a consolidated basis for any Person and its Subsidiaries, the net earnings (or loss) after taxes for such period taken as a single accounting period determined in conformity with GAAP.

                  "Consolidated Net Worth" means, on a consolidated basis for any Person and its Subsidiaries, (i) total consolidated assets of such Person minus (ii) total consolidated liabilities of such Person; provided, however, the impact of the adoption of FASB Statements No. 141 "Business Combinations" and No. 142 "Goodwill and Other Tangible Assets" shall be excluded from such calculation. Assets and liabilities shall be determined in accordance with GAAP, except that investments in and moneys due from Affiliates of Barneys shall be excluded from total consolidated assets.

                  "Constituent Document" means, with respect to any entity, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such entity, (ii) the by-laws (or the equivalent governing documents) of such entity and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such entity's Capital Stock.

                  "Contaminant" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls (PCBs), or any hazardous or toxic constituent thereof and includes, but is not limited to, these terms as defined in Environmental, Health or Safety Requirements of Law.

                  "Contractual Obligation" means, as applied to any Person, any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

                  "Customary Permitted Liens," means Liens (other than Environmental Liens and Liens in favor of the PBGC):

                        (i) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

                        (ii) of landlords arising by statute and Liens of suppliers, mechanics, carriers, materialmen, repairmen, warehousemen or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, bonds or other appropriate provisions are being maintained in accordance with GAAP;

                        (iii) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal, customs and performance bonds; or

                        (iv) arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real Property which do not materially interfere with the ordinary conduct of the business of any Borrower.

                  "Debt" means, as applied to any Person at any time, all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person, (iii) reimbursement obligations with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, or (v) in respect of Capital Leases.

                  "Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

                  "DOL" means the United States Department of Labor and any successor department or agency.

                  "Dollars" and "$" means the lawful money of the United States.

                  "Domestic Lending Office" means, with respect to any Lender, such Lender's office, located in the United States, specified as the "Domestic Lending Office" under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other United

States office of such Lender as it may from time to time specify by written notice to the Borrowers and the Administrative Agent.

                  "Eligible Assignee" means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody's at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided that no Person determined by Administrative Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be an Eligible Assignee, and no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Subordinated Notes or Permitted Subordinated Indebtedness or Stock issued by any member of the Barneys Group shall be an Eligible Assignee.

                  "Eligible Inventory" means Inventory (i) which is owned by any Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower's performance with respect to that Inventory), except the Liens in favor of Administrative Agent, on behalf of itself and Lenders, and Customary Permitted Liens in favor of landlords and bailees (subject to a Rent Reserve), (ii) with respect to which the Administrative Agent has a valid and perfected first priority Lien, except for Customary Permitted Liens in favor of landlords and bailees (subject to a Rent Reserve), (iii) with respect to which no representation or warranty contained in any of the Loan Documents has been breached, (iv) which is not placed on consignment or is in transit, (v) is of a type held for sale in the ordinary course of any Borrower's business, (vi) which is not covered by a negotiable document of title, unless such document has been delivered to Administrative Agent with all necessary endorsements, free and clear of all Liens except those in favor of Administrative Agent and Lenders, (vii) which does not consist of any costs associated with "freight-in" charges, (vii) which does not consist of Contaminants or goods that can be transported or sold only with licenses that are not readily available, (ix) is covered by casualty insurance reasonably acceptable to Administrative Agent (less any reasonable deductible payable by such Borrower), and (x) which the Administrative Agent, in its reasonable credit judgment, deems to be Eligible Inventory, based on such credit and collateral considerations as the Administrative Agent may deem appropriate based on its customary criteria. Eligible Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market (as determined by the retail inventory method). No Inventory shall be Eligible Inventory if a Letter of Credit is outstanding with respect to such Inventory and such Letter of Credit has not been drawn upon. No Inventory of any Borrower shall be Eligible Inventory if such Inventory is located, stored, used or held at the premises of a third party unless (A) the Administrative Agent shall have received a landlord, bailee or similar letter from such third party, in form and substance reasonably satisfactory to the Administrative Agent, or (B) a Rent Reserve with respect to the premises of a third party (other than the premises subject to an

Isetan Lease) shall have been deducted from the calculation of Revolving Borrowing Base. The Administrative Agent reserves the right, in its reasonable discretion, to create, from time to time, additional categories of ineligible Inventory. Eligible Inventory will be reduced by the amount of "Additional Shrink Reserve", "Prepaid Gift Card", "Your Cut Promotional Card", "Consignment", "Customer Credit" and "Ineligible Stock Ledger Locations", as such items are reflected on the Borrowing Base Certificate. Notwithstanding the foregoing, the Borrowers hereby acknowledge that the items referred to in the immediately preceding sentence are not the only deductions being made from Eligible Inventory in calculating the Revolving Borrowing Base pursuant to the Borrowing Base Certificate.

                  "Eligible In-Transit Inventory" means all finished goods Inventory owned by Borrowers and covered by documentary Letters of Credit, which finished goods Inventory is in transit to one of the Borrowers' locations and which finished goods Inventory (a) is owned by one of the Borrowers, (b) is fully insured (less any reasonable deductible payable by such Borrower), (c) is subject to a first priority security interest in and Lien upon such goods in favor of Administrative Agent (except for any possessor Lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to such Borrower), (d) is evidenced or deliverable pursuant to documents, notices, instruments, statements and bills of lading that have been delivered to Administrative Agent or an agent acting on its behalf, and (e) is otherwise deemed to be "Eligible Inventory" hereunder.

                  "Eligible Receivables" means those Receivables of each of the Borrowers (i) with respect to which the Administrative Agent has a valid and perfected first priority Lien, (ii) with respect to which no representation or warranty contained in any of the Loan Documents has been breached, (iii) which arise from the sale of goods by such Borrower in the ordinary course of its business, (iv) with respect to which such Borrower's right to receive payment is absolute and is not contingent upon the fulfillment of any condition whatsoever,
(v) with respect to which such Borrower is able to bring suit or otherwise enforce its remedies against the account debtor through judicial process, (vi) which do not represent a progress billings consisting of invoices for goods sold or used pursuant to a contract under which the account debtor's obligation to pay that invoice is subject to such Borrower's completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer,
(vii) to the extent that any defense, counterclaim, setoff or dispute is not asserted as to such Receivable, (viii) that are true and correct statements of bona fide indebtedness incurred in the amount of such Receivables for merchandise sold to and accepted by the applicable account debtor, (ix) with respect to which an invoice, reasonably acceptable to Administrative Agent in form and substance, has been sent to the applicable account debtor, (x) that (1) are owned by such Borrower and (2) are not subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Administrative Agent, on behalf of itself and Lenders, (xi) that do not arise from a sale to any director, officer, other employee or Affiliate of such Borrower, or to any entity that has any common officer or director with such Borrower, provided that Receivables which arise from a sale to a director of such Borrower shall be Eligible Receivables to the extent that the aggregate amount of such Receivables owing to the Borrowers shall not exceed $100,000 at any time, (xii) that are not the obligation of an account debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Administrative Agent, in its sole discretion, has agreed to the contrary in writing and such Borrower, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof, (xiii) that are not the obligation of an account debtor located in a foreign country other than Canada (excluding the province of Newfoundland, the Northwest Territories and the Territory of Nunavit) unless payment thereof is assured by a letter of credit assigned and delivered to Administrative Agent, reasonably satisfactory to Administrative Agent as to form, amount and issuer, (xiv) to the extent such Borrower is not liable for goods by the applicable account debtor to such Borrower but only to the extent of the potential offset, (xv) that do not arise with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor is or may be conditional,
(xvi) that are not the obligation of an account debtor if 50% or more of the Dollar amount of all Receivables owing by that account debtor are ineligible,
(xvii) to the extent such Receivables are not evidenced by a judgment, instrument or chattel paper, (xviii) to the extent that such Receivables, together with all other Receivables owing by such account debtor and its Affiliates as of any date of determination do not exceed 10% of all Eligible Receivables, (xix) that are not payable in any currency other than Dollars, and
(xx) which the Administrative Agent, in its reasonable credit judgment, deems to be Eligible Receivables, based on such credit and collateral considerations as the Administrative Agent may deem appropriate based on its customary criteria. No Receivable of a Borrower shall be an Eligible Receivable if such Receivable is in default, provided, that, without limiting the generality of the foregoing, a Receivable shall be deemed in default upon the occurrence of any of the following:

                  (a) it is due or unpaid more than 60 days after the date of the original invoice issued by a Borrower in connection with the sale giving rise thereto; or

                  (b) the account debtor has filed a petition for bankruptcy or any other petition for relief under the Bankruptcy Code or any similar statute, made an assignment for the benefit of creditors, or if any petition or other application for relief under the Bankruptcy Code or any similar statute has been filed against the account debtor, or if the account debtor has failed, suspended its business operations, become insolvent, suffered a receiver or a trustee to be appointed for any of its assets or affairs, or is generally failing to pay its debts as they become due.

Eligible Receivables will be reduced by the amount of "Accounts 90 + days Past Due", "Disputed Amounts/Claims", "Account Settlement", "Deceased", "Bankruptcy", "Employee Accounts", "Payment Plan (Workout Accounts 24 to 36 months Payout)", "Foreign Residence Cardholders", "NSF Checks", "Late Fees", "Return Reserve" and "Finance Charge Reserve", as such items are reflected on the Borrowing Base Certificate. Notwithstanding the foregoing, the Borrowers hereby acknowledge that the items referred to in the immediately preceding sentence are not the only deductions being made and permitted to be made from Eligible Receivables in calculating the Revolving Borrowing Base pursuant to the Borrowing Base Certificate.

                  "Environmental Lien" means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental Requirements of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

                  "Environmental Requirements of Law" means all applicable Requirements of Law derived from or relating to federal, state and local laws or regulations relating to or addressing the indoor or outdoor environment, including but not limited to any applicable law, regulation, or order relating to the use, handling, or disposal of any Contaminant, any applicable law, regulation, or order relating to Remedial Action and any law, regulation, or order relating to workplace or worker safety and health (but only to the extent relating to occupational exposure to Contaminants), and such Requirements of Law as are promulgated by the specifically authorized agent responsible for administering such Requirements of Law.

                  "Equipment" means all present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal Property (other than Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                  "ERISA Affiliate" means, as to any Borrower, any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as such Borrower, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with such Borrower, and (iii) member of the same affiliated service group (within the meaning of section 414(m) of the Internal Revenue Code) as such Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

                  "Eurodollar Rate" means the offered rate for deposits in United States Dollars for the applicable Interest Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is 2 Business Days prior to the beginning of such Interest Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Fixed Rate Loan funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System. If such interest rates shall cease to be available from Telerate News Service, the Eurodollar Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Administrative Agent and Borrower Representative.

                  "Event of Default" means any of the occurrences set forth in
Section 11.01 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 11.01.

                  "Excluded Proceeds" means (a) Net Cash Proceeds from sales or other dispositions of assets in an aggregate amount not to exceed $2,000,000 during the period from the date hereof to the Commitment Termination Date and
(b) Net Cash Proceeds (in addition to the Net Cash Proceeds referred to in clause (a)) from sales or other dispositions of assets in an aggregate amount not to exceed the lesser of (i) $8,000,000 during the period from the date hereof to the Commitment Termination Date and (ii) the amount of the Trademark Available Amount at such time.

                  "Federal Funds Rate" means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Administrative Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

                  "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

                  "Financial Covenant Period" means (i) with respect to the first fiscal quarter of Fiscal Year 2002, the three fiscal months ending on the last day of such fiscal quarter; (ii) with respect to the second fiscal quarter of the Fiscal Year 2002, the six fiscal months ending on the last day of such fiscal quarter; (iii) with respect to the third fiscal quarter of the Fiscal Year 2002, the nine fiscal months ending on the last day of such fiscal quarter; and (iv) with respect to each fiscal quarter thereafter, the immediately preceding twelve fiscal months.

                  "Fiscal Year" means the fiscal year of the Borrowers, which shall be the 52- or 53-week period ending on the Saturday of each calendar year closest to January 31 in the succeeding calendar year as set forth below:

               Fiscal Period Name                      Dates
               ------------------                      -----

               Fiscal Year 2002                        2/3/02 - -    2/1/03
               Fiscal Year 2003                        2/2/03 - -    1/31/04
               Fiscal Year 2004                        2/1/04 - -    1/29/05
               Fiscal Year 2005                        1/30/05 - -   1/28/06


                  "Fixed Charge Coverage Ratio" means, for any twelve-month period on a consolidated basis for any Person and its Subsidiaries, the ratio of
(i) Consolidated EBITDA minus Capital Expenditures made during such period minus cash payments of income and franchise taxes made during such period, to (ii) Consolidated Interest Expense for such period plus any principal payment of Funded Debt (other than the payments on the Revolving Loans) made during such period plus the aggregate amount of security deposits or face amount of Letters of Credit given in connection with the Isetan Leases.

                  "Fixed Rate" means, with respect to any Interest Period applicable to a Borrowing of Fixed Rate Loans, an interest rate per annum equal to the Eurodollar Rate in effect on the relevant Fixed Rate Determination Date.

                  "Fixed Rate Affiliate" means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender's name under the heading "Fixed Rate Affiliate" on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the Borrowers and the Administrative Agent.

                  "Fixed Rate Determination Date" means, with respect to a Borrowing of Fixed Rate Loans, the second Business Day prior to the first day of the Interest Period for such Borrowing.

                  "Fixed Rate Interest Payment Date" means (i) with respect to any Fixed Rate Loan having an Interest Period of three (3) calendar months or less, the last day of such Interest Period applicable to such Fixed Rate Loan and (ii) with respect to any Fixed Rate Loan having an Interest Period in excess of three (3) calendar months, the last day of each three (3) calendar month interval during such Interest Period applicable to such Fixed Rate Loan and the last day of such Interest Period.

                  "Fixed Rate Lending Office" means, with respect to any Lender, the office or offices of such Lender (if any) set forth below such Lender's name under the heading "Fixed Rate Lending Office" on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such office or offices of such Lender as it may from time to time specify by written notice to the Borrowers and the Administrative Agent.

                  "Fixed Rate Loans" means all Loans which bear interest at a rate determined by reference to the Fixed Rate as provided in Section 4.01(a).

                  "Floating Rate" means, for any period applicable to any Floating Rate Loan denominated in Dollars, an interest rate per annum equal to the Base Rate in effect from time to time with respect to Floating Rate Loans.

                  "Floating Rate Loans" means all loans which bear interest at a rate determined by reference to the Floating Rate as provided in Section 4.01(a).

                  "Foreign Employee Benefit Plan" means any employee benefit plan as defined `in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of any Borrower, any of its Subsidiaries or any of its ERISA Affiliates, but which is not covered by ERISA pursuant to ERISA
Section 4(b)(4).

                  "Foreign Pension Plan" means any employee pension benefit plan as defined in Section 3(2) of ERISA which (i) is maintained or contributed to for the benefit of employees of any Borrower, any of its Subsidiaries or any of its ERISA Affiliates, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

                  "Funded Debt" means Debt which matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of the debtor, to a date more than one year from such date or arises under a revolving credit or similar agreement which obligates the lender or lenders to extend credit during a period of more than one year from such date including, without limitation, all amounts of Funded Debt required to be paid or prepaid within one year from the date of determination and excluding the Loans.

                  "Funding Date" means, with respect to any Loan, the date of the funding of such Loan.

                  "GAAP" means generally accepted accounting principles set forth in the opinions arid pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the date hereof (unless otherwise specified pursuant to Section 13.04).

                  "GE Capital" means General Electric Capital Corporation, a Delaware corporation.

                  "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Holder" means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, the Administrative Agent and each Lender.

                  "Holdings" means Barneys New York, Inc., a Delaware corporation.

                  "Holdings Guaranty" means the Guaranty by Holdings dated as of the date hereof in favor of the Administrative Agent for the benefit of the Administrative Agent, the Lenders and the other Holders, as such agreement may be amended, supplemented or otherwise modified from time to time.

                  "Holdings Pledge Agreement" means the Pledge Agreement, dated as of the date hereof, by and between Holdings and the Administrative Agent, as such agreement may be amended, supplemented or otherwise modified from time to time.

                  "Holdings Security Agreement" means the Security Agreement, dated as of the date hereof, by and between Holdings and the Administrative Agent, as such agreement may be amended, supplemented or otherwise modified from time to time.

                  "Indebtedness" means, as applied to any Person, at any time,
(a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, or (vi) which are Accommodation Obligations (other than obligations pursuant to the Tax Sharing Agreement to pay taxes, assessments, fees and other governmental charges with respect to any member of the Barneys Group or Holdings); (b) all indebtedness, obligations or other liabilities of others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time, (c) all indebtedness, obligations or other liabilities of such Person in respect of Interest Rate Contracts and foreign exchange agreements, net of liabilities owed to such Person by the counterparties thereon; and (d) all contingent Contractual Obligations with respect to any of the foregoing.

                  "Indemnified Matter" has the meaning ascribed to such term in
Section 13.03.

                  "Indemnitee" has the meaning, ascribed to such term in Section 13.03.

                  "Intellectual Property" has the meaning ascribed to such term in Section 6.01 (u).

                  "Intellectual Property Security Agreement" means the Intellectual Property Security Agreement, dated as of the date hereof, by the Borrowers in favor of the Administrative Agent, as such agreement may be amended, supplemented or otherwise modified from time to time.

                  "Interest Period" has the meaning ascribed to such term in
Section 4.02(b).

                  "Interest Rate Contracts" means interest rate exchange, swap, collar or cap or similar interest rate protection.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance promulgated thereunder.

                  "Inventory" means all present and future (i) inventory, (ii) goods, merchandise and other personal Property furnished or to be furnished under any contract of service or intended for sale or lease, and all goods consigned by a Borrower and all other items which have previously constituted Equipment but are then currently being held for sale or lease in the ordinary course of such Borrower's business, (iii) raw materials, work-in-process and finished goods, (iv) materials, components and supplies of any kind, nature or description used or consumed in such Borrower's business or in connection with the manufacture, production, packing, shipping, advertising, finishing or sale of any of the Property described in clauses (i) through (iii) above, (v) goods in which such Borrower has a joint or other interest to the extent of such Borrower's interest therein or right of any kind (including, without limitation, goods in which such Borrower has an interest or right as consignee), and (vi) goods which are returned to or repossessed by such Borrower, in each case whether in the possession of such Borrower, a bailee, a consignee, or any other Person for sale, storage, transit, processing, use or otherwise, and any and all documents for or relating to any of the foregoing.

                  "Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities issued by or other equity ownership interest in any other

Person, (ii) any purchase by that Person of all or a significant part of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business as presently conducted), or capital contribution by that Person to any other Person, including, all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

                  "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

                  "Isetan" means Isetan of America Inc., a Delaware corporation.

                  "Isetan Leases" means (i) the Amended and Restated Lease Agreement, dated as of January 28, 1999, between Isetan as lessor, and Barneys, as lessee, in respect of the premises known as 9584 Wilshire Boulevard, Beverly Hills, California, as assigned to CA Lease, as assignee, pursuant to an Assignment and Assumption of Lease between Barneys, as assignor and CA Lease, as assignee, as amended, (ii) the Amended and Restated Lease Agreement, dated as of January 28, 1999, between Isetan, as lessor, and BAI, as lessee, in respect of the premises known as Rush and Oak Streets, Chicago, Illinois, as assigned to Chicago Lease, as lessee, pursuant to an Assignment and Assumption of Lease between BAI, as assignor and Chicago Lease, as assignee, as amended, and (iii) the Amended and Restated Lease Agreement between Isetan, as successor in interest to Newireen Associates, as lessor, and Barneys and Madneer Corp., as lessee, as assigned to NY Lease pursuant to an Assignment and Assumption of Lease between Barneys and Madneer Corp., as assignor and NY Lease, as assignee, as amended, in respect of premises known as 660 Madison Avenue, New York, New York.

                  "Issue" means, with respect to any Letter of Credit, either issue, or extend the expiry of, or renew, or increase the amount of, such Letter of Credit, and the term "Issued" or "Issuance" shall have a corresponding meaning.

                  "L/C Issuer" has the meaning ascribed to it in Annex B.

                  "L/C Sublimit" has the meaning ascribed to it in Annex B.

                  "Letter Agreement" means the fee letter, dated May 24, 2002, from GE Capital and accepted and agreed to by Barneys, as amended and in effect from time to time.

                  "Letter of Credit Fee" has the meaning ascribed to such term in Section 4.03(a).

                  "Letter of Credit Obligations" means, at any particular time, the sum of (i) all outstanding Reimbursement Obligations, plus (ii) the aggregate undrawn amount of all outstanding Letters of Credit, plus (iii) the aggregate face amount of all Letters of Credit requested by any Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied pursuant to Annex B).

                  "Letters of Credit" means documentary or standby letters of credit issued for the account of any Borrower by any L/C Issuer, and bankers' acceptances issued by any Borrower, for which Administrative Agent and Lenders have incurred Letter of Credit Obligations. For the avoidance of doubt, (i) Letter of Credit Number SE442561P issued by GE Capital in favor of Citicorp USA, Inc. as beneficiary thereunder, in the stated amount of $28,500,000, (ii) Letter of Credit Number SE442558P issued by GE Capital in favor of Citicorp USA, Inc. as beneficiary thereunder, in the stated amount of $1,800,000, and (iii) Letter of Credit Number SE442559P issued by GE Capital in favor of Citicorp USA, Inc. as beneficiary thereunder, in the stated amount of $600,000, shall each constitute a Letter of Credit hereunder.

                  "Liabilities and Costs" means all liabilities, obligations, responsibilities, losses and damages with respect to or arising out of any of the following: personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, voluntary disclosures made to, or settlements with, the United States Government, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor pursuant to ss.9-505 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

                  "List of Closing Documents" means a list of closing documents, in substantially the form of Exhibit F attached hereto and made a part hereof.

                  "Loan Account" has the meaning ascribed to such term in
Section 2.05(b).

                  "Loan Documents" means this Agreement, the Notes, the Letter Agreement, the Blocked Account Agreements, the Holdings Guaranty, the Borrower Security Agreement, the Holdings Security Agreement, the Borrower Pledge Agreement, the Holdings Pledge Agreement, the Intellectual Property Security Agreement, the Master Standby Agreement, the Master Documentary Agreement, the documents executed or delivered pursuant to Sections 5.01(a) and (b) by Holdings or any member of the Barneys Group, any Interest Rate Contracts to which any Lender or any Affiliate of a Lender is a party, and all other instruments, agreements and written Contractual Obligations between Holdings or any member of the Barneys Group, on the one hand, and the Administrative Agent or any Lenders, on the other hand, in each case delivered to the Administrative Agent or such Lender pursuant to or in connection with the transactions contemplated hereby.

                  "Loans" means collectively the Revolving Loans, the Term Loan and the Swing Loans.

                  "Lock Box" means the lock box located at Citibank, N.A. at P.O. Box 9230, Uniondale, New York, 11555-9230, and accessed by the Servicer.

                  "Margin Stock" means "margin stock" as such term is defined in Regulation U.

                  "Master Documentary Agreement" means the Master Agreement for Documentary Letters of Credit dated as of the Closing Date among Borrowers, as Applicant(s), and GE Capital, as issuer.

                  "Master Standby Agreement" means the Master Agreement for Standby Letters of Credit dated as of the Closing Date among Borrowers, as Applicant(s), and GE Capital, as issuer.

                  "Material Adverse Effect" means a material adverse effect upon
(i) the business, condition (financial or otherwise), operations, performance, assets or prospects of the Barneys Group, taken as a whole, (ii) the ability of Holdings or the members of the Barneys Group, taken as a whole, to perform any of their material obligations under the Loan Documents or (iii) the ability of the Lenders or the Administrative Agent to enforce the Loan Documents.

                  "Maximum Revolving Credit Amount" means, at any particular time, an amount equal to the lesser of (A) the Revolving Loan Commitment at such time and (B) the Revolving Borrowing Base at such time.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001 (a)(3) of ERISA which is, or within the immediately preceding three (3) years was, contributed to by either any Borrower or any ERISA Affiliate.

                  "Net Cash Proceeds" means (i) proceeds received by any Borrower in cash or Cash Equivalents from the sale (including, without limitation, any Sale and Leaseback Transaction), assignment or other disposition of any Property or assets (other than the sales or dispositions permitted under Section 9.02(i), (ii) or (iv)), net of (A) the reasonable cash costs of sale, assignment or other disposition and (B) taxes paid or payable as a result thereof, provided that evidence of each of (A) and (B) are provided to the Administrative Agent; (ii) proceeds of insurance on account of the loss of or damage to any Collateral; and (iii) proceeds received by any Borrower in cash or Cash Equivalents from (A) the issuance of any Capital Stock by such Borrower (other than Capital Stock that is issued by a Borrower to Holdings or another Borrower provided that the Administrative Agent has a first priority Lien with respect to such Capital Stock) or (B) issuance of any Indebtedness by such Borrower (other than the Indebtedness permitted under Section 9.01), in each case net of reasonable costs incurred in connection with such transaction; provided that evidence of such costs is provided to the Administrative Agent.

                  "Notes" means, collectively, the Term Notes, the Revolving Loan Notes and the Swing Loan Note.

                  "Notice of Borrowing" means a notice substantially in the form of Exhibit D attached hereto and made a part hereof.

                  "Notice of Continuation/Conversion" means a notice substantially in the form of Exhibit E attached hereto and made a part hereof.

                  "NY Lease" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Obligation" means all Loans, advances, debts, liabilities, obligations, Reimbursement Obligations, covenants and duties owing by Holdings or any member of the Barneys Group to the Administrative Agent, any Lender, any Affiliate of the Administrative Agent, any Lender, or any Person entitled to indemnification pursuant to Section 13.03, of any kind or nature, present or future, pursuant to or in connection with the Loan Documents, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, opening or amendment of a Letter of Credit or payment of any draft drawn thereunder, Interest Rate Contract, foreign exchange contract with any Lender or with any Affiliate of a Lender, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys' fees and disbursements and any other sum chargeable to any Borrower hereunder or under any other Loan Document.

                  "Officer's Certificate" means, as to a corporation, a certificate executed on behalf of such corporation by an officer or director of such corporation.

                  "Operating Lease" means, as applied to any Borrower, any lease of any Property (whether real, personal or mixed) by such Borrower as lessee which is not a Capital Lease.

                  "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

                  "Permits" means any permit, approval, authorization license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

                  "Permitted Existing Accommodation Obligations" means those Accommodation Obligations of the members of the Barneys Group and Holdings identified as such on Schedule 1.01.1.

                  "Permitted Existing Indebtedness" means the Indebtedness of the members of the Barneys Group and Holdings identified as such on Schedule 1.01.2.

                  "Permitted Existing Investments" means those Investments of the members of the Barneys Group and Holdings identified as such on Schedule 1.01.3.

                  "Permitted Existing Liens" means the Liens on assets of the members of the Barneys Group and Holdings identified as such on Schedule 1.01.4.

                  "Permitted Holders" means Whippoorwill Associates, Inc. and Bay Harbour Management L.C. and any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, either Whippoorwill Associates, Inc. or Bay Harbour Management L.C. or as to which any such Person has power to vote the Voting Stock of Holdings. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Permitted Subordinated Indebtedness" means Indebtedness, fully subordinated and junior in right of payment to the prior payment in full of the Obligations, containing the subordination terms set forth on Schedule
1.01.5 and otherwise (including any modifications to the subordination terms) on terms and conditions (including tenor beyond the Commitment Termination Date, interest, covenants and events of default) reasonably satisfactory to the Administrative Agent and the Requisite Lenders in an aggregate amount not to exceed $30,000,000; provided that up to an aggregate of $15,000,000 of such Indebtedness may be secured by a subordinated lien in favor of Permitted Holders pursuant to (and subject to) terms and conditions reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

                  "Person" means any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

                  "Plan" means an employee benefit plan (other than a Foreign Employee Benefit Plan) defined in Section 3(3) of ERISA, and any other compensatory plan, program, arrangement, or agreement (including those relating to profit-sharing, deferred compensation, pension, consulting, retainer, severance and stock-based compensation for the benefit of employees or independent contractors) in respect of which any Borrower or any ERISA Affiliate is, or within the immediately preceding three (3) years was, an "employer" as defined in Section 3(5) of ERISA. "Plan" also means a "voluntary employee benefit association" within the meaning of Section 501(c)(9) of the Internal Revenue Code, and a "multiple employer welfare association" within the meaning of Section 3(40)(A) of ERISA) in respect of which any Borrower or any ERISA Affiliate is, or within the immediately preceding three (3) years was, an "employer" as defined in Section 3(5) of ERISA.

                  "Preferred Stock" means the shares of Series A Preferred Stock, $.01 par value per share, of Holdings.

                  "Prior Lenders" means the financial institutions listed on
Schedule 1.01.7 hereto.

                  "Prior Lender Obligations" means all Indebtedness and other liabilities and obligations owing by any Borrower to the Prior Lenders under the financing documents described on Schedule 1.01.8 hereto.

                  "Property" means any Real Property or personal property, plant, building, facility, structure, underground storage tank or unit, Equipment, inventory, general intangible, Receivable, or other asset owned, leased or operated by any Borrower or any other member of the Barneys Group, as applicable (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

                  "Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing, such Lender's Commitment at such time by the aggregate amount of all Commitments at such time, provided, however, if all of the Commitments are terminated pursuant to the terms hereof, then "Pro Rata Share" means the percentage obtained by dividing such Lender's Obligations by the aggregate amount of all Obligations.

                   "Real Property" means all of each Borrower's present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land, (ii) any improvements, buildings, structures and fixtures now or hereafter located or erected thereon or attached thereto of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the "Premises"), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in or on the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.

                  "Receivables" means all present and future (i) accounts, (ii) accounts receivable, (iii) rights to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not earned by performance, (iv) all rights in any merchandise or goods which any of the same may represent, and (v) all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

                  "Refinancing" means the repayment in full by Borrowers of the Prior Lender Obligations on the Closing Date.

                  "Register" has the meaning ascribed to such term in Section 13.01(c).

                  "Regulation U" means Regulation U of the Federal Reserve Board as in effect from time to time.

                  "Regulation X" means Regulation X of the Federal Reserve Board as in effect from time to time.

                  "Reimbursement Obligations" means the aggregate reimbursement or repayment obligations of the Borrowers with respect to amounts drawn under Letters of Credit.

                  "Release" means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

                  "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

                  "Rent Reserve" means an aggregate amount equal to the total rental payments payable for a period equal to the greater of two months and the period set forth on Schedule 1.01.6 for the applicable jurisdiction for each real estate lease covering the premises of a third party where Inventory of a Borrower is located, stored, used or held where the Administrative Agent has not received (i) a landlord, bailee or similar letter from such third party, in form and substance satisfactory to the Administrative Agent, and (ii) an appropriate UCC-1 financing statement executed by such third party with respect to such premises.

                  "Replaced Lender" has the meaning ascribed to such term in
Section 3.06.

                  "Replacement Lender" has the meaning, ascribed to such term in
Section 3.06.

                  "Reportable Event" means an event described in Section 4043(c) of ERISA with respect to a Benefit Plan other than those events as to which the thirty day notice period is waived under the PBGC regulations issued under
Section 4043 of ERISA.

                  "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations U and X, ERISA, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, or land use requirement or Permit or labor or employment rule or regulation, including Environmental Requirements of Law.

                  "Requisite Lenders" means, at any time, two (2) or more Lenders holding, in the aggregate, more than fifty percent (50%) of the Commitments in effect at such time; provided, however, that, in the event that the Commitments have been terminated pursuant to the terms hereof, "Requisite Lenders" means two (2) or more Lenders whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans are greater than fifty percent (50%).

                  "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any member of the Barneys Group now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Permitted Subordinated Indebtedness and (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any member of the Barneys Group now or hereafter outstanding.

                  "Revolving Borrowing Base" means, as of any date of determination, an amount equal to the sum of (i) up to ninety percent (90%) of the face amount of Eligible Receivables less such reserves as the Administrative Agent, in its reasonable credit judgment, deems appropriate based on its customary criteria, plus (ii) the lesser of (x) up to eighty percent (80%) of Eligible Inventory (other than Eligible In-Transit Inventory) valued at the lower of cost (determined on a first-in, first-out basis) or market (as determined by the retail inventory method), less such reserves as the Administrative Agent, in its reasonable credit judgment, deems appropriate based on its customary criteria, and (y) up to eighty-five percent (85%) of the Eligible Inventory (other than Eligible In-Transit Inventory) valued at the net appraised liquidation value, less such reserves as the Administrative Agent, in its reasonable credit judgment, deems appropriate based on its customary criteria, plus (iii) up to fifty percent (50%) of the Eligible In-Transit Inventory, minus (iv) the Term Loan Reserve, if any, in effect at such time. The Administrative Agent, based on such reasonable credit and collateral considerations as the Administrative Agent may deem appropriate, may change from time to time the advance rates in clauses (i), (ii) and (iii) above, provided that such advance rates do not at any time exceed the respective percentages set forth above. The Administrative Agent agrees to give the Borrowers prior written notice of any such change.

                  "Revolving Credit Obligations" means, at any particular time, the sum of (i) the outstanding principal amount of the Swing Loans at such time, plus (ii) the outstanding principal amount of the Revolving Loans at such time, plus (iii) the Letter of Credit Obligations outstanding at such time.

                  "Revolving Lenders" means, as of any date of determination, Lenders having a Revolving Loan Commitment.

                  "Revolving Loan" has the meaning ascribed to such term in
Section 2.01(a).

                  "Revolving Loan Commitment" means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Loans or incur Letter of Credit Obligations as set forth on Annex A to the Agreement or in the most recent Assignment and Acceptance executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Loans or incur Letter of Credit Obligations, which aggregate commitment shall be NINETY-SEVEN MILLION DOLLARS ($97,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

                  "Revolving Loan Note" has the meaning ascribed to such term in
Section 2.05(a).

                  "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Subsidiary of such Person and is thereafter leased back from the purchaser thereof by such Person or one of its Subsidiaries.

                  "Securities" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participation in temporary or interim certificates for the purchase or acquisition of or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

                  "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

                  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                  "Servicer" means Citibank, N.A., or any other servicer reasonably satisfactory to the Administrative Agent.

                  "Solvent", when used with respect to any Person, means that at the time of determination:

                        (i) the fair market value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); and

                        (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

                        (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

                        (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

                  For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "Subordinated Notes" means the subordinated notes referred to as items on Schedule 1.01.2 as of the Closing Date.

                  "Subsidiary" of a Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.

                  "Swing Loan" has the meaning ascribed to such term in Section 2.02(a).

                  "Swing Loan Commitment" has the meaning ascribed to such term in Section 2.02(a).

                  "Swing Loan Lender" means GE Capital, in its individual capacity or, in the event GE Capital is not the Administrative Agent, the Administrative Agent (or any Affiliate of the Administrative Agent designated by the Administrative Agent), in its individual capacity.

                  "Swing Loan Note" has the meaning ascribed to such term in
Section 2.05(a).

                  "Tax Sharing Agreement" means the written agreement among Holdings and the members of the Barneys Group, in form and substance reasonably satisfactory to the Administrative Agent, for the allocation and payment of tax liabilities and the payment for tax benefits with respect to a consolidated, combined or unitary tax return which tax return includes Holdings and any Subsidiary.

                  "Taxes" has the meaning, ascribed to such term in Section 3.03(a).

                  "Term Lenders" means those Lenders having Term Loan
Commitments.

                  "Term Loan" has the meaning ascribed to such term in Section 2.01(b)(i).

                  "Term Loan Availability" means, at any particular time, the sum of (i) an amount equal to the Trademark Available Amount at such time, and
(ii) the Term Loan Borrowing Base at such time.

                  "Term Loan Borrowing Base" means, as of any date of determination, the lesser of (i) up to seven and one-half percent (7.5%) of Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis) or market (as determined by the retail inventory method) and
(ii) up to seven and one-half percent (7.5%) of the net appraised liquidation value of the Eligible Inventory, in each case less such reserves as the Administrative Agent, in its reasonable credit judgment, deems appropriate based on its customary criteria.

                  "Term Loan Commitment" means (a) as to any Lender with a Term Loan Commitment, the commitment of such Lender to make its Pro Rata Share of the Term Loan as set forth on Annex A to this Agreement or in the most recent Assignment and Acceptance executed by such Lender, and (b) as to all Lenders with a Term Loan Commitment, the aggregate commitment of all Lenders to make the Term Loan, which aggregate commitment shall be EIGHT MILLION DOLLARS ($8,000,000) on the Closing Date. After advancing the Term Loan, each reference to a Lender's Term Loan Commitment shall refer to that Lender's Pro Rata Share of the outstanding Term Loan.

                  "Term Loan Reserve" means the amount by which the outstanding principal amount of the Term Loan exceeds the Term Loan Availability as of any date of determination.

                  "Term Note" has the meaning ascribed to such term in Section 2.05(a).

                  "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of any Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which such Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of the participants, in a Benefit Plan intended to qualify under Section

401(a) of the Internal Revenue Code, who are employees of such Borrower or any ERISA Affiliate; (iii) the imposition of an obligation on any Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041 (c) of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) a foreign governmental authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan; or
(vii) the partial or complete withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan.

                  "Trademark Available Amount" means initially an amount equal to $5,000,000, which amount shall be permanently reduced as follows: (i) $425,000 on November 3, 2002, and (ii) $425,000 on the first day of each fiscal quarter thereafter; and (iii) an amount equal to the Net Cash Proceeds (to the extent such Net Cash Proceeds are used to prepay the Term Loan pursuant to
Section 3.01(b)(iii)) from sales or other dispositions of assets in an aggregate amount not to exceed the amount of the Trademark Available Amount at such time prior to giving effect to such reduction.

                  "Uniform Commercial Code" means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

                  "Unused Commitment Fee" has the meaning ascribed to such term in Section 4.03(b).

                  "Voting Stock" means, with respect to any Person, securities with respect to any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

         1.02 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to (a) a month or months, quarter or quarters or year or years shall end on the day in the relevant calendar month, calendar quarter or calendar year, if applicable, immediately preceding the date numerically corresponding to the first day of such period and (b) a fiscal month or months, a fiscal quarter or quarters or a fiscal year or years shall end on the day in the relevant fiscal month, fiscal quarter or fiscal year, if applicable, immediately preceding the date numerically corresponding to the first day of such period.

         1.03 Accounting Terms. Subject to Section 13.04, for purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

         1.04 Other Definitional Provisions. References to "Articles", "Sections", "subsections", "Schedules" and "Exhibits" shall be to Articles, Sections, subsections, Schedules and Exhibits, respectively, of this Agreement unless otherwise specifically provided. The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

         1.05 Other Terms. All other terms contained herein shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.

                                   ARTICLE II

                           AMOUNTS AND TERMS OF LOANS

         2.01 Revolving Credit Facility.

                  (a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender hereby severally and not jointly agrees to make revolving loans, in Dollars (each individually, a "Revolving Loan" and collectively, the "Revolving Loans") to the Borrowers from time to time on any Business Day during the period from the Closing Date to the Business Day immediately preceding the Commitment Termination Date, in an amount not to exceed at any time outstanding such Revolving Lender's Pro Rata Share of Availability at such time. All Revolving Loans comprising the same Borrowing hereunder shall be made by such Revolving Lenders simultaneously and proportionately to their then respective Commitments. Subject to the provisions hereof, the Borrowers may repay the outstanding Revolving Loans on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.01(a) at the time of such Borrowing in accordance with the provisions hereof.

                        (i) Notice of Borrowing. When the Borrowers desire to borrow under this Section 2.01, an irrevocable Notice of Borrowing shall be delivered by Borrower Representative to the Administrative Agent no later than 11:00 a.m. (New York time) on the proposed Funding Date, in the case of a Borrowing of Floating Rate Loans, and at least three (3) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Fixed Rate Loans. Such Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Borrowing,
(iii) the Availability as of the date of such Notice of Borrowing, (iv) whether the proposed Borrowing will be of Floating Rate Loans or Fixed Rate Loans and
(v) in the case of Fixed Rate Loans, the requested Interest Period. In lieu of delivering such a Notice of Borrowing (except with respect to a Borrowing on the Closing Date), the Borrower Representative may give the Administrative Agent irrevocable telephonic notice of any proposed Borrowing by 11:00 a.m. (New York time) on the day of the proposed Borrowing, in the case of a Borrowing of Floating Rate Loans, and at least three (3) Business Days in advance of the day of the proposed Borrowing, in the case of a Borrowing of Fixed Rate Loans, and shall confirm such notice by delivery of the Notice of Borrowing by telecopy to the Administrative Agent promptly, but in no event later than 3:00 p.m. (New York time) on the same day.

                        (ii) Making of Revolving Loans.

                                      (A) Promptly after receipt of a Notice of
         Borrowing, under Section 2.01(a)(i) (or telephonic notice in lieu thereof) and in the event that the Swing Loan Lender is not making the principal amount requested under such Notice of Borrowing available to the Borrowers as a Swing Loan, the Administrative Agent shall notify each Revolving Lender by telex or telecopy, or other similar form of transmission, of the proposed Borrowing. Each Revolving Lender shall deposit an amount equal to its Pro Rata Share of the amount requested by the Borrowers with the Administrative Agent, in immediately available funds, (1) on the Closing Date specified in the initial Notice of Borrowing and (2) not later than 2:00 p.m. (New York time) on any other Funding Date applicable thereto. The Administrative Agent shall make the proceeds of such amounts received by it available to the Borrowers on such Funding Date (or on the date received if later than such Funding Date) and shall disburse such proceeds to the Borrowers by transferring such proceeds to the Borrowers' Account. The failure of any Revolving Lender to deposit the amount described above with the Administrative Agent on the applicable Funding Date shall not relieve any other Revolving Lender of its obligations hereunder to make its Revolving Loan on such Funding Date. No Revolving Lender shall be responsible for any failure by any other Revolving Lender to perform its obligation to make a Revolving Loan hereunder nor shall the Commitment of any Revolving Lender be increased or decreased as a result of any such failure.

                                      (B) Unless the Administrative Agent shall
         have been notified by any Revolving Lender on the Business Day immediately preceding the applicable Funding Date in respect of any Borrowing of Revolving Loans that such Revolving Lender does not intend to fund its Revolving Loan requested to be made on such Funding Date, the Administrative Agent may assume that such Revolving Lender has funded its Revolving Loan and is depositing the proceeds thereof with the Administrative Agent on the Funding Date, and the Administrative Agent in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to the Borrowers on the Funding Date. If the Revolving Loan proceeds corresponding to that amount are advanced to the Borrowers by the Administrative Agent but are not in fact deposited with the Administrative Agent by such Revolving Lender on or prior to the applicable Funding Date, such Revolving Lender agrees to pay, and in addition the Borrowers agree to repay, to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed to or for the benefit of the Borrowers until the date such amount is paid or repaid to the Administrative Agent, (A) in the case of the Borrowers, at the interest rate applicable to such Borrowing and
         (B) in the case of such Revolving Lender, at the Federal Funds Rate for the first Business Day, and thereafter at the interest rate applicable to such Borrowing. If such Lender shall pay to the Administrative Agent the corresponding amount, the amount so paid shall constitute such Lender's Revolving Loan, and if both such Revolving Lender and the Borrowers shall pay and repay such corresponding amount, the Administrative Agent shall promptly pay to the Borrowers such corresponding amount. This Section 2.01(a)(ii) does not relieve any Revolving Lender of its obligation to make its Revolving Loan on any Funding Date.

                        (iii) Repayment of Revolving Loans. All outstanding Revolving Loans shall be paid in full on the Commitment Termination Date. Each Revolving Lender's obligation to make Revolving Loans shall terminate at the close of business on the Business Day immediately preceding the Commitment Termination Date.

                        (iv) Appointment of Borrower Representative. Each Borrower hereby designates Barneys as its representative and agent on its behalf for the purposes of issuing Notices of Borrowing, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

                  (b) Term Loan. (i) Subject to the terms and conditions set forth herein, each Term Lender hereby severally and not jointly agrees to make a term loan on the Closing Date in Dollars (collectively, the "Term Loan") to the Borrowers in the amount of such Lender's Term Loan Commitment.

                        (ii) The Borrowers shall repay the Term Loan in equal quarterly installment payments of $425,000, beginning on November 3, 2002, and the first day of each fiscal quarter thereafter, provided that no such payment shall be payable for any fiscal quarter for which Availability on the first day of such fiscal quarter, after giving effect to such payment, shall be less than or equal to $15,000,000. The final installment due on July 15, 2005 shall be in the amount of $325,000 or, if different, the remaining principal balance of the Term Loan. No payment made by the Borrowers with respect to the Term Loan may be reborrowed.

                        (iii) Notwithstanding Section 2.01(b)(ii), the aggregate outstanding principal balance of the Term Loan shall be due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full.

                        (iv) Each payment of principal with respect to the Term Loan shall be paid to Administrative Agent for the ratable benefit of each Term Lender making a Term Loan in proportion to each such Term Lender's respective Term Loan Commitment.

         2.02 Swing Loans. (a) Swing Loans. Subject to the terms and conditions set forth herein, the Swing Loan Lender may, in its sole discretion, make loans (each a "Swing Loan") in Dollars to the Borrowers, from time to time after the Closing Date and prior to the Commitment Termination Date, up to an aggregate principal amount at any one time outstanding which shall not exceed an amount equal to $7,000,000 (the "Swing Loan Commitment"). The Swing Loan Lender shall have no duty to make or to continue to make Swing Loans. All Swing Loans shall be payable on demand with accrued interest thereon and shall otherwise be subject to all the terms and conditions applicable to Revolving Loans, except that all Swing Loans shall be Floating Rate Loans and all interest on the Swing Loans shall be payable to the Swing Loan Lender solely for its own account.

                  (b) Making of Swing Loans. The Swing Loan Lender shall deposit the amount it intends to fund, if any, in respect of the Swing Loans requested by the Borrowers with the Administrative Agent in immediately available funds on the date of the proposed Borrowing applicable thereto. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from any Revolving Lender that one or more of the conditions precedent contained in Section 5.02 shall not on such date be satisfied, and ending when such conditions are satisfied, and the Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.02 hereof have been satisfied in connection with the making of any Swing Loan. Subject to the preceding sentence, the Administrative Agent shall make such proceeds available to the Borrowers on the date of the proposed Borrowing and shall disburse such proceeds to the Borrowers by transferring such proceeds to the Borrowers' Account.

                  (c) Repayment of Swing Loans. The Borrowers shall repay the outstanding Swing Loans owing to the Swing Loan Lender (i) in accordance with
Section 3.01(b)(ii), on a daily basis, to the extent funds are on deposit in the Concentration Account, (ii) upon demand by the Swing Loan Lender and (iii) on the Commitment Termination Date. In connection with the repayment of Swing Loans set forth in the preceding clause (i), the Borrowers hereby irrevocably authorize the Administrative Agent to apply the withdrawn funds in accordance therewith. In the event that the Borrowers fail to repay any Swing Loans, together with interest thereon, as set forth in clauses (i), (ii) and (iii) of the first sentence of this paragraph, then, upon the request of the Swing Loan Lender, each Lender shall make Revolving Loans to the Borrowers (irrespective of the satisfaction of the conditions in Section 5.02 or the requirement to deliver a Notice of Borrowing in Section 2.01(b), which conditions and requirement such Revolving Lenders irrevocably waive) in an amount equal to such Lender's Pro Rata Share of the aggregate amount of the Swing Loans then outstanding after giving effect to any repayments made by the Borrowers, and the Borrowers hereby authorize the Administrative Agent to apply the proceeds of such Revolving Loans to the repayment of such Swing Loans. To the extent the Administrative Agent receives any amounts in prepayment or repayment of outstanding Revolving Loans prior to such request, the Administrative Agent shall apply such amounts when received to the repayment of the Swing Loans then outstanding. The failure of any Revolving Lender to make available to the Administrative Agent its Pro Rata Share of such Revolving Loans shall not relieve such Revolving Lender or any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent such other Lender's Pro Rata Share of such Revolving Loans on the date of such request. The Administrative Agent shall settle with the Revolving Lenders in respect of Swing Loans at least weekly.

         2.03 Use of Proceeds. Borrowers shall utilize the proceeds of the Loans solely for the Refinancing (and to pay any related transaction expenses), and for the financing of Borrowers' working capital, capital expenditures and general corporate purposes. Schedule 2.03 contains a description of Borrowers' sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

         2.04 Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower Representative, on behalf of the applicable Borrower, shall have the right to request, and Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of each Borrower.

         2.05 Promise to Repay; Evidence of Indebtedness.

                  (a) Promise to Repay.

                        (i) The Borrowers jointly and severally agree to pay on the Commitment Termination Date the principal amount of each Revolving Loan, and further agree to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the promissory notes evidencing the Revolving Loans owing to the Revolving Lenders. The Borrowers shall execute and deliver to each Revolving Lender such promissory notes as are necessary to evidence the Revolving Loans owning to the Revolving Lenders after giving effect to any assignment thereof pursuant to Section 13.01, each substantially in the form of Exhibit C-1 attached hereto and made a part hereof (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the "Revolving Loan Notes"; and "Revolving Loan Note" means any one of the Revolving Loan Notes).

                        (ii) The Borrowers jointly and severally agree to pay on demand the principal amount of such Swing Loan, and further agree to pay all unpaid interest accrued thereon, in accordance with Section 4.01 and the terms of this Agreement and the promissory note evidencing the Swing Loans owing to the Swing Loan Lender. The Borrowers shall execute and deliver to the Swing Loan Lender such promissory note as is necessary to evidence the Swing Loans owing to the Swing Loan Lender, substantially in the form of Exhibit C-2 (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the "Swing Loan Notes"; and "Swing Loan Note" means any one of the Swing Loan Notes).

                        (iii) The Borrowers jointly and severally agree to pay on the Commitment Termination Date the principal amount of the Term Loan, and further agree to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the promissory notes evidencing the Term Loan owing to the Term Lenders. The Borrowers shall execute and deliver to each Term Lender such promissory notes as are necessary to evidence the Term Loan owning to such Term Lender after giving effect to any assignment thereof pursuant to Section 13.01, each substantially in the form of Exhibit C-3 attached hereto and made a part hereof (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the "Term Notes"; and "Term Note" means any one of the Term Notes).

                  (b) Loan Accounts. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under each of the Notes. The Administrative Agent shall maintain in accordance with its usual practice a composite account or accounts evidencing the outstanding Revolving Loans, Term Loan, Swing Loans and Letter of Credit Obligations including the amount of principal and interest payable and paid to the Lenders from time to time hereunder (the "Loan Account"). All entries in the Loan Account shall be made in accordance with Administrative Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Administrative Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Administrative Agent and Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower's duty to pay the Obligations. Administrative Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month. Unless Borrower Representative notifies Administrative Agent in writing of any objection to any such accounting (specifically describing the basis for such objection) within 45 days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive on Borrowers in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

         2.06 Authorized Officers and Agents. On the Closing Date and from time to time thereafter, the Borrower Representative shall deliver to the Administrative Agent an Officer's Certificate setting forth (i) the names of the officers, employees and agents authorized on behalf of Borrower Representative to request Swing Loans, Revolving Loans and Letters of Credit and (ii) a specimen signature of each such officer, employee or agent. The officers, employees and agents so authorized shall also be authorized to act for the Borrowers in respect of all other matters relating to the Loan Documents. The Administrative Agent shall be entitled to rely conclusively on such officer's or employee's or agent's authority to request such Loans or Letters of Credit until the Administrative Agent receives written notice to the contrary. The Administrative Agent shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing or any other document, and, with respect to an oral request for such Loans or Letters of Credit, the Administrative Agent shall have no duty to verify the identity of any person representing himself or herself as one of the officers, employees or agents authorized to make such request or otherwise to act on behalf of the Borrowers. None of the Administrative Agent, any Lender or L/C Issuer shall incur any liability to the Borrowers or any other Person in acting upon any telephonic notice referred to above which the Administrative Agent reasonably believes to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrowers.

                                   ARTICLE III

                            PAYMENTS AND PREPAYMENTS
                            ------------------------

         3.01 Prepayments Reductions in Commitments.

                  (a) Voluntary Prepayments/Reductions. (i) The Borrowers may prepay Floating Rate Loans on any Business Day, in whole or in part, upon written notice by Borrower Representative no later than 1:00 p.m. (New York time) on such day with respect to Revolving Loans (and 4:00 p.m. (New York time) on such day with respect to Swing Loans) to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender as applicable), provided that the Borrowers shall not be required to give notice to the Administrative Agent for any prepayments made pursuant to Section 3.05. Fixed Rate Loans may be prepaid (A) in whole or in part on the expiration date of the then applicable Interest Period upon written notice by Borrower Representative no later than 1:00 p.m. (New York time) on such day to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender as applicable) and (B) on any other Business Day upon at least three (3) Business Days' prior written notice by Borrower Representative to the Administrative Agent (which the Administrative Agent shall promptly transit to each Lender as applicable) and only upon payment of the amounts described in Section 4.02(f). Any voluntary prepayment of Loans must be accompanied by payment of the Fee required by Section 4.03(d).

                        (ii) The Borrowers, upon at least five (5) Business Days' prior written notice by Borrower Representative to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Revolving Lender), shall have the right, from time to time, to terminate in whole or permanently reduce in part the Revolving Loan Commitments, provided that, after giving effect to such reduction of the Revolving Loan Commitments, the Borrowers are in compliance with the provisions of Section 3.01(b)(i). Any partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and shall reduce the Revolving Loan Commitment of each Revolving Lender proportionately in accordance with such Revolving Lender's Pro Rata Share. Any notice of termination or reduction given to the Administrative Agent under this
Section 3.01(a)(ii) shall specify the date (which shall be a Business Day) of such termination or reduction and, with respect to a partial reduction, the aggregate principal amount thereof. When notice of termination or reduction is delivered as provided herein, such notice shall be irrevocable and such Revolving Loan Commitments shall not be reinstated. Notwithstanding the foregoing, the Borrowers may not reduce the Revolving Loan Commitments such that after giving effect to any such reduction the Revolving Loan Commitment shall be less than $87,000,000, unless after giving effect to any such reduction the Revolving Loan Commitment shall equal $0. Borrowers may at any time on at least 5 Business Days' prior written notice by Borrower Representative to Administrative Agent terminate the Revolving Loan Commitment; provided that upon such termination, all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B hereto. Any voluntary prepayment and any reduction or termination of the Revolving Loan Commitment must be accompanied by payment of the fees required by Section 4.02(f) and, if any, Section 4.03(d). Upon any such reduction or termination of the Revolving Loan Commitment, each Borrower's right to request Revolving Loans, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Loans, shall simultaneously be permanently reduced or terminated, as the case may be; provided that a permanent reduction of the Revolving Loan Commitment shall require a corresponding pro rata reduction in the L/C Sublimit. Each notice of partial prepayment shall designate the Loans or other Obligations to which such prepayment is to be applied.

                        (iii) After the first anniversary of the Closing Date, the Borrowers, upon at least five (5) Business Days' prior written notice by Borrower Representative to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Term Lender), shall have the right, from time to time, to voluntarily prepay all or part of the Term Loan, provided that, after giving effect to such prepayment, Availability is in excess of $15,000,000. The Term Loan may be prepaid in full at any time following the termination in full of the Revolving Credit Commitments, subject to the notice provision set forth above.

                        (iv) The prepayments and payments in respect of reductions and terminations described in clauses (i) through (iii) of this
Section 3.01(a) may be made without premium or penalty (except as provided in Section 4.02(f)).

                  (b) Mandatory Prepayments of Loans. (i) Immediately, if the Revolving Credit Obligations are greater than the Maximum Revolving Credit Amount, the Borrowers shall make a mandatory repayment of the Revolving Loans, the Swing Loans and the Letter of Credit Obligations in an amount equal to such excess. In addition, to the extent the Maximum Revolving Credit Amount is at any time less than the amount of contingent Letter of Credit Obligations outstanding at any time, the Borrowers shall deposit cash collateral in the Cash Collateral Account in an amount equal to the amount by which such Letter of Credit Obligations exceed such Maximum Revolving Credit Amount.

                        (ii) On a daily basis from funds on deposit in the Concentration Account at the close of business on any Business Day, the Administrative Agent shall apply such funds to the outstanding Swing Loans, Revolving Loans and Reimbursement Obligations and thereby cause the Borrowers to make a mandatory repayment of such Swing Loans, Revolving Loans and Reimbursement Obligations on such Business Day.

                        (iii) Immediately after any Borrower's receipt of any Net Cash Proceeds, the Borrowers shall make or cause to be made a mandatory prepayment of the Loans in the amount of such Net Cash Proceeds; provided, however, that in the event that all or a portion of such prepayment would cause Fixed Rate Loans to be prepaid prior to the end of their respective Interest Periods and no Event of Default has occurred and is continuing at such time, the Borrowers may deposit that portion of the prepayment that would have caused Fixed Rate Loans to be prepaid prior to the end of their respective Interest Periods into the Cash Collateral Account. On the last day of each such Interest Period, the Administrative Agent shall withdraw funds on deposit in the Cash Collateral Account in an amount equal to the aggregate amount of Fixed Rate Loans having Interest Periods ending on such day and apply such funds to the repayment of the outstanding Loans. Any mandatory prepayments made in accordance with this Section 3.01(b)(iii) shall be applied, first, to the Revolving Credit Obligations until the same have been repaid in full, next, to prepay the Term Loan. In addition, the Revolving Loan Commitment shall be permanently reduced on the date of such Borrower's receipt of Net Cash Proceeds by the amount of such Net Cash Proceeds less the Excluded Proceeds and the amount of Net Cash Proceeds that constitute proceeds of insurance on account of the loss of or damage to any Collateral.

                        (iv) Nothing in this Section 3.01(b) shall be construed to constitute the Lenders' consent to any transaction which is not expressly permitted by Article IX.

                        (v) For thirty consecutive days during the period commencing December 1 of each year to February 28 of the following year, the Revolving Credit Obligations shall not exceed $65,000,000 at any time during such thirty consecutive day period.

         3.02 Payments. (a) Manner and Time of Payment. All payments of principal of and interest on the Loans and Reimbursement Obligations and other Obligations (including, without limitation, fees and expenses) which are payable to the Administrative Agent or the Lenders or the L/C Issuer shall be made without condition or reservation of right, in immediately available funds, delivered to the Administrative Agent (or, in the case of Reimbursement Obligations, to the L/C Issuer) not later than 2:00 p.m. (New York time) with respect to Revolving Loans, the Term Loan and all other Obligations (other than Swing Loans), and not later than 4:00 p.m. (New York time) with respect to Swing Loans, on the date and at the place due, to the Administrative Agent's Account (or such account of the L/C Issuer, as it may designate). Payments received by the Administrative Agent in respect of Swing Loans shall be distributed to the Swing Loan Lender, payments received by the Administrative Agent in respect of Revolving Loans shall be distributed to each Lender in accordance with its Pro Rata Share in accordance with the provisions of Section 3.02(b), if received prior to 2:00 p.m. (New York time), and on the next succeeding Business Day, if received thereafter, by the Administrative Agent.

                  (b) Apportionment of Payments. (i) Subject to the provisions of Section 3.02(b)(ii) and (v) , except as otherwise provided herein (A) all payments of principal and interest (I) in respect of outstanding Swing Loans shall be allocated to the Swing Loan Lender, (II) in respect of outstanding Revolving Loans shall be allocated among all the Revolving Lenders in proportion to their respective Pro Rata Shares and (III) in respect of the Term Loan shall be allocated among all the Term Lenders in proportion to their respective Pro Rata Shares, and (B) all payments of fees and all other payments in respect of any other Obligations shall be allocated among such of the Holders as are entitled thereto, on a pro rata basis. All principal payments in respect of Loans shall be applied first, to repay outstanding Floating Rate Loans and then, to repay outstanding Fixed Rate Loans with those Fixed Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.

                        (ii) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and shall upon the acceleration of the Obligations pursuant to Section 11.02(a), apply all payments in respect of any Obligations and all proceeds of Collateral in the following order:

                                    (A) first, to pay interest on and then
                           principal of any portion of the Revolving Loans which the Administrative Agent may have advanced on behalf of any Revolving Lender for which the Administrative Agent has not then been reimbursed by such Revolving Lender or the Borrowers;

                                    (B) second, to pay interest on and then
                           principal of any Swing Loan;

                                    (C) third, to pay Obligations in respect of
                           any expense reimbursements or indemnities then due to the Administrative Agent;

                                    (D) fourth, to pay Obligations in respect of
                           any expense reimbursements or indemnities then due to the Lenders and the L/C Issuer;

                                    (E) fifth, to pay Obligations in respect of
                           any fees then due to the Administrative Agent, the Lenders and the L/C Issuer;

                                    (F) sixth, to pay interest due in respect of
                           the Revolving Loans and Reimbursement Obligations;

                                    (G) seventh, to pay interest due in respect
                           of the Term Loan;

                                    (H) eighth, to pay principal outstanding on
                           the Revolving Loans and outstanding Letter of Credit Obligations;

                                    (I) ninth, to pay the principal of the Term
                           Loan;

                                    (J) tenth, to provide, to the extent any
                           Obligations are contingent, cash collateral pursuant to Annex B hereto; and

                                    (K) eleventh, to the ratable payment of all
                           other Obligations;

provided, however, if sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in any of the foregoing clauses (A) through (K), the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent's and each Lender's or L/C Issuer's interest in the aggregate outstanding Obligations described in such clauses.

The order of priority set forth in this Section 3.02(b) and the related provisions hereof are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders, the L/C Issuer and other Holders as among themselves. The order of priority set forth in clauses (A) through (K) of this
Section 3.02(b) may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrowers, any Holder which is not a Lender or L/C Issuer, or any other Person; provided, however, the order of priority set forth in clauses
(A) through (E) of this Section 3.02(b)(ii) may not be changed without the prior written consent of the Administrative Agent.

                        (iii) All payments of principal on the Swing Loans, Reimbursement Obligations, interest, fees and other sums payable in respect of the Loans may, at the option of the Administrative Agent, be paid from the proceeds of the Revolving Loans. The Borrowers hereby authorize the Swing Loan Lender to make, pursuant to Section 2.02(a), and the Lenders to make, pursuant to Section 2.01(a), from time to time in such Swing Loan Lender's or Lenders' discretion, Revolving Loans which are in the amounts of any and all principal on the Swing Loans, Reimbursement Obligations, interest, fees and other sums payable in respect of the Loans. The Borrowers agree that all such Revolving Loans so made shall be deemed to have been requested by the Borrower Representative and direct that all proceeds thereof shall be used to pay such amounts.

                        (iv) The Administrative Agent shall promptly distribute to each Lender at its primary address set forth on the appropriate signature page hereof or the signature page to the Assignment and Acceptance by which it became a Lender, or at such other address as a Lender or other Holder may request in writing, such funds as such Person may be entitled to receive pursuant to the terms hereof; provided that, as between the Holders and the Administrative Agent, the Administrative Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Holder and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

                        (v) If any Revolving Lender fails to fund its Pro Rata Share of any Borrowing (the funded portion of such Borrowing being hereinafter referred to as a "Non Pro Rata Loan") which such Revolving Lender is obligated to fund under the terms hereof (excluding any such Revolving Lender who has delivered to the Administrative Agent written notice that one or more of the conditions precedent contained in Section 5.02 shall not on the date of such request be satisfied and until such conditions are satisfied), then, until the earlier of such Revolving Lender's cure of such failure and the termination of the Revolving Loan Commitment, the proceeds of all amounts thereafter repaid to the Administrative Agent by the Borrowers and otherwise required to be applied to such Revolving Lender's share of all other Obligations pursuant to the terms hereof shall be advanced to the Borrowers by the Administrative Agent on behalf of such Revolving Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything contained herein to the contrary:

                                    (A) the foregoing provisions of this Section
                           3.02(b)(v) shall apply only with respect to the proceeds of payments of Obligations;

                                    (B) a Revolving Lender shall be deemed to
                           have cured its failure to fund its Pro Rata Share of any Revolving Loan at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Revolving Loan is fully funded to the Borrowers, whether made by such Lender itself or by operation of the terms of this
                           Section 3.02(b)(y), and whether or not the Non Pro Rata Loan with respect thereto has been repaid;

                                    (C) amounts advanced to the Borrowers to
                           cure, in full or in part, any such Revolving Lender's failure to fund its Pro Rata Share of any Borrowing ("Cure Loans") shall bear interest at the rate applicable to the other Revolving Loans comprising such Borrowing and shall be treated as Revolving Loans comprising such Borrowing for all purposes herein;

                                    (D) regardless of whether or not an Event of
                           Default has occurred or is continuing, and notwithstanding the instructions of the Borrowers as to its desired application, all repayments of principal which, in accordance with the other terms of this Section 3.02, would be applied to the outstanding Revolving Loans shall be applied first, ratably to all Revolving Loans constituting Non Pro Rata Loans, second, ratably to Revolving Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Revolving Loans constituting Cure Loans; and

                                    (E) no Revolving Lender shall be relieved of
                           any obligation such Revolving Lender may have to the Borrowers under the terms of this Agreement as a result of the provisions of this Section 3.02(b)(y).

                  (c) Payments on Non-Business Days. Whenever any payment to be made by the Borrowers hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (or, as set forth in Section 4.02(b)(iii), the next preceding Business Day), and any such extension of time shall be included in the computation of the payment of interest and fees hereunder.

         3.03 Taxes. (a) Payments Free and Clear of Taxes. Any and all payments by the Borrowers hereunder or under any Note or other document evidencing any Obligations shall be made free and clear of and without reduction for any and all present or future taxes, levies, imposts, deductions, charges, withholdings, and all stamp or documentary taxes, excise taxes, ad valorem taxes and other taxes imposed on the value of the Property, charges or levies which arise from the execution, deliver or registration, or from payment or performance under, or otherwise with respect to, any of the Loan Documents or the Commitments and all other liabilities with respect thereto excluding, in the case of each Lender and the Administrative Agent, taxes imposed on or measured by net income or overall gross receipts and capital and franchise taxes imposed on it by (i) the United States, except withholding taxes contemplated pursuant to Section 3.03(d)(ii)(C), (ii) the Governmental Authority of the jurisdiction in which such Lender's Lending Office is located or any political subdivision thereof or
(iii) the Governmental Authority in which such Person is organized, managed and controlled or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges and withholdings being hereinafter referred to as "Taxes"). Subject to the limitations in Section 3.03(e), if the Borrowers shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any such Note or document to any Lender or the Administrative Agent, (x) the sum payable to such Lender or the Administrative Agent shall be increased as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this Section 3.03) such Lender or the Administrative Agent, as applicable, receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) the Borrowers shall make such withholding or deductions and (z) the Borrowers shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law. If any Taxes shall be applicable after the date hereof, to such payments by Borrowers made to the Applicable Lending Office of any Lender, such Lender shall use its best efforts to make, fund and maintain its Loans, and to make, fund and maintain its obligations in connection with the Letters of Credit, through another Applicable Lending Office to such Lender in another jurisdiction so as to reduce the Borrowers' liability hereunder, if the making, funding or maintenance of such Loans or obligations in connection with the Letters of Credit through such other Applicable Lending Office of such Lender does not, in the reasonable judgment of such Lender, otherwise materially adversely affect such Loans, obligations under the Letters of Credit or such Lender.

                  (b) Tax Indemnification. The Borrowers shall indemnify each Lender and the Administrative Agent against, and reimburse each on demand for, the full amount of all Taxes payable by the Borrowers pursuant to Section 3.03(a) (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this Section 3.03 and any additional income or franchise taxes resulting therefrom) incurred or paid by such Lender or the Administrative Agent or any of their respective Affiliates and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties but excluding any penalties paid to a taxing Governmental Authority for late payment of Taxes, which penalty resulted solely from the action or inaction of such Person seeking, indemnification under this Section 3.03) arising therefrom or with respect thereto, whether or not such Taxes were lawfully payable. A certificate as to any additional amount payable to any Person under this Section
3.03 submitted by it to the Borrowers shall, absent manifest error, be final, conclusive and binding upon all parties hereto. In determining such additional amount, the applicable Person shall take into account and reduce the amount otherwise payable by the Borrowers pursuant to this subsection (b), by an amount equal to the tax credits and other tax benefits actually utilized (as determined by such Person in its reasonable discretion). Each of the Lenders and the Administrative Agent agrees, within a reasonable time after receiving a written request from the Borrowers, to provide the Borrowers and each Lender, and each Lender agrees to so provide the Administrative Agent, with such certificates as are reasonably required, and take such other actions as are reasonably necessary to claim such exemptions as such Lender or the Administrative Agent may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section
3.03 in respect of any payments hereunder or under the Notes.

                  (c) Receipts. If requested by the Administrative Agent, in its sole discretion, within thirty (30) days after such request, the Borrowers shall furnish to the Administrative Agent, at its address referred to in Section 13.08, the original or a certified copy of any receipt or other documentation received by the Borrowers, evidencing, payment of any Taxes by the Borrowers.

                  (d) Foreign Institution Certifications. (i) Each Lender and the Administrative Agent that is not created or organized under the laws of the United States or a political subdivision thereof or that is a foreign trust or estate within the meaning of Section 7701(a)(31) of the Internal Revenue Code, shall deliver to the Borrowers and the Administrative Agent on the Closing Date or the date on which such Lender becomes a Lender pursuant to Section 13.01 hereof (or the date on which the Administrative Agent becomes an Administrative Agent hereafter), (x) a true and accurate certificate executed in duplicate by a duly authorized officer of such Person to the effect that such Person is eligible to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax (A) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by two duly completed copies of IRS Form W-8BEN (or any successor or substitute form or forms)), or (B) under Sections 1441(c)(1) and 1442(a) of the Internal Revenue Code (in which case the certificate shall be accompanied by two duly completed copies of IRS Form W-8ECI (or any successor or substitute form or forms)).

                        (ii) Each Lender and the Administrative Agent further agrees to deliver to the Borrowers and the Administrative Agent from time to time, a true and accurate certificate executed in duplicate by a duly authorized officer of such Person before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrowers and the Administrative Agent pursuant to this Section 3.03(d). Each certificate required to be delivered pursuant to this Section 3.03(d)(ii) shall certify as to one of the following:

                                    (A) that such Person can continue to receive
                           payments hereunder and under the Notes without deduction or withholding of United States federal income tax;

                                    (B) that such Person cannot continue to
                           receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Section 3.03(a) because it is entitled to recover the full amount of any such deduction or withholding from a source other than the Borrowers;

                                    (C) that such Person is no longer capable of
                           receiving payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein by reason of a change in law (including the Internal Revenue Code or applicable tax treaty) after the later of the Closing Date or the date on which such Person became a Lender or Administrative Agent, as the case may be, pursuant to Section 13.01 (or any other relevant provision hereof) and that it is not capable of recovering the full amount of the same from a source other than the Borrowers; or

                                    (D) that such Person is no longer capable of
                           receiving payments hereunder without deduction or withholding of United States federal income tax as specified therein other than by reason of a change in law (including the Internal Revenue Code or applicable tax treaty) after the later of the Closing Date or the date on which such Person became a Lender or the Administrative Agent, as the case may be, pursuant to Section 13.01 (or any other relevant provision hereof) and that therefore it is not entitled to any additional amounts;

                  (e) Limitations. Notwithstanding anything to the contrary in this Section 3.03, the Borrowers may withhold or deduct (as required by law), and shall not be required to increase any amounts payable to any Lender or the Administrative Agent for, any Taxes (i) that are directly attributable to such Person's failure to comply with paragraphs (b) and (d) of this Section 3.03 with respect to the certificates such Person is required to provide or with respect to other actions such Person is required to take pursuant to such paragraphs or
(ii) that are contemplated by Section 3.03(d)(ii)(D).

                  (f) Refunds. Upon the written request of the Borrowers made to a Lender, and at the Borrowers' expense, such Lender shall apply for a refund with respect to any Tax for which such Lender has been indemnified by the Borrowers pursuant to this Section 3.03, and for which such Lender believes it is entitled to receive. If the Lender receives such refund and determines that such refund is of Taxes for which it has been indemnified by the Borrowers pursuant to Section 3.03, such Lender shall promptly remit such refund to the Borrowers without interest (other than interest, if any, included in such refund), net of all costs and expenses of such Lender and any taxes payable with respect to the receipt of such refund and interest. In the event that such Lender is required to repay such refund to the relevant taxing authority requiring repayment of such refund, the Borrowers agree upon demand to promptly return such refund (together with any interest included in such refund).

                  (g) Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Section 3.03 shall survive the payment in full of the Obligations and the termination of this Agreement.

                  (h) Participants. Each Person who purchases a participation hereunder pursuant to Section 13.01(h) will be subject to the requirements of this Section 3.03 to the same extent as if it were a Lender.

         3.04 Increased Capital. If after the date hereof any Lender determines that (i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender, or banks or financial institutions generally (whether or not having the force of law), compliance with which affects or would affect the amount of capital or reserves required or expected to be maintained by such Lender or any corporation controlling such Lender and (ii) the amount of such capital or reserves is increased by or based upon (A) the making or maintenance by any Lender of its Loans, any Lender's participation in or obligation to participate in the Loans, Letters of Credit or other advances made hereunder or the existence of any Lender's obligation to make Loans, then, upon written demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation therefor. Such demand shall be accompanied by a statement as to the amount of such compensation and include a summary of the basis for such demand with detailed calculations. Such statement shall be conclusive and binding for all purposes, absent manifest error.

         3.05 Cash Management. The Borrowers have established the Lock Box and Blocked Accounts listed on Schedule 3.05. The Borrowers have directed (i) all account debtors of the Borrowers' private label credit cards to remit all payments in respect of those Receivables directly to the Lock Box and have directed the Servicer to remit all payments in respect of those Receivables to a Blocked Account and (ii) all other account debtors of the Borrowers to remit all payments in respect of those Receivables directly to the Blocked Accounts. On or before the Closing Date, each of the Servicer and each Blocked Account Bank shall have entered into a tri-party blocked account agreement with the Administrative Agent, for the benefit of itself and Lenders, and the applicable Borrower, in form and substance reasonably acceptable to Administrative Agent, which shall become operative on or prior to the Closing Date. The Borrowers agree to cause all collections of Receivables, all proceeds of Collateral and all Net Cash Proceeds now or hereafter received directly or indirectly by any of the Borrowers or in the possession of any of the Borrowers to be held in trust for the Administrative Agent for the benefit of the Lenders and, promptly upon receipt thereof, to be deposited into a Blocked Account. The Administrative Agent alone shall have power of withdrawal from each Blocked Account and each Borrower acknowledges that such Borrower shall not have any right, title or interest in the Blocked Accounts or the amounts at any time appearing to the credit of such Blocked Accounts. All of the funds in the Blocked Accounts shall be transferred into the Concentration Account pursuant to the terms of the respective Blocked Account Agreements. The Administrative Agent alone shall have power of withdrawal from the Concentration Account and each Borrower acknowledges that the Administrative Agent shall have at all times sole dominion and control of the Concentration Account and the amounts appearing to the credit of the Concentration Account. Each Borrower shall, and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Borrower (each a "Related Person") to, (i) hold in trust for Administrative Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment constituting proceeds of Collateral received by such Borrower or any such Related Person, and (ii) within two (2) Business Days after receipt by such Borrower or any such Related Person of any checks, cash or other items of payment constituting proceeds of Collateral, deposit the same into a Blocked Account of such Borrower. Each Borrower and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral.

         3.06 Replacement of Lenders. (a) Upon the occurrence of any event giving rise to the operation of Section 3.03(d)(ii)(C) or (D), Section 3.04, or
Section 4.01(f) with respect to any Lender which results in such Lender charging to the Borrowers increased costs in excess of those being charged generally by the Lenders, (b) if a Lender becomes in default of its obligations under this Agreement and/or (c) if a Lender delivers a notice under Section 4.02(e), the Borrowers shall have the right, if no Event of Default then exists, to replace such Lender (the "Replaced Lender") with one or more other Lenders, Eligible Assignee or Eligible Assignees, none of whom shall be in default of its obligations under this Agreement at the time of such replacement (collectively, the "Replacement Lender"), reasonably acceptable to the Administrative Agent, provided that at the time of any replacement pursuant to this Section 3.06, the Replacement Lender shall enter into one or more Assignment and Acceptances pursuant to Section 13.01 (and with all fees payable pursuant to Section 13.01(d) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans and participations in outstanding Letters of Credit of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender under this Agreement and (C) an amount equal to all other outstanding Obligations (including, without limitation, amounts owing under Section 3.03(d)(ii)(C) or (D), Section 3.04 or Section 4.01(f)) owing to the Replaced Lender. Upon the execution of the respective Assignment and Acceptance, the payment of amounts referred to above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate instruments otherwise required by this Agreement executed by the Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to be a Lender hereunder, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender.

                                   ARTICLE IV

                                INTEREST AND FEES

         4.01 Interest on the Loans and Other Obligations. (a) Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Loans are made and such other Obligations are due and payable until paid in full, except as otherwise provided in Section 4.01(d), as follows:

                        (i) With respect to Revolving Loans, if a Floating Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Floating Rate in effect from time to time, plus (B) the Applicable Revolver Floating Rate Margin in effect from time to time;

                        (ii) With respect to Revolving Loans, if a Fixed Rate Loan, at a rate per annum equal to the sum of (A) the Fixed Rate determined for the applicable Interest Period, plus (B) the Applicable Revolver Fixed Rate Margin in effect from time to time;

                        (iii) With respect to the Term Loan, if a Floating Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Floating Rate in effect from time to time, plus (B) the Applicable Term Loan Floating Rate Margin in effect from time to time; and

                        (iv) With respect to the Term Loan, if a Fixed Rate Loan, at a rate per annum equal to the sum of (A) the Fixed Rate determined for the applicable Interest Period, plus (B) the Applicable Term Loan Fixed Rate Margin in effect from time to time.

                  As of the Closing Date, the Applicable Revolver Margins are as follows:

                 Applicable Revolver Floating Rate Margin           1.00%

                 Applicable Revolver Fixed Rate Margin              2.75%

                  The applicable basis for determining the rate of interest on the Loans shall be selected by Borrower Representative at the time a Notice of Borrowing, or a Notice of Conversion/Continuation is delivered by Borrower Representative to the Administrative Agent; provided, however, the Borrower Representative may not select the Fixed Rate as the applicable basis for determining the rate of interest on such a Loan if (x) such Loan is to be made on the Closing Date or (y) at the time of such selection an Event of Default has occurred and is continuing. If on any day any Loan is outstanding with respect to which notice has not been timely delivered to the Administrative Agent in accordance with the terms hereof specifying the basis for determining the rate of interest on that day, then for that day interest on that Loan shall be determined by reference to the Floating Rate plus the Applicable Revolver Floating Rate Margin.

                  The Applicable Revolver Margins shall be adjusted (up or down) prospectively on a quarterly basis as determined by Holdings' and its Subsidiaries' consolidated financial performance, commencing with the first day of the first calendar month that occurs more than 5 days after delivery of Holdings' and its Subsidiaries' quarterly financial statements to Lenders for the fiscal quarter ending August 2, 2003. Adjustments in Applicable Revolver Margins shall be determined by reference to the following grid:

------------ --------------------------------- ----------------------------- --------------------------------
                   Fixed Charge Coverage           Applicable Revolver            Applicable Revolver
   Level                 Ratio                     Floating Rate Margin            Fixed Rate Margin
   -----                 -----                     --------------------            -----------------
------------ --------------------------------- ----------------------------- --------------------------------
     I                    <1.00                           1.00%                           2.75%
------------ --------------------------------- ----------------------------- --------------------------------
    II       Less than 1.50, but >  1.00                  0.75%                           2.50%
                                 -
------------ --------------------------------- ----------------------------- --------------------------------
    III                   >1.50                           0.50%                           2.25%
                          -
------------ --------------------------------- ----------------------------- --------------------------------

                  All adjustments in the Applicable Revolver Margins after August 2, 2003 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least 5 days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) financial statements evidencing the need for an adjustment. Concurrently with the delivery of those financial statements, Borrower Representative shall deliver to Administrative Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Revolver Margins. Failure to timely deliver such financial statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Revolver Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those financial statements demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Revolver Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured.

                  As of the Closing Date, the Applicable Term Loan Margins shall be determined by reference to the following grids, and shall be adjusted (up or down) prospectively on a weekly basis as determined by reference to the Borrowers' most recently delivered Borrowing Base Certificate, commencing with the first day of the following week. Adjustments in Applicable Term Loan Margins shall be determined by reference to the following grid:

------------ --------------------------------- ------------------------------- ------------------------------
                                                         Applicable                     Applicable
   Level               Availability            Term Loan Floating Rate Margin   Term Loan Fixed Rate Margin
   -----               ------------            ------------------------------   ---------------------------
------------ --------------------------------- ------------------------------- ------------------------------
     I       > $15,000,000                                 1.75%                           3.50%
             -
------------ --------------------------------- ------------------------------- ------------------------------
    II       Less than $15,000,000, but
             > $10,000,000                                 4.00%                           3.50%
             -
------------ --------------------------------- ------------------------------- ------------------------------
    III      < $10,000,000                                 6.00%                           3.50%
------------ --------------------------------- ------------------------------- ------------------------------


                  With respect to any Fixed Rate Loan that is a Term Loan, on any date of determination, if Availability is less than $15,000,000, such Fixed Rate Loan shall bear interest for the period during which Availability is less than $15,000,000 (each, a "Reference Period") calculated at the rate applicable to such Fixed Rate Loan as determined by Administrative Agent by reference to the above grid on the Fixed Rate Determination Date for such Fixed Rate Loan plus an additional amount equal to the amount such rate is less than the rate which would otherwise be applicable to such Fixed Rate Loan if such Fixed Rate Loan were a Floating Rate Loan, as such rate shall be determined by the Administrative Agent by reference to the above grid during such Reference Period; provided that, if Availability equals or exceeds $15,000,000 on any date of determination, such Fixed Rate Loan shall, until the occurrence of a new Reference Period, bear interest at the rate determined by reference to the above grid on the Fixed Rate Determination Date for such Fixed Rate Loan.

                  Concurrently with the delivery of the Borrowing Base Certificate, Borrower Representative shall deliver to Administrative Agent and Lenders a certificate, signed by its chief financial officer or its treasurer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Term Loan Margins. Failure to timely deliver any Borrowing Base Certificate shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Term Loan Margins to the highest level set forth in the foregoing grid, until the first day of the week following the delivery of such Borrowing Base Certificate demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Term Loan Margins is to be implemented, that reduction shall be deferred until the first day of the week following the date on which such Event of Default is waived or cured.

                  (b) Interest Payments. (i) Interest accrued on each Floating Rate Loan shall be payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such day following the making of such Floating Rate Loan and (B) on the Commitment Termination Date.

                        (ii) Interest accrued on each Fixed Rate Loan shall be payable in arrears (A) on each Fixed Rate Interest Payment Date applicable to such Fixed Rate Loan, (B) upon the payment or prepayment thereof in full or in part, and (C) if not theretofore paid in full, on the Commitment Termination Date.

                        (iii) Interest accrued on the principal balance of all other Obligations shall be payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such day following the incurrence of such Obligation, (B) upon repayment thereof in full or in part, and (C) if not theretofore paid in full, on the Commitment Termination Date.

                  (c) Conversion or Continuation. (i) The Borrowers shall have the option (A) to convert at any time all or any part of outstanding Floating Rate Loans (other than Swing Loans) to Fixed Rate Loans; (B) to convert all or any part of outstanding Fixed Rate Loans having Interest Periods which expire on the same date to Floating Rate Loans on such expiration date; or (C) to continue all or any part of outstanding Fixed Rate Loans having Interest Periods which expire on the same date as Fixed Rate Loans, and the succeeding Interest Period of such continued Fixed Rate Loans shall commence on such expiration date; provided, however, no outstanding Loan may be continued as, or be converted into, a Fixed Rate Loan (i) if the continuation of, or the conversion into, such a Fixed Rate Loan would violate any of the provisions of Section 4.02, or (ii) if an Event of Default would occur or has occurred and is continuing. Any conversion into or continuation of Fixed Rate Loans under this Section 4.01(c) shall be in a minimum amount of $5,000,000 and in integral multiples of $250,000 in excess of that amount.

                        (ii) To convert or continue a Loan under Section 4.01(c)(i), the Borrower Representative shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed conversion/continuation date. A Notice of Conversion/Continuation shall specify
(A) the proposed conversion/continuation date (which shall be a Business Day),
(B) the principal amount of the Loan to be converted/continued, (C) whether such Loan shall be converted and/or continued, and (D) in the case of a conversion to, or continuation of, a Fixed Rate Loan, the requested Interest Period. In lieu of delivering a Notice of Conversion/Continuation, the Borrower Representative may give the Administrative Agent telephonic notice of any proposed conversion/continuation by the time required under this Section 4.01(c)(ii), and such notice shall be confirmed in writing delivered to the Administrative Agent promptly (but in no event later than 5:00 p.m. (New York time) on the same day). Promptly after receipt of a Notice of Conversion/Continuation under this Section 4.01(c)(6) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the proposed conversion/continuation. Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) shall be irrevocable, and the Borrowers shall be bound to convert or continue in accordance therewith.

                  (d) Default Interest. Notwithstanding the rates of interest specified in Section 4.01(a) or elsewhere herein, effective immediately upon the occurrence of any Event of Default, and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and of all other Obligations, shall bear interest at a rate which is two percent (2.0%) per annum in excess of the rate of interest otherwise applicable to such Obligations from time to time.

                  (e) Computation of Interest. Interest on all Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest on any Loan, the date of the making of the Loan shall be included and the date of payment shall be excluded; provided, however, if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on such Loan.

                  (f) Changes, Legal Restriction. If after the date hereof any Lender determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender, or over banks or financial institutions generally (whether or not having the force of law), compliance with which, in each case after the date hereof:

                        (i) subjects a Lender (or its Applicable Lending Office) to charges (other than Taxes and taxes measured by or imposed upon the net income of such Lender (or its Applicable Lending Office) or franchise tax imposed in lieu of such net income tax) of any kind which are applicable to the Commitments of the Lenders to make Fixed Rate Loans or to issue and/or participate in Letters of Credit or changes the basis of taxation of payments to that Lender of principal, fees, interest or any other amount payable hereunder with respect to Fixed Rate Loans or Letters of Credit; or

                        (ii) imposes, modifies, or holds applicable, any reserve (other than reserves taken into account in calculating the Fixed Rate), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other (including those pertaining to Letters of Credit) in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or any Applicable Lending Office or Fixed Rate Affiliate of that Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining the Loans or its Commitments or issuing or participating in the Letters of Credit or to reduce any amount receivable thereunder; then, in any such case, upon written demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, such amount or amounts as may be necessary to compensate such Lender or its Fixed Rate Affiliate for any such additional cost incurred or reduced amount received. Such demand shall be accompanied by a statement as to the amount of such compensation and include a summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error.

         4.02 Special Provisions Governing Fixed Rate Loans. With respect to Fixed Rate Loans:

                  (a) Amount of Fixed Rate Loans. Each Fixed Rate Loan shall be for a minimum amount of $5,000,000 and in integral multiples of $250,000 in excess of that amount.

                  (b) Determination of Interest Period. By giving notice as set forth in Section 2.01(b) (with respect to a Borrowing of Revolving Loans to be made as Fixed Rate Loans) or Section 4.01(c) (with respect to a conversion into or continuation of Fixed Rate Loans), the Borrower Representative shall have the option, subject to the other provisions of this Section 4.02, to select an interest period (each, an "Interest Period") to apply to the Loans described in such notice, subject to the following provisions:

                        (i) The Borrowers may only select, as to a particular Borrowing of Fixed Rate Loans, an Interest Period of either one, two, three or six months in duration;

                        (ii) In the case of immediately successive Interest Periods applicable to a Borrowing of Fixed Rate Loans, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                        (iii) If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall be extended to expire on the next succeeding Business Day if such Business Day occurs in the same calendar month, and if there shall be no succeeding Business Day in such calendar month, the Interest Period shall expire on the immediately preceding Business Day;

                        (iv) The Borrowers may not select an Interest Period as to any Loan if such Interest Period terminates later than the Commitment Termination Date; and

                        (v) There shall be no more than five (5) Interest Periods in effect at any one time.

                  (c) Determination of Interest Rate. As soon as practicable on the Fixed Rate Determination Date, the Administrative Agent shall determine the interest rate which shall apply to the Fixed Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrowers and to each Lender. The Administrative Agent's determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrowers.

                  (d) Interest Rate Unascertainable, Inadequate or Unfair. In the event that at least one (1) Business Day before the Fixed Rate Determination
Date:

                        (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the Eurodollar Rate;

                        (ii) the Requisite Lenders advise the Administrative Agent that Dollar deposits in the principal amounts of the Fixed Rate Loans comprising such Borrowing are not generally available in the London interbank market for a period equal to such Interest Period; or

                        (iii) the Requisite Lenders advise the Administrative Agent that the applicable Fixed Rate, as determined by the Administrative Agent, after taking into account the adjustments for reserves and increased costs provided for in Section 4.01(a)(iii) and (f), will not adequately and fairly reflect the cost to such Lenders of funding their Fixed Rate Loans;

then the Administrative Agent shall forthwith give notice thereof to the Borrower Representative, whereupon (until the Administrative Agent notifies the Borrower Representative that the circumstances giving rise to such suspension no longer exist) the right of the Borrowers to elect to have Loans bear interest based upon the Fixed Rate shall be suspended and each outstanding Fixed Rate Loan shall be converted into a Floating Rate Loan on the last day of the then current Interest Period therefor, and any Notice of Borrowing for which Revolving Loans have not then been made shall be deemed to be a request for Floating Rate Loans, notwithstanding, any prior election by the Borrowers to the contrary.

                  (e) Illegality. (i) If at any time any Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Fixed Rate Loan has become unlawful or impermissible by compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination, in writing, to the Borrower Representative and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.

                        (ii) When notice is given by a Lender under Section 4.02(e)(i), (A) the Borrowers' right to request from such Lender and such Lender's obligation, if any, to make Fixed Rate Loans shall be immediately suspended, and such Lender shall make a Floating Rate Loan as part of any requested Borrowing of Fixed Rate Loans and (B) if the affected Fixed Rate Loan or Loans are then outstanding, the Borrowers shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one
(1) Business Day's prior written notice from the Borrower Representative to the Administrative Agent and the affected Lender, convert each such Loan to a Floating Rate Loan.

                        (iii) If at any time after a Lender gives notice under
Section 4.02(e)(i) such Lender determines that it may lawfully make Fixed Rate Loans, such Lender shall promptly give notice of that determination, in writing, to the Borrower Representative and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrowers' right to request, and such Lender's obligation, if any, to make Fixed Rate Loans shall thereupon be restored.

                  (f) Compensation. In addition to all amounts required to be paid by the Borrowers pursuant to Section 4.01, the Borrowers shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Fixed Rate Loans to the Borrowers) which that Lender may sustain (i) if for any reason a Borrowing, conversion into or continuation of Fixed Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation given by the Borrowers or in a telephonic request by it for borrowing or conversion/continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 4.01(c), including, without limitation, pursuant to Section 4.02(d), (ii) if for any reason any Fixed Rate Loan is prepaid (including, without limitation, mandatorily pursuant to Section 3.01) on a date which is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Fixed Rate Loan to a Floating Rate Loan as a result of any of the events indicated in Section 4.02(d) or (e) or (iv) as a consequence of any failure by the Borrowers to repay Fixed Rate Loans when required by the terms hereof (without duplication). The Lender making demand for such compensation shall deliver to the Borrowers concurrently with such demand a written statement in reasonable detail as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

                  (g) Booking of Fixed Rate Loans. Any Lender may make, carry or transfer Fixed Rate Loans at, to, or for the account of, its Fixed Rate Lending Office or Fixed Rate Affiliate or its other offices or Affiliates. No Lender shall be entitled, however, to receive any greater amount under Sections 3.03, 3.04, 4.01(f) or 4.02(f) as a result of the transfer of any such Fixed Rate Loan to any office (other than such Fixed Rate Lending Office) or any Affiliate (other than such Fixed Rate Affiliate) than such Lender would have been entitled to receive immediately prior thereto, unless (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim would have arisen even if such transfer had not occurred.

                  (h) Affiliates Not Obligated. No Fixed Rate Affiliate or other Affiliate of any Lender shall be deemed a party hereto or shall have any liability or obligation hereunder.

         4.03 Fees. (a) Letter of Credit Fee. In addition to any charges paid pursuant to Annex B, the Borrowers shall pay to the Administrative Agent the following fees:

                        (i) with respect to each Letter of Credit, (A) a fee, for the account of the L/C Issuer, at a per annum rate equal to one-quarter of one percent (0.25%) on the undrawn face amount of such Letter of Credit and (B) a fee, for the account of the Lenders in accordance with their respective Pro Rata Shares, at a per annum rate equal to the Applicable Letter of Credit Percentage on the undrawn face amount of such Letter of Credit, each fee payable monthly, in arrears, on the first Business Day of each month during which such Letter of Credit is outstanding;

                        (ii) with respect to each Letter of Credit, after the occurrence and during the continuation of an Event of Default, an additional fee in an amount equal to two percent (2.00%) per annum on the undrawn face amount of such Letter of Credit, payable monthly, in arrears, on the first Business Day of each calendar month.

                  (b) Unused Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the account of the Revolving Lenders in accordance with their respective Pro Rata Shares, a fee (the "Unused Commitment Fee"), accruing at the rate of one-half of one percent (0.50%) on the average amount by which the Revolving Loan Commitment exceeds the Revolving Credit Obligations at such time for the period commencing on the Closing Date and ending on the Commitment Termination Date, such fee being payable monthly, in arrears, on the first Business Day of each month and on the Commitment Termination Date.

                  (c) Other Fees. The Borrowers shall pay to the Administrative Agent such other fees as are set forth in the Letter Agreement.

                  (d) Prepayment Premium. If Borrowers pay after acceleration following a voluntary Event of Default or voluntarily prepay all of the Term Loan and the Revolving Loans and terminate the Revolving Loan Commitment, whether before or after such acceleration of the Obligations, Borrowers shall pay to Administrative Agent, for the benefit of Lenders, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by the sum of (i) the principal amount of the Term Loan paid after acceleration or prepaid, and (ii) the amount of the reduction of the Revolving Loan Commitment. As used herein, the term "Applicable Percentage" shall mean (x) two percent (2.00%), in the case of a prepayment on or prior to the first anniversary of the Closing Date, and (y) zero percent (0.00%), in the case of a prepayment after the first anniversary of the Closing Date. The Barneys Group agrees that the Applicable Percentage is a reasonable calculation of Lenders' lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Commitments. Notwithstanding the foregoing, no prepayment fee shall be payable by Borrowers in connection with the occurrence of a Change of Control, (ii) the sale of all or substantially all of the assets of the Barneys Group, or (iii) any restructuring or refinancing of the Subordinated Notes permitted hereunder.

                  (e) Calculation and Payment Fees. All of the above fees shall be calculated on the basis of the actual number of days elapsed in a 360-day year. All such fees shall be payable in addition to, and not in lieu of, interest, expense reimbursements, indemnification and other Obligations. Fees shall be payable to the Administrative Agent's Account in accordance with
Section 3.02. All fees shall be fully earned and nonrefundable when paid.

                                    ARTICLE V

                    CONDITIONS TO LOANS AND LETTERS OF CREDIT

         5.01 Conditions Precedent to the Initial Loans and Letters of Credit. The obligation of each Lender on the Closing Date to make its Revolving Loan requested by the Borrowers or to incur Letter of Credit Obligations, shall be subject to the satisfaction of all of the following conditions precedent:

                  (a) Documents. The Administrative Agent shall have received on or before the Closing Date all of the following:

                        (i) this Agreement, the Notes, the other Loan Documents and all other agreements, documents and instruments described in the List of Closing Documents attached hereto and made a part hereof as Exhibit F, each duly executed where appropriate and in form and substance satisfactory to the Lenders;

                        (ii) (A) a three-year business plan of the Barneys Group reasonably acceptable to the Administrative Agent, (B) projections of the financial statements (including balance sheets, income statements and cash flow statements) of the Barneys Group, giving effect to the Refinancing, on a monthly basis for the twelve months following the Closing Date, and (C) such other financial information as the Administrative Agent or the Lenders may reasonably request; and

                        (iii) such additional documentation as the Administrative Agent may reasonably request.

                  (b) Collateral Information; Perfection of Liens. The Administrative Agent shall have received complete and accurate information from the Borrowers with respect to the legal name, the jurisdiction of organization and the location of the principal place of business and chief executive office for each Borrower; all Uniform Commercial Code and other filing and recording fees and taxes shall have been paid or duly provided for; and the Administrative Agent shall have received evidence to the satisfaction of the Lenders that all Liens granted to the Administrative Agent with respect to all Collateral are valid, perfected and of first priority, except as otherwise permitted under this Agreement, and except for the filing of UCC-1 financing statements and filings with the United States Patent and Trademark Office. All certificates representing Capital Stock included in the Collateral shall have been delivered to the Administrative Agent (with duly executed stock powers, as appropriate) and all promissory notes and instruments included in the Collateral shall have been delivered to the Administrative Agent (duly endorsed to the Administrative Agent, as appropriate).

                  (c) No Legal Impediment . No law, regulation, order, judgment or decree of any Governmental Authority shall exist, and the Administrative Agent shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans on the Closing Date or
(B) the consummation of the transactions contemplated pursuant to the Loan Documents, (ii) would likely impose or result in the imposition of a Material Adverse Effect or (iii) would likely have a material adverse effect on the ability of any Borrower to consummate the transactions contemplated by the Loan Documents or the ability of any Borrower to perform its obligations under the Loan Documents.

                  (d) No Change in Condition. Since February 2, 2002, (i) no change has occurred which has had or is reasonably likely to have a material adverse effect on (A) the business, assets, operations, prospects or financial or other condition of Barneys, individually, or the Borrowers considered as a whole, or (B) the Collateral or Administrative Agent's Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, (ii) no litigation has been commenced against any Borrower, which, if successful, has had or is reasonably likely to have a material adverse effect on (A) the business, assets, operations, prospects or financial or other condition of Barneys, individually, or the Borrowers considered as a whole, (B) the Collateral or Administrative Agent's Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, (C) any Borrower's ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, or (D) would challenge the transactions contemplated by the Loan Documents, and (iii) there has been no material increase in the liabilities, liquidated or contingent, or a material decrease in the assets of Barneys, individually, or the Borrowers considered as a whole, excluding any reduction in the value of goodwill or any other effect on the financial statements required by FASB Statements No. 141 "Business Combinations" and No. 142 "Goodwill and Other Tangible Assets".

                  (e) No Default. No Event of Default or Default shall have occurred and be continuing or would result from the making of the Loans or the issuance of Letters of Credit.

                  (f) Representations and Warranties. All of the representations and warranties contained in Section 6.01 and in the other Loan Documents shall be true and complete in all material respects on and as of the Closing Date, both before and after giving effect to the making of the Loans on the Closing Date.

                  (g) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Lenders and the Administrative Agent, all fees due and payable on or before the Closing Date (including, without limitation, commitment fees that have accrued to the Closing Date and all fees described in the Letter Agreement), and all expenses (including, without limitation, lega1 expenses) due and payable on or before the Closing Date.

                  (h) Closing Date. The Closing Date shall have occurred on or before August 30, 2002.

                  (i) Consents, Etc. The Borrowers shall have obtained all consents, approvals and authorizations required pursuant to any material Contractual Obligation with any other Person required to be obtained and all consents, approvals and authorizations of, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow each of the Borrowers and Holdings lawfully (A) to execute, deliver and perform, in all material respects, their respective obligations hereunder, under the other Loan Documents to which each of them is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them pursuant thereto or in connection therewith and (B) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents. No such consent, approval or authorization shall impose any conditions that are not acceptable to the Administrative Agent and the Lenders.

                  (j) Opening Availability. The Eligible Accounts and Eligible Inventory and Eligible In-Transit Inventory supporting the initial Revolving Loan and the initial Letter of Credit Obligations incurred and the amount of the reserves to be established on the Closing Date shall be sufficient in value, as determined by Administrative Agent, to provide Borrowers, collectively, with Availability, after giving effect to the initial Revolving Loans made to each Borrower and the incurrence of any initial Letter of Credit Obligations (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales and without deterioration of working capital), of at least $8,000,000.

                  (k) Legal Due Diligence; Collateral Audit. Administrative Agent shall have completed its legal due diligence, including a collateral audit, with results reasonably satisfactory to Administrative Agent.

                  (l) Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs. (i) Administrative Agent shall have received a fully executed original of a pay-off letter reasonably satisfactory to Administrative Agent confirming that all of the Prior Lender Obligations will be repaid in full from the proceeds of the Term Loan and the initial Revolving Loans and all Liens upon any of the property of Borrowers and their Subsidiaries in favor of Prior Lenders shall be terminated by Prior Lenders immediately upon such payment; and
(ii) all letters of credit issued or guaranteed by Prior Lender shall have been cash collateralized, supported by a guaranty of Administrative Agent or supported by a Letter of Credit issued pursuant to Annex B, as mutually agreed upon by Administrative Agent, Borrowers and Prior Lenders.

         5.02 Conditions Precedent to All Revolving Loans and Letters of Credit. The obligation of each Revolving Lender to make any Revolving Loan requested by the Borrowers on any date, or incur Letter of Credit Obligations on any date is subject to the following conditions precedent as of each such date:

                  (a) Representations and Warranties. As of such date, both before and after giving effect to the Loans to be made or the Letter of Credit to be Issued on such date, all of the representations and warranties contained in Section 6.01 and in any other Loan Document (as such may be amended or updated in accordance with Section 6.02, and other than representations and warranties which expressly speak as of a different date) shall be true, correct and complete in all material respects.

                  (b) No Default. No Event of Default or Default shall have occurred and be continuing or would result from the making of the requested Loan or the issuance of the requested Letter of Credit.

Each submission by the Borrower Representative to the Administrative Agent of a Notice of Borrowing with respect to a Revolving Loan or a Swing Loan, each acceptance by the Borrowers of the proceeds of each such Loan so made, each submission by the Borrower Representative to the Administrative Agent of a request for issuance of a Letter of Credit and the issuance of such Letter of Credit, shall constitute a representation and warranty by each of the Borrowers as of such Funding Date and as of the date of Issuance of such Letter of Credit, that all the conditions contained in this Section 5.02 have been satisfied.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         6.01 Representations and Warranties of the Borrowers. In order to induce the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers and incur Letter of Credit Obligations, each Borrower represents and warrants to each Lender and the Administrative Agent as of the Closing Date and thereafter on each date as required by Section 5.02 that the following statements are true, correct and complete:

                  (a) Organization; Corporate Powers. Each member of the Barneys Group (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) except as set forth on Schedule 6.01-A, is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing shall have or is reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own, operate and encumber its Property and to conduct its business as presently conducted.

                  (b) Authority. (i) Each member of the Barneys Group has the requisite corporate power and authority to execute, deliver and perform each of the Loan Documents to which it is a party.

                        (ii) The execution, delivery and performance, as the case may be, of each of the Loan Documents which have been executed and to which any member of the Barneys Group is a party and the consummation of the transactions contemplated thereby, have been duly approved by such member's board of directors and such approvals have not been rescinded, revoked or modified in any manner. No other corporate action or proceedings on the part of any member of the Barneys Group is necessary to consummate such transactions.

                        (iii) Each of the Loan Documents to which any member of the Barneys Group is a party has been duly executed, or delivered on behalf of such member and constitutes such member's legal, valid and binding obligation, enforceable against such member in accordance with its terms, and is in full force and effect.

                  (c) Subsidiaries Ownership of Capital Stock. Schedule 6.01-C
(i) contains a diagram indicating the corporate structure of Holdings and each member of the Barneys Group and any other Person in which any member of the Barneys Group holds a majority equity interest as of the Closing Date; and (ii) accurately sets forth as of the Closing Date, (A) the correct legal name, the jurisdiction of incorporation, the current location of each Barneys Group member's chief executive office and the warehouses and premises at which any Collateral is located, and the Employer Identification Number of each member of the Barneys Group, and the jurisdictions in which such member is qualified to transact business as a foreign corporation and intends to remain qualified after the Closing Date, (B) the authorized, issued and outstanding shares of each class of Capital Stock of the each member of the Barneys Group and the owners of such shares and (C) a summary of the direct and indirect partnership, joint venture, or other equity interests, if any, of the each member of the Barneys Group in any Person that is not a corporation. None of the locations set forth in Schedule 6.01-C has changed within the 12 months preceding the Closing Date. None of the issued and outstanding Capital Stock of the Barneys Group is subject to any vesting, redemption or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock. The outstanding Capital Stock of each member of the Barneys Group is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock.

                  (d) No Conflict. The execution, delivery and performance of each of the Loan Documents to which any member of the Barneys Group is a party do not and will not (i) conflict with the Constituent Documents of such member,
(ii) constitute a tortious interference with any Contractual Obligation of any Person, (iii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or under any material Contractual Obligation of such member, or require the termination of any material Contractual Obligation, (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of such member, other than Liens contemplated by the Loan Documents, or
(v) require any approval of such member's shareholders that has not been obtained.

                  (e) Governmental Consents, etc. Except as set forth on
Schedule 6.01-E, the execution, delivery and performance of each of the Loan Documents to which any member of the Barneys Group is a party do not and will not require any registration with, consent or approval of, or notice to, or other action of, with or by any Governmental Authority, except (i) filings, consents or notices which have been made, obtained or given, or, in a timely manner, shall be made, obtained, or given and (ii) filings necessary to perfect security interests in the Collateral. No member of the Barneys Group is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation, each as amended, which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated in the Loan Documents.

                  (f) Accommodation Obligations; Contingencies. Except as set forth on Schedule 1.01.3, no member of the Barneys Group has any Accommodation Obligation, contingent liability or liability for any Charges (including a transferee or successor liability), long-term lease or commitment, not reflected in its financial statements delivered to the Administrative Agent on or prior to the Closing Date or otherwise disclosed to the Administrative Agent and the Lenders in the other Schedules hereto, which shall have or is reasonably likely to have a Material Adverse Effect.

                  (g) Restricted Junior Payments. Since October 3, 1998, no member of the Barneys Group has directly or indirectly declared, ordered, paid or made or set apart any sum or Property for any Restricted Junior Payment or agreed to do so, except as permitted pursuant to Section 9.06 hereof.

                  (h) Financial Position. The projections of the Barneys Group, the financial statements referred to in Section 5.01(a)(ii) and each business plan and all other financial projections and related materials and documents delivered to the Lenders pursuant hereto were prepared in good faith and are based upon facts and assumptions believed by the Borrowers to be reasonable when made in light of the then current and foreseeable business conditions and prospects of the Borrowers and represent management's opinion of the projected financial performance of the Barneys Group based on the information available to the Borrowers at the time so furnished.

                  (i) Litigation; Adverse Effects. Except as set forth in
Schedule 6.01-I, there is no action, suit, audit, proceeding, investigation or arbitration (or series of related actions, suits, proceedings, investigations or arbitrations) before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Borrowers, threatened in writing against any member of the Barneys Group or any Property of any of them (i) challenging the validity or the enforceability of any of the Loan Documents or (ii) which has had, shall have or is reasonably likely to have a Material Adverse Effect. No member of the Barneys Group is (A) in violation of any applicable Requirements of Law which violation shall have or is reasonably likely to result in a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority, in each case which shall have or is reasonably likely to have a Material Adverse Effect.

                  (j) No Material Adverse Change. Since February 2, 2002, there has occurred no event which has had, shall have or is reasonably likely to have a Material Adverse Effect.

                  (k) Payment of Taxes. All tax returns and reports of each member of the Barneys Group required to be filed have been timely filed or are subject to extensions duly obtained, all such returns are true, complete and correct and Charges thereupon and upon their respective Property, assets, income and franchises which are due and payable (whether or not shown on such returns or reports) have been paid other than such Charges (A) which (i) were discharged in any bankruptcy proceedings of the member or (ii) are listed on Schedule 6.01-K or (B) (i) which are being contested in good faith by such member by appropriate proceedings diligently instituted and conducted and without danger of any material risk to the Collateral and (ii) with respect to which a reserve or other appropriate provision, if any, as is required in conformity with GAAP shall have been made. No adjustment relating to any tax return or report has been proposed formally or informally by any Governmental Authority and, to the knowledge of each Borrower, no basis exists for any such adjustment. Proper and accurate amounts have been withheld by each Borrower from its respective employees, independent contractors, creditors, members, partners and other third parties for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. No Borrower has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Except as indicated on Schedule 6.01-K, all Charges that have been claimed, proposed, asserted or assessed against any Borrower (or with respect to any of their assets) have been fully paid or finally settled. The Borrowers have no knowledge of any proposed tax assessment against any member of the Barneys Group that shall have or is reasonably likely to have a Material Adverse Effect.

                  (l) Performance. No member of the Barneys Group has received notice or has actual knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, shall not have or are not reasonably likely to have a Material Adverse Effect.

                  (m) Disclosure. The representations and warranties of each member of the Barneys Group contained in the Loan Documents, and all certificates and documents delivered to the Administrative Agent and the Lenders pursuant to the terms hereof and the other Loan Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Borrowers have not intentionally withheld any fact from the Administrative Agent or any Lender in regard to any matter which shall have or is reasonably likely to have a Material Adverse Effect.

                  (n) Requirements of Law. Each member of the Barneys Group is in compliance with all Requirements of Law applicable to it and its business, in each case where the failure to so comply individually or in the aggregate shall have or is reasonably likely to have a Material Adverse Effect.

                  (o) Environmental Matters. Except as disclosed on Schedule 6.01-O and except for matters, conditions, operations and noncompliance which would not reasonably be expected to result in a liability to any member of the

Barneys Group in excess of $1,000,000 in any Fiscal Year or $4,000,000 in the aggregate:

                  (A) the operations of the Barneys Group comply in all material respects with all applicable Environmental Requirements of Law;

                  (B) each member of the Barneys Group has obtained or has taken appropriate steps, as required by Environmental Requirements of Law, to obtain all material environmental, health and safety Permits necessary for their respective operations, and all such Permits are in good standing and such member is currently in compliance in all material respects with all terms and conditions of such Permits;

                  (C) no member of the Barneys Group or any of its operations or present or to the actual knowledge of any Borrower, past Property are currently subject to any pending or, to the actual knowledge of any Borrower, actually threatened investigation by, or any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing (i) a material violation of any Environmental Requirement of Law; (ii) any Remedial Action; or (iii) any material Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment;

                  (D) to the actual knowledge of any Borrower, no member of the Barneys Group is the owner or operator of any Property which has any of the following:

                           (i) any past or present on-site generation,
                  treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent;

                           (ii) any past or present landfill, underground
                  storage tank or surface impoundment;

                           (iii) any asbestos-containing material; or

                           (iv) any polychlorinated biphenyls (PCB) used in
                  hydraulic oils, electrical transformers or other Equipment;

                  (E) no Environmental Lien has attached to any Property of any member of the Barneys Group;

                  (F) to the actual knowledge of any Borrower, there have been no Releases of any Contaminants into the environment in reportable quantities by any member of the Barneys Group except for any such Releases which occurred in compliance with an environmental, health or safety Permit;

                  (G) to the actual knowledge of any Borrower, the Barneys Group has no material contingent liability in connection with any Release or threatened Release of any Contaminants into the environment;

                  (H) no member of the Barneys Group has received any notice alleging that any member of the Barneys Group sent or directly arranged for the transport of any waste to any site listed or proposed for listing on the National Priorities List ("NPL") pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS"), or any similar state list of sites;

                  (I) to the actual knowledge of any Borrower, no present or past Property of any member of the Barneys Group is listed or proposed for listing on the NPL pursuant to CERCLA or on the CERCLIS or any similar state list of sites requiring Remedial Action, and no Borrower is aware of any conditions on such Property which would qualify such Property for inclusion on any such list;

                  (J) This Section 6.01 (o) constitutes the sole and exclusive representations and warranties recording environmental matters, except that such matters are also subject to Sections 6.01(e), 6.01(h), 6.01(i) and 6 01(m).

                  (p) ERISA Matters. Neither any Borrower nor any ERISA Affiliate maintains or contributes to any Benefit Plan other than those listed on Schedule 6.01-P hereto. Each Plan, other than a Multiemployer Plan, which is intended to be qualified under Section 401(a) of the Internal Revenue Code as currently in effect has been determined by the IRS to be so qualified (or a determination request has been submitted), each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code as currently in effect (or a determination request has been submitted) and, to the knowledge of the Borrowers, each such determination has not been revoked or, to the knowledge of the Borrowers, threatened to be revoked, and neither any Borrower nor any ERISA Affiliate is aware of any event that could reasonably be expected to adversely affect the tax-qualified status of such Plans and trusts. Except as disclosed in Schedule 6.01-P, neither any Borrower nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(l) of ERISA which provides health or life insurance benefits coverage to employees after termination of employment other than as required by Section 601 of ERISA, except as provided under any Multiemployer Plan. The Borrowers and all of their respective ERISA Affiliates (with respect to any Benefit Plan) are in compliance with the responsibilities, obligations or duties imposed on them by ERISA, the Internal Revenue Code and regulations promulgated thereunder with respect to all Plans except for such non-compliance which individually or in the aggregate could reasonably result in a liability less than $1,000,000. No Benefit Plan has any outstanding accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived. Neither any Borrower nor any ERISA Affiliate has taken any action which would constitute or result in a Termination Event. Neither any Borrower nor any ERISA Affiliate has incurred, or can reasonably expect to incur, any material liability to or on account of a Benefit Plan pursuant to Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither any Borrower nor any ERISA Affiliate has incurred any liability to the PBGC with respect to a Benefit Plan which remains outstanding other than the payment of premiums, and there are no material premium payments which have become due which are unpaid. Neither any Borrower nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 of 4205 of ERISA from a Multiemployer Plan, which individually or in the aggregate could reasonably result in a liability in excess of $1,000,000.

Neither any Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment with respect to a Benefit Plan which could result in a Lien under Section 412(n) of the Internal Revenue Code, and no assets of any Benefit Plan are subject to any Lien. Neither any Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year. Except as disclosed on Schedule 6.01-P the Borrowers do not have, by reason of the transactions contemplated hereby any obligation to make any material payment to any employee or independent contractor pursuant to any Plan or existing contract or arrangement. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to any Plan (other than claims for benefits payable in the normal operations of the Plans) are pending or, to the Borrowers' knowledge, threatened, and, to the Borrowers' knowledge, there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands.

                  (q) Foreign Employee Benefit Matters. Except as disclosed on
Schedule 6.01-P, neither any Borrower nor any ERISA Affiliate maintains any Foreign Employee Benefit Plan under which any Borrower could have liability. Each Foreign Employee Benefit Plan under which any Borrower could have liability is in compliance with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan, except for such non-compliance which individually or in the aggregate could reasonably result in a liability less than $1,000,000. With respect to any Foreign Employee Benefit Plan under which any Borrower could have liability maintained by any Borrower, any of their Subsidiaries or any ERISA Affiliate, reasonable reserves have been established in accordance with prudent local business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Borrowers' knowledge, threatened in writing against any Borrower, any of their Subsidiaries or any ERISA Affiliates with respect to any Foreign Employee Benefit Plan which could be reasonably likely to result in a material liability.

                  (r) Labor Matters. Except as set forth in Schedule 6.01-R, as of the Closing Date there is no collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement covering any of the employees of any member of the Barneys Group. As of the Closing Date (a) no strikes or other material labor disputes against any member of the Barneys Group are pending or, to the knowledge of any member of the Barneys Group, threatened; (b) to the knowledge of the members of the Barneys Group, hours worked by and payment made to employees of each member of the Barneys Group comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any member of the Barneys Group for employee health and welfare insurance have been paid or accrued as a liability on the books of such member of the Barneys Group; (d) to the knowledge of the members of the Barneys Group, there are no representation proceedings pending or threatened with the National Labor Relations Board, and no labor organization or group of employees of any member of the Barneys Group has made a pending demand for recognition; and (e) to the knowledge of any member of the Barneys Group, except as set forth in Schedule 6.01-R, there are no material complaints or charges against any member of the Barneys Group pending or threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any member of the Barneys Group of any individual.

                  (s) Securities Activities. No member of the Barneys Group is engaged in, nor will it engage in, the business of extending credit for the purpose of purchasing or carrying Margin Stock. No member of the Barneys Group owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. No member of the Barneys Group will take or, with actual knowledge, permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

                  (t) Solvency. Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower Representative; (c) the Refinancing, and (d) the payment and accrual of all transaction costs in connection with the foregoing, each member of the Barneys Group is and will be Solvent.

                  (u) Intellectual Property; Government Approvals. (i) Each member of the Barneys Group owns or otherwise has the lawful right to use, pursuant to license, sublicense, agreement or permission all trademarks, service marks, designs, logos, trade dress, trade names, corporate names, together with all translations, derivations and combinations thereof and including all goodwill associated thereunder and all applications, registrations and renewals in connection therewith, copyrights (whether registered or not), technology, know-how and processes, computer software and all other proprietary rights existing anywhere throughout the world necessary for the conduct of their businesses as currently conducted ("Intellectual Property") except where the failure to do so would not have a Material Adverse Effect. Each item of Intellectual Property owned or used by the Barneys Group will be owned or available for use by the Barneys Group on terms and conditions substantially identical as those that presently exist immediately subsequent to the Closing hereunder. The Barneys Group has taken all necessary action to maintain and protect each material item of Intellectual Property that it owns or uses.

                        (ii) Schedule 6.01-U identifies each registration which has been issued to, and each application which has been filed in the name of, each member of the Barneys Group with respect to any of the Intellectual Property and identifies each license, sublicense, agreement or other permission which any member of the Barneys Group has granted to any third party with respect to any of the Intellectual Property. The Barneys Group has delivered to the Administrative Agent a correct and complete summary of all registrations and applications evidencing ownership of each such item of Intellectual Property, and correct and complete copies of all such licenses, agreements and permissions. Schedule 6.01-U identifies each material trade name or corporate name used by any member of the Barneys Group in connection with any of its businesses, and identifies each license, sublicense, agreement and permission that any member of the Barneys Group is a party to with respect to any intellectual property rights of any third party. Except as set forth on Schedule 6.0l-U:

                           (1) The Borrowers possess all right, title and interest in and to each item of Intellectual Property, free and clear of any Lien, license or other restriction;

                           (2) no action, claim or proceeding is pending or, to the knowledge of the Borrowers, is threatened in writing which alleges that a member of the Barneys Group has interfered with, infringed upon or come into conflict with any intellectual property rights of any Person which could result in a liability to any member of the Barneys Group in excess of $1,000,000;

                           (3) to the knowledge of the Borrowers, no Person has interfered with, infringed upon or misappropriated any Intellectual Property rights of any member of the Barneys Group; and

                           (4) no action, suit, proceeding or claim is pending or, to the knowledge of the Borrowers, is threatened in writing which challenges the legality, validity, enforceability, use or ownership of each item of Intellectual Property which could result in a liability to any member of the Barneys Group in excess of $1,000,000.

                        (iii) Except for Liens granted to the Administrative Agent for the benefit of the Administrative Agent, the Lenders and the other Holders, the transactions contemplated by the Loan Documents shall not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, or Intellectual Property rights of any member of the Barneys Group in any manner.

                  (v) Assets and Properties. Each member of the Barneys Group has good and marketable title to all of its assets and Property (tangible and intangible) owned by it or a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and Property are free and clear of all Liens, except Liens securing the Obligations and Liens permitted under Section 9.03. Schedule 6.01-V contains a true and complete list of all of the Real Property owned in fee simple by each member of the Barneys Group as of the Closing Date, and a true and complete list of real estate leases in effect on the Closing Date. Substantially all of the assets and Property owned by or leased to each such member are in adequate operating condition and repair, ordinary wear and tear excepted, and are free and clear of any known defects except such defects that do not substantially interfere with the continued use thereof in the conduct of normal operations. Except for Liens granted to the Administrative Agent for the benefit of the Administrative Agent, the Lenders and the other Holders, neither this Agreement nor any other Loan Document, nor any transaction contemplated herein or therein, shall affect any right, title or interest of any Borrower in and to any of such assets in a manner that shall have or is reasonably likely to have a Material Adverse Effect. Except where the failure to have done so has had or could reasonably be expected to have a Material Adverse Effect, each member of the Barneys Group has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Barneys Group member's right, title and interest in and to all such Real Property and other properties and assets. Schedule 6.01-V also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Property. As of the Closing Date, except where the failure to have done so has had or could reasonably be expected to have a Material Adverse Effect, all permits required to have been issued or appropriate to enable the Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

                  (w) Insurance. Schedule 6.01-W accurately sets forth as of the Closing Date all insurance policies and programs (including self-insurance programs) currently in effect with respect to the respective assets and business of the members of the Barneys Group, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer, if any, and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof and (vi) the annual premium, if any, with respect thereto.

                  (x) Bank Accounts. Schedule 6.01-X sets forth each account (indicating the type of account) where funds are from time to time deposited, the financial institutions where such account is located, the address of such financial institution and the account name and number.

                  (y) Senior Debt. All Obligations constitute "Senior Debt" under each of the Subordinated Notes.

                  (z) Brokers. No broker or finder brought about the obtaining, making or closing of the Loans, and no member of the Barneys Group or Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

                  (aa) Government Contracts. As of the Closing Date, no member of the Barneys Group is a party to any material contract or agreement with any Governmental Authority and no Barneys Group member's accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law, each as amended.

                  (bb) Subordinated Indebtedness. As of the Closing Date, Borrowers have delivered to Administrative Agent a complete and correct copy of the Subordinated Notes (including all schedules, exhibits, amendments to which any Borrower is a party, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). Holdings and the Borrowers have the corporate power and authority to incur the Indebtedness evidenced by the Subordinated Notes. The subordination provisions of the Subordinated Notes are enforceable against the holders of the Subordinated Notes


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by Administrative Agent and Lenders. Borrowers acknowledge that Administrative
Agent and each Lender are entering into this Agreement and are extending the Commitments in reliance upon the subordination provisions of the Subordinated Notes and this Section 6.01(bb).

         6.02 Amendment to Schedules. Any Schedule referred to in Section 6.01 or Section 9.16 shall be automatically amended upon written notice delivered by the Borrowers to the Administrative Agent and the Lenders. Such notice shall specify (i) the Schedule to be amended, (ii) the information to be added to or deleted from such Schedule and (iii) to the extent relevant, the Section of this Agreement pursuant to which the action giving rise to such information is permitted and shall contain a representation and warranty by each Borrower that such action is permitted under such Section.

                                   ARTICLE VII

                               REPORTING COVENANTS

                  Each Borrower covenants and agrees that so long as any Commitment is outstanding and thereafter until payment in full of all of the Obligations, unless the Requisite Lenders shall otherwise give prior written consent thereto:

         7.01 Financial Statements. The Borrowers shall maintain, and shall cause each member of the Barneys Group to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records. The Borrowers shall deliver or cause to be delivered to the Administrative Agent and the Lenders.

                  (a) Monthly Reports. Within thirty (30) days after the end of each fiscal month in each Fiscal Year, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such period and the related consolidated statements of income and cash flow of Holdings and its Subsidiaries for such fiscal month and for the period from the beginning of the then current Fiscal Year to the end of such fiscal month (the "Year To Date Monthly Reports"), and a comparison of the Year To Date Monthly Reports to the business plan most recently delivered in accordance with subsection (d) below, all certified by the chief financial officer of Barneys as fairly presenting in all material respects the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of its operations and cash flow for the periods indicated in accordance with GAAP, subject to normal year end adjustments and, with respect to the first two Year To Date Monthly Reports delivered in each Fiscal Year, normal adjustments resulting from the prior Fiscal Year end audits.

                  (b) Quarterly Reports. Within forty-five (45) days after the end of each fiscal quarter in each Fiscal Year, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such period and the related consolidated statements of income and cash flow of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter (the "Year To Date Quarterly Reports"), and (i) with respect to the Year To Date Quarterly Reports for Fiscal Year 2002, a comparison of certain financial information to be mutually agreed upon by the Borrowers and the Administrative Agent, (ii) with


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respect to the Year To Date Quarterly Reports for each Fiscal Year thereafter, a comparison of the Year To Date Quarterly Reports for such Fiscal Year to the corresponding statements for the corresponding period from the previous Fiscal Year and (iii) a comparison of the Year To Date Quarterly Reports to the business plan most recently delivered in accordance with subsection (d) below, all certified by the chief financial officer of Barneys as fairly presenting in all material respects the consolidated and consolidating financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP, subject to normal year end adjustments.

                  (c) Annual Reports. Within ninety (90) days after the end of each Fiscal Year, the annual audited consolidated financial statements of Holdings and its Subsidiaries reported on by independent certified public accountants of recognized national standing reasonably acceptable to the Requisite Lenders, which report shall be unqualified and shall state that such financial statements fairly present in all material respects the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which such independent certified public accountants shall concur and which shall have been disclosed in the notes to the financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

                  (d) Business Plans; Financial Projections. Not later than fifteen (15) days before the beginning of each Fiscal Year commencing with Fiscal Year 2003, and containing substantially the same types of financial information contained in the projections delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a)(ii), and otherwise in form and detail satisfactory to the Lenders, (i) the annual business plan of Holdings and its Subsidiaries for the next succeeding Fiscal Years up to and including the Fiscal Year 2005, and (ii) forecasts prepared by management of Barneys for each fiscal month in each such Fiscal Year, and on an annual basis for each succeeding Fiscal Year up to and including the Fiscal Year 2005, containing a consolidated balance sheet, an income statement and a consolidated statement of cash flow.

                  (e) Officer's Certificate and Compliance Certificate. Together with each delivery of any financial statement pursuant to paragraphs (a), (b) and (c) of this Section 7.01, an Officer's Certificate of the Borrowers substantially in the form of Exhibit G attached hereto and made a part hereof (the "Officer's Certificate"), signed by the chief financial officer of Barneys. Together with each delivery of any financial statement pursuant to paragraphs
(b) and (c) of this Section 7.01, a Compliance Certificate substantially in the form of Exhibit H attached hereto and made a part hereof (the "Compliance Certificate"), signed by the chief financial officer of Barneys and setting forth calculations for the period then ended and which demonstrate compliance, when applicable, with the provisions of Article X.

                  (f) Accountants. Together with each delivery of the Financial statements referred to in Section 7.01(c), a copy of the management letter or any similar report delivered to any Borrower or to any officer or employee thereof by such accountants in connection with such financial statements. The Administrative Agent and each Lender may communicate directly with such accountants. Any Lender or the Administrative Agent that communicates with such accountants agrees to notify the Borrowers prior to any such communication;


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provided, however, that the failure to give any such notice shall not affect the
Administrative Agent's or such Lender's rights hereunder.

         7.02 Collateral Reports. The Borrowers hereby agree that, from and after the Closing Date and until the Commitment Termination Date, they shall deliver to Administrative Agent or to Administrative Agent and Lenders, as required, the various Collateral Reports at the times, to the Persons and in the manner set forth in Annex C hereto.

         7.03 Events of Default. Promptly upon any Borrower obtaining knowledge
(i) of any condition or event which constitutes an Event of Default or Default, or becoming aware that any Lender or the Administrative Agent has given any written notice with respect to a claimed Event of Default or Default, (ii) that any Person has given any written notice to any Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 11.01(e) or (iii) of any condition or event which has or is reasonably likely to have a Material Adverse Effect or materially and adversely affect the value of, or the Administrative Agent's interest in, the Collateral, such Borrower shall deliver to the Administrative Agent and the Lenders an Officer's Certificate specifying (A) the nature and period of existence of any such claimed default, Event of Default, Default, condition or event, (B) the notice given or action taken by such Person in connection therewith, and (C) the remedial action such Borrower has taken, is taking and proposes to take with respect thereto.

         7.04 Lawsuits. (i) Promptly upon any Borrower obtaining knowledge of the institution of, any action, suit, proceeding, governmental investigation or arbitration against or affecting any member of the Barneys Group or any Property of such member not previously disclosed pursuant to Section 6.01(j), which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in such Borrower's reasonable judgment, such member or other members of the Barney Group to liability in an amount in excess, individually or in the aggregate, of $1,000,000 (excluding liability covered by insurance), the Borrowers shall give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters and (ii) in addition to the requirements set forth in clause (i) of this
Section 7.04, the Borrowers shall give the Administrative Agent and the Lenders a written status report with respect to any action, suit, proceeding, governmental investigation or arbitration covered by a written notice delivered pursuant to clause (i) above annually within 30 days following the end of each Fiscal Year and provide such other information as may be reasonably available to it to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

         7.05 Insurance. As soon as practicable and in any event within thirty
(30) days of the end of each Fiscal Year ending after the Closing Date, the Borrowers shall deliver to the Administrative Agent and the Lenders (i) a report in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Lenders outlining all material insurance coverage (including any self-insurance provided by the Borrowers) maintained as of the date of such report by the Barneys Group and the duration of such coverage and (ii) an insurance broker's statement that all premiums then due and payable with respect to such coverage have been paid.


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

         7.06 ERISA Notices. The Borrowers shall deliver or cause to be delivered to the Administrative Agent, at the Borrowers' expense, the following information and notices as soon as reasonably possible, and in any event:

                        (i) within ten (10) Business Days after any Borrower or any ERISA Affiliate knows or reasonably should know that a Termination Event has occurred, a written statement of the appropriate officer of any Borrower describing such Termination Event and the action, if any, which any Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

                        (ii) within ten (10) Business Days after any Borrower or any ERISA Affiliate knows or reasonably should know that a non-exempt prohibited transaction (defined in Sections 406 of ERISA and 4975 of the Internal Revenue
Code) involving any Borrower has occurred, other than with respect to a Multiemployer Plan, a statement of the appropriate officer of any Borrower describing such transaction and the action which any Borrower or any ERISA Affiliate has taken, is taking, or proposes to take with respect thereto;

                        (iii) within thirty (30) Business Days after the filing thereof with the DOL, IRS or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

                        (iv) within thirty (30) Business Days after receipt by any Borrower or any ERISA Affiliate of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

                        (v) within five (5) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by any Borrower or any ERISA Affiliate with respect to such request;

                        (vi) within five (5) Business Days after the occurrence thereof, notification of any material increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any ERISA Affiliate was not previously contributing, unless such increased or new benefits could not, individually or in the aggregate, result in a liability more than $1,000,000;

                        (vii) within five (5) Business Days after receipt by any Borrower or any ERISA Affiliate of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

                        (viii) within five (5) Business Days after receipt by any Borrower or any ERISA Affiliate of any unfavorable determination letter from the IRS, or a letter threatening such a determination, regarding the qualification of a Plan other than a Multiemployer Plan under Section 401 (a) of the Internal Revenue Code, copies of each such letter;

                        (ix) within five (5) Business Days after receipt by any Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;


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

                        (x) within five (5) Business Days after any Borrower or any ERISA Affiliate falls to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure;

                        (xi) within five (5) Business Days after any Borrower or any ERISA Affiliate knows or has reason to know (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan; and

                        (xii) within five (5) Business Days after receipt by any Borrower of a written notice from the Administrative Agent, copies of any Foreign Employee Benefit Plan and related documents, reports and correspondence in the Borrowers' possession as reasonably requested by the Lenders in such notice.

For purposes of this Section 7.06, any Borrower and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which any Borrower or any ERISA Affiliate is the plan sponsor.

         7.07 Environmental Notices. (a) The Borrowers shall notify the Administrative Agent and the Lenders in writing, promptly and in any event within 10 Business Days upon any Borrower's learning thereof, of any:

                        (i) notice or claim by a Governmental Authority or any third party to the effect that any member of the Barneys Group is or may be liable to any Person, or is subject to an investigation by a Governmental Authority, relating to a material Release or threatened Release of any Contaminant into the environment, which such notice or claim exposes, or in the case of multiple notices or claims arising out of the same general allegations or circumstances which expose, in such Borrower's reasonable judgment, such member to liability in an amount aggregating $1,000,000 or more;

                        (ii) notice that any Property owned by any member of the Barneys Group is subject to an Environmental Lien;

                        (iii) commencement or threat of judicial or administrative proceeding alleging a material violation by any member of the Barneys Group of any Environmental, Health or Safety Requirement of Law which such proceeding exposes, or in the case of multiple proceedings arising out of the same general allegations or circumstances which expose, in such Borrower's reasonable judgment, such member to liability in an amount aggregating $1,000,000 or more;

                        (iv) new and material changes to any existing Environmental, Health or Safety Requirement of Law that would or could reasonably be expected to have a Material Adverse Effect; or

                        (v) any intent to execute an agreement, letter of intent or commitment to acquire stock, assets or real estate, or to lease property, or to take any other action by any member of the Barneys Group that would subject


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

such member to environmental, health or safety Liabilities and Costs that would or could reasonably be expected to have a Material Adverse Effect.

                  (b) In addition to the requirements set forth in clause (a) of this Section 7.07, the Borrowers shall give the Administrative Agent and the Lenders a written status report with respect to any matter covered by a written notice delivered pursuant to clause (i) above annually within 30 days following the end of each Fiscal Year.

         7.08 Isetan Leases. (a) Promptly upon receipt thereof, the Borrowers shall deliver to the Administrative Agent a copy of all notices of default or breach of covenant delivered by any Person to any member of the Barneys Group pursuant to any Isetan Lease.

                  (b) Promptly upon receipt thereof, the Borrowers shall deliver to the Administrative Agent a copy of all notices or requests (other than those notices referred to in clause (a) of Section 7.08) delivered by any Person to any member of the Barneys Group pursuant to any Isetan Lease.

         7.09 Public Filings and Reports. Promptly upon the filing thereof with any Governmental Authority (including, without limitation, the Securities and Exchange Commission) or the mailing thereof to the public shareholders or debtholders of the Company generally, copies of all filings or reports made in connection with outstanding Indebtedness and Capital Stock of Holdings.

         7.10 Permitted Subordinated Indebtedness. The Borrowers shall deliver to the Administrative Agent, as soon as practicable, copies of all material written notices given or received by any Borrower with respect to any Permitted Subordinated Indebtedness of such Person, and, within two (2) Business Days after any Borrower obtains knowledge of any matured or unmatured event of default with respect to any Permitted Subordinated Indebtedness, notice of such event of default.

         7.11 Other Information. Promptly upon receipt of a request therefor from the Administrative Agent, the Borrowers shall prepare and deliver to the Administrative Agent and the Lenders such other information with respect to Holdings, any member of the Barneys Group or the Collateral including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof, as from time to time may be reasonably requested by the Administrative Agent.

                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

                  Each Borrower covenants and agrees that so long as any Commitment is outstanding and thereafter until payment in full of all of the Obligations, unless the Requisite Lenders shall otherwise give prior written consent:

         8.01 Corporate Existence, Etc. Barneys shall, and shall cause each other member of the Barneys Group to, at all times maintain their respective corporate or limited liability company existence, as applicable (except to the


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extent permitted by Section 9.09), and preserve and keep, or cause to be preserved and kept, in full force and effect their respective rights and franchises material to their respective businesses except where the board of directors of such Person or such member (as applicable) determines that the maintenance or preservation of such rights and franchises is not in the best interest of such Person or such member (as applicable) and the failure to so maintain or preserve would not have or be reasonably likely to have a Material Adverse Effect.

         8.02 Corporate Powers; Conduct of Business, Etc. Barneys shall, and shall cause each other member of the Barneys Group to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified would have or would be likely to have a Material Adverse Effect.

         8.03 Compliance with Laws, Etc. Barneys shall, and shall cause each other member of the Barneys Group to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, Property, assets or operations of such Person, and (b) obtain as needed all Permits necessary for such Person's operations and maintain such Permits in good standing, except, in each case, where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect.

         8.04 Payment of Taxes and Claims & Tax Consolidation. Barneys shall, and shall cause each other member of the Barneys Group to, pay (a) all taxes, assessments and other governmental Charges imposed upon it or on any of its Property or assets or in respect of any of its franchises, business, income or Property before any penalty or interest for late payment (except as such penalty or interest relates to underpayment of estimated tax payments) accrues thereon, and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 9.03) upon any of Barneys' or such member's Property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above are required to be paid if being contested in good faith by Holdings, Barneys or such member, as applicable, by appropriate proceedings diligently instituted and conducted and without danger of any material risk to the Collateral and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor. Barneys shall not, and shall not permit any other member of the Barneys Group to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings and members of the Barneys Group).

         8.05 Insurance. Barneys shall maintain for itself and the other members of the Barneys Group, or shall cause each member of the Barneys Group to maintain, in full force and effect (a) the insurance policies and programs listed on Schedule 6.01-W to the extent such policies are obtainable at commercially reasonable rates, or (b) similar policies and programs or other policies and programs as are reasonably acceptable to the Administrative Agent (with such ministerial changes as are from time to time effected by Barneys); provided, however, Barneys shall not be required to maintain such policies identified on Schedule 6.01-W that were required to be maintained by Barneys solely pursuant to a Requirement of Law that has been legally waived or eliminated. Each certificate and policy relating to Property damage with respect


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

to the Collateral and business interruption coverage shall contain an endorsement, in form and substance acceptable to the Administrative Agent, showing loss payable to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders and naming the Administrative Agent as an additional insured under such policy and providing that no act, whether willful or negligent, or default of Barneys, any other member of the Barneys Group or any other Person shall affect the right of the Administrative Agent to recover under such policy or policies of insurance in case of loss or damage with respect to the Collateral. Barneys may settle or compromise any insurance claim, provided, that any such settlement or compromise of any claim individually or in the aggregate exceeding $750,000 in any Fiscal Year shall require the Administrative Agent's prior consent. Such endorsement furnished to the Administrative Agent shall provide that the insurance companies shall give the Administrative Agent at least thirty (30) days' written notice before any such policy or policies of insurance shall be canceled, shall not be renewed or shall be altered adversely to the interests of the Administrative Agent and the Lenders. In the event that Barneys or any other member of the Barneys Group, at any time or times hereafter, shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent, including reasonable attorneys' fees, court costs and other charges related thereto, shall be part of the Obligations, payable as provided herein and secured by the Collateral.

         8.06 Inspection of Property; Books and Records; Discussions. (a) Barneys shall permit, and shall cause each of the other members of the Barneys Group to permit, any authorized representative(s) designated by the Administrative Agent or any Lender to visit and inspect any of the Properties of such Person or such member, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby and by the Loan Documents (including, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, upon reasonable notice and at such times during, normal business hours, as often as may be reasonably requested. All costs and expenses incurred by the Administrative Agent or, after the occurrence and during the continuance of any Event of Default, any Lender, in each case as a result of such inspection, audit or examination conducted pursuant to this
Section 8.06 shall be paid by the Borrowers.

                  (b) Barneys shall keep and maintain, and shall cause the other members of the Barneys Group to keep and maintain, in all material respects proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral. If an Event of Default has occurred and is continuing, the Borrowers, upon the Administrative Agent's request, shall promptly turn over true, correct and complete copies of all such records to the Administrative Agent or any of its representatives.



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

                  (c) Barneys shall cause the Inventory and the other Collateral referred to in the definition of "Revolving Borrowing Base" of each member of the Barneys Group to be appraised by an independent appraiser and to be audited by a field auditor, in each case satisfactory to the Administrative Agent, once every three months, provided that if an Event of Default has occurred and is continuing, Barneys shall cause the Inventory to be appraised more frequently by such appraiser if the Administrative Agent so requests.

         8.07 Insurance and Condemnation Proceeds. Barneys hereby directs (and, if applicable, shall cause the other members of the Barneys Group to direct) all insurers under policies of Property damage and business interruption insurance and payors of any condemnation claim or award relating to the Collateral to pay all proceeds payable under such policies or with respect to such claim or award for any loss directly to the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and the other Holders.

         8.08 ERISA Compliance. Barneys shall, and shall cause each of its Subsidiaries and ERISA Affiliates (with respect to Benefit Plans) to, establish, maintain and operate all Plans other than Multiemployer Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations thereunder and the respective requirements of the governing documents for such Plans.

         8.09 Foreign Employee Benefit Plan Compliance. Barneys shall, and shall cause each of its Subsidiaries and ERISA Affiliates to establish, maintain and operate all Foreign Employee Benefit Plans under which Barneys could have liability to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans.

         8.10 Establishment of Blocked Accounts, Maintenance of Property. Each Borrower shall establish Blocked Accounts with each of the Blocked Account Banks listed on Schedule 3.05. Each Borrower shall cause all Property used or useful in the conduct of its business or the business of any other member of the Barneys Group to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof; provided, however, that nothing in this Section shall prevent such Borrower from discontinuing, the operation or maintenance of any of such Property if such discontinuance is, in the judgment of such Borrower, necessary or appropriate in the conduct of its business or the business of any other member of the Barneys Group and not materially disadvantageous to the Administrative Agent or the Lenders.

         8.11 Condemnation. Immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of the owned or leased Real Property of Barneys or any other member of the Barneys Group, the Borrowers shall notify the Administrative Agent (who shall in turn forward such notice to the Lenders) of the pendency of such proceeding, and permit the Administrative Agent to anticipate in any such proceeding, and from time to time shall deliver to the Administrative Agent all instruments reasonably requested by the Administrative Agent to permit such participation.



                                       73
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         8.12 Landlord Waivers. The Borrowers have obtained and delivered to the
Administrative Agent landlord waivers, in form and substance reasonably satisfactory to the Administrative Agent, relating to the Isetan Leases and to the storage facility located in Lyndhurst, New Jersey. Each Borrower will use its commercially reasonable efforts to obtain and deliver to the Administrative Agent landlord waivers, in form and substance reasonably satisfactory to the Administrative Agent, relating to such Borrower's leases (other than the Isetan Leases) for locations set forth on Schedule 6.01-V, and will use its commercially reasonable efforts to obtain such landlord waivers relating to such Borrower's leases for any location acquired or leased by such Borrower after the Closing Date. Each Borrower shall use its commercially reasonable efforts to obtain a bailee letter from the bailee with respect to any warehouse or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Administrative Agent. With respect to such locations or warehouse space leased as of the Closing Date and thereafter, if Administrative Agent has not received a landlord waiver or bailee letter as of the Closing Date (or, if later, as of the date such location is acquired or leased), any Borrower's Eligible Inventory at that location shall be subject to Rent Reserves. After the Closing Date, no warehouse space shall be leased by any Borrower without the prior written consent of Administrative Agent (which consent, in Administrative Agent's discretion, may be conditioned upon the exclusion from the Revolving Borrowing Base of Eligible Inventory at that location or the establishment of reserves acceptable to Administrative Agent) or, unless and until a reasonably satisfactory landlord waiver or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Borrower shall timely and fully pay and perform its obligations in all material respects under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

         8.13 Intellectual Property. Each member of the Barneys Group will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person other than such infringements or interferences that do not have or could not be reasonably likely to have a Material Adverse Effect.

         8.14 Further Assurances. Each member of the Barneys Group executing this Agreement agrees that it shall and shall cause each other member of the Barneys Group to, at such Barneys Group member's expense and upon request of Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, to Administrative Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Administrative Agent to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.

         8.15 Supplemental Disclosure. From time to time as may be reasonably requested by Administrative Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the members of the Barneys Group shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements


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to any Schedule, such Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Schedule or representation shall amend, supplement or otherwise modify any Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Administrative Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

         8.16 Post Closing Matters. The Borrowers shall cause each of the requirements set forth on Schedule 8.16 to be satisfied on or before the date set forth opposite such requirement.

                                   ARTICLE IX

                               NEGATIVE COVENANTS

                  Each Borrower covenants and agrees that so long as any Commitment is outstanding and thereafter until payment in full of all of the Obligations, unless the Requisite Lenders shall otherwise give prior written consent thereto:

         9.01 Indebtedness. (a) No member of the Barneys Group shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

                        (i) the Obligations;

                        (ii) Permitted Existing Indebtedness (including the Subordinated Notes and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any member of the Barneys Group, Administrative Agent or any Lender, as reasonably determined by Administrative Agent and the Requisite Lenders, than the terms of the Indebtedness being refinanced, amended or modified), provided that at the time such Indebtedness is incurred, no Default or Event of Default shall have occurred and be continuing;

                        (iii) to the extent permitted by Article X and in any event in an aggregate amount not to exceed $2,000,000 at any time, Capital Leases and purchase money Indebtedness;

                        (iv) Indebtedness arising from intercompany loans or advances made by one Borrower to another Borrower or from intercompany loans made by Holdings to a Borrower; provided that: (A) each Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Administrative Agent; (B) the obligations of each Borrower under any such intercompany loans shall be subordinated to the Obligations of such Borrower hereunder in a manner reasonably satisfactory to Administrative Agent;
(C) at the time any such intercompany loan or advance is made by any Borrower to any other Borrower and after giving effect thereto, each such Borrower shall be Solvent; and (D) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan;

                        (v) Permitted Subordinated Indebtedness provided that at the time such Indebtedness is incurred, no Default or Event of Default has occurred and is continuing;

                        (vi) Indebtedness owing to Holdings arising under the Tax Sharing Agreement; and

                        (vii) Indebtedness constituting Accommodation Obligations to the extent permitted under Section 9.05.

                  (b) No member of the Barneys Group shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of (i) any Permitted Existing Indebtedness, other than upon any refinancing thereof in accordance with Section 9.01(a)(ii) and (ii) as otherwise permitted in Section 9.06.

         9.02 Sales of Assets. No member of the Barneys Group shall sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

                        (i) the sale of Inventory in the ordinary course of business;

                        (ii) the sale of assets (other than Inventory) in the ordinary course of business provided that the aggregate amount of such sales does not exceed $2,000,000 during the period from the date hereof to the Commitment Termination Date;

                        (iii) sales of assets outside of the ordinary course of business not in excess of $1,000,000 in any Fiscal Year; (iv) the sale or other disposition of equipment that is obsolete or no longer used or useful in a Borrower's business; and

                        (v) the sale, assignment, transfer, lease, conveyance or other disposition of assets from one Borrower to another Borrower.

         9.03 Liens. No member of the Barneys Group shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective Property or assets except:

                        (i) Liens created by the Loan Documents;

                        (ii) Permitted Existing Liens;

                        (iii) Customary Permitted Liens;

                        (iv) purchase money Liens (including the interest of a lessor under a Capital Lease) and Liens to which any Property is subject at the time of the acquisition thereof) securing Indebtedness permitted under Section 9.01(iii) and limited in each case to the property purchased or subject to such lease;

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

                        (v) Liens on Real Property or leasehold interest having a second priority securing the Permitted Subordinated Indebtedness, on terms and conditions reasonably satisfactory to the Administrative Agent, provided that Liens on such property and interests secure the Obligations on a first priority basis and the holders of the Permitted Subordinated Indebtedness enter into an intercreditor agreement with terms and conditions reasonably satisfactory to the Administrative Agent and the Requisite Lenders; and

                        (vi) the subordinated Lien securing up to $15,000,000 of the Permitted Subordinated Indebtedness pursuant to (and subject to) terms and conditions reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

                  In addition, no member of the Barneys Group shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Administrative Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or licenses which prohibit Liens upon the assets that are subject thereto.

         9.04 Investments. No member of the Barneys Group shall directly or indirectly make or own any Investment except:

                        (i) Investments in Cash Collateral pledged to the Administrative Agent or deposited in the Concentration Account in accordance with the terms hereof;

                        (ii) Investments in Cash Equivalents;

                        (iii) Permitted Existing Investments in an amount not greater than the amount thereof on the Closing Date;

                        (iv) Investments by one Borrower in another Borrower;

                        (v) loans to Holdings (A) for its ordinary course expenses as a public holding company (including, without limitation, administrative overhead and any taxes, assessments, filing fees and other governmental charges payable by Holdings in the ordinary course, but excluding all costs, expenses and fees in connection with any registered public offering of securities of Holdings) and (B) pursuant to the Tax Sharing Agreement but only in an aggregate amount not to exceed the actual taxes paid or payable by Holdings;

                        (vi) Investments in Barneys Japan in accordance with the Barneys Japan Option, provided that (A) the Term Loan has been paid in full in cash, (B) either the Fixed Charge Coverage Ratio of the Barneys Group on a consolidated basis, as determined as of the last day of the immediately preceding fiscal quarter for the twelve month period ending on such day on a pro forma basis after giving effect to such Investment shall not be less than 1.25 to 1.0 or the purchase price paid for the Barneys Japan Option is included in the Capital Expenditures calculated as of the Fiscal Year in which such purchase price is paid, (C) no Default or Event of Default has occurred and is continuing prior to and after giving effect to such Investment and (D) the Administrative Agent has received legal opinions and documents and other evidence satisfactory to it that the Administration Agent has a first priority Lien on the Stock of Barneys Japan;


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

                        (vii) loans to Holdings, provided that (A) the Term Loan has been paid in full in cash, (B) the Fixed Charge Coverage Ratio of the Barneys Group on a consolidated basis, as determined as of the last day of the immediately preceding fiscal quarter for the twelve month period ending on such day on a pro forma basis after giving effect to such loan shall not be less than
1.50 to 1.0 and (C) no Default or Event of Default has occurred and is continuing prior to and after giving effect to such loans; and

                        (viii) Investments by any Borrower to create a new wholly-owned Subsidiary; provided that such Subsidiary becomes a Borrower hereunder and the Administrative Agent receives a first priority Lien on the Capital Stock of such Subsidiary and on all assets and property of such Subsidiary pursuant to documentation reasonably satisfactory to the Administrative Agent.

         9.05 Accommodation Obligations. No member of the Barneys Group shall directly or indirectly create or become or be liable with respect to any Accommodation Obligation, except:

                        (i) Permitted Existing Accommodation Obligations;

                        (ii) obligations, warranties and indemnities, not with respect to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of any Borrower;

                        (iii) Accommodation Obligations under the Tax Sharing Agreement; and

                        (iv) Accommodation Obligations with respect to Indebtedness permitted by Section 9.01, Investments permitted under Section 9.04 and Operating Leases permitted by Section 9.18.

         9.06 Restricted Junior Payments. No member of the Barneys Group shall declare or make any Restricted Junior Payment other than:

                        (i) Restricted Junior Payments made by one Borrower to another Borrower;

                        (ii) dividends or distributions to Holdings for the payment of dividends on the Preferred Stock up to an aggregate amount of $20,000 per Fiscal Year, so long as no Default or Event of Default has occurred and is continuing prior to and after giving effect thereto;

                        (iii) payments or distributions to Holdings for the purpose of paying (A) amounts payable to Holdings pursuant to the Tax Sharing Agreement but only in an aggregate amount not to exceed the actual taxes paid or payable by Holdings and (B) Holdings' ordinary course expenses as a public holding company (including, without limitation, administrative overhead and any taxes, assessments, filing fees and other governmental charges payable by Holdings in the ordinary course, but excluding all costs, expenses and fees in connection with any registered public offering of securities of Holdings);

                        (iv) prepayments and payments of principal on the Permitted Subordinated Indebtedness and purchases of the Capital Stock of Holdings, provided that (A) the Term Loan has been paid in full in cash, (B) the Fixed Charge Coverage Ratio of the Barneys Group on a consolidated basis, as determined as of the last day of the immediately preceding fiscal quarter for the twelve month period ending on such day on a pro forma basis after giving effect to such prepayment, payment or purchase shall not be less than 1.25 to 1.0; and (C) no Default or Event of Default has occurred and is continuing prior to and after giving effect to such prepayment, payment or purchase.

                        (v) payments of principal and interest of intercompany loans and advances issued in accordance with Section 9.01; and

                        (vi) repurchases of Capital Stock of Holdings owned by employees that are no longer employed by Holdings or any Borrower in an aggregate amount not to exceed $1,000,000.

         9.07 Conduct of Business; Subsidiaries; Acquisitions. No member of the Barneys Group shall engage in any business other than the businesses engaged in by the Borrowers on the date hereof and any business or activities which are substantially similar, related or incidental thereto. No member of the Barneys Group shall sell or otherwise dispose of, or permit the sale or disposition of, any shares of Capital Stock of any of its Subsidiaries except to other members of the Barneys Group. No member of the Barneys Group shall enter into or permit any transaction or series of transactions in which such member or any other member of the Barneys Group acquires all or any significant portion of the assets of another Person.

         9.08 Transactions with Affiliates. No member of the Barneys Group shall directly or indirectly (a) enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any Property or the rendering of any service) with any Affiliate of such member on terms that are less favorable to such member than those that could be obtained in an arm's length transaction at the time from Persons who are not such an Affiliate or (b) pay management fees, consulting fees or royalties to any Affiliate or (c) increase salaries of management of any member of the Barneys Group except in the ordinary course of a retail business or as otherwise necessary to retain key personnel.

         9.09 Restriction on Fundamental Changes. No member of the Barneys Group shall (a) enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of such member's business or Property, whether now or hereafter acquired (other than the merger or consolidation of one Borrower with another Borrower provided that such merger or consolidation is on terms and conditions reasonably satisfactory to the Administrative Agent and has no adverse effect on the Administrative Agent's Lien securing the Obligations) or
(b) enter into any partnership or joint venture.

         9.10 Sales and Leasebacks. No member of the Barneys Group shall become liable, directly, by assumption or by Accommodation Obligation, with respect to any lease, whether an Operating Lease or a Capital Lease of any Property (whether real or personal or mixed) (i) which it sold or transferred or is to


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

sell or transfer to any other Person, or (ii) which it intends to use for substantially the same purposes as any other Property which has been or is to be sold or transferred by it to any other Person in connection with such lease.

         9.11 Margin Regulations; Securities Laws. No member of the Barneys Group shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry Margin Stock.

         9.12 ERISA. No member of the Barneys Group shall:

                        (i) engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code with respect to a Plan for which a statutory, regulatory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

                        (ii) permit to exist any accumulated funding deficiency (as defined in sections 302 of ERISA and 412 of the Internal Revenue Code), with respect to any Benefit Plan, whether or not waived;

                        (iii) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                        (iv) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of any member of the Barneys Group or any ERISA Affiliate under Title IV of ERISA;

                        (v) fail to make any contribution or payment to any Multiemployer Plan which any member of the Barneys Group or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

                        (vi) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

                        (vii) amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that any member of the Barneys Group or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code;

                        (viii) fail, or permit any member of the Barneys Group or any ERISA Affiliate to fail, to pay any required contributions or payments to a Foreign Employee Benefit Plan on or before the due date for such required installment or payment; or

                        (ix) take, or permit any member of the Barneys Group to take, any action that could reasonably result in a Termination Event;


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

except where, under the foregoing clauses (i) through (viii), such liability could not reasonably be expected to exceed $1,000,000.

         9.13 Issuance of Capital Stock. No member of the Barneys Group shall issue any Capital Stock except the issuance of Capital Stock by one member of the Barneys Group to another member of the Barneys Group or to Holdings, provided that the Administrative Agent has a first priority Lien with respect to such Capital Stock.

         9.14 Constituent Documents. No member of the Barneys Group shall amend, modify, or otherwise change in any material respect any of the terms or provisions in any of their respective Constituent Documents as in effect on the Closing Date without the prior written consent of the Requisite Lenders, which consent shall not be unreasonably withheld.

         9.15 Fiscal Year. No member of the Barneys Group shall change its Fiscal Year for accounting or tax purposes from a period consisting of the 52- or 53-week period ending on the Saturday in January of each calendar year closest to January 31.

         9.16 Cash Management. Except for the deposit accounts listed on
Schedule 9.16 under the heading "Deposit Accounts" (over which a member of the Barneys Group has dominion and control and the Administrative Agent does not have dominion and control), the fiduciary accounts listed on Schedule 9.16 under the heading "Fiduciary Accounts" (over which a member of the Barneys Group has dominion and control and the Administrative Agent does not have dominion and control), the Blocked Accounts, the Concentration Account and the Cash Collateral Account, no member of the Barneys Group shall open any deposit or payable account with any Person. No member of the Barneys Group shall authorize or direct any Person to take any action with respect to amounts deposited in the Blocked Accounts or the Concentration Account in contravention of the provisions hereof. The Borrowers shall not maintain balances in the accounts set forth on
Schedule 9.16 under the heading "Deposit Accounts" in an aggregate amount for all such Deposit Accounts in excess of $3,125,000. The Borrowers shall not maintain balances in the accounts set forth on Schedule 9.16 under the heading "Fiduciary Accounts" in an aggregate amount for all such Fiduciary Accounts in excess of $1,000,000.

         9.17 Environmental Matters. No member of the Barneys Group shall:

                        (i) become subject to any Liabilities and Costs which would have a Material Adverse Effect arising out of or related to (a) the Release or threatened Release at any location of any Contaminant into the environment, or any Remedial Action in response thereto, or (b) any violation of any Environmental Requirements of Law; or

                        (ii) either directly or indirectly, create, incur, assume or permit to exist any Environmental Lien on or with respect to any of its Property.

         9.18 Operating Leases. Except for the leases set forth on Schedule 9.18 and renewals thereof, no member of the Barneys Group shall become liable in any way, whether directly or by assignment or by Accommodation Obligation, for the obligations of a lessee under any Operating Leases if, immediately after giving effect to the incurrence of rental payments with respect thereto, the annual amount of rental payments for any Operating Lease would exceed $2,000,000 or the


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

aggregate annual amount of all rental payments with respect to all such Operating Leases would exceed $4,500,000.

         9.19 Subordinated Notes. No member of the Barneys Group shall amend, modify or otherwise change any of the terms or provisions in the Subordinated Notes which would be adverse to the interests of the Borrowers, the Administrative Agent or the Lenders.

         9.20 Employee Loans. No member of the Barneys Group shall enter into any lending or borrowing transaction with any employees of any member of the Barneys Group, except loans to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes and stock option financing up to a maximum of $500,000 to any employee and up to a maximum of $1,000,000 in the aggregate at any one time outstanding.

         9.21 Cancellation of Indebtedness. No member of the Barneys Group shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's length basis and in the ordinary course of its business consistent with past practices.

         9.22 Change of Corporate Name or Location. No member of the Barneys Group shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least 30 days prior written notice to Administrative Agent (other than with respect to clause (b) above, for which 5 days prior written notice to the Administrative Agent shall be required) and after Administrative Agent's written acknowledgment that any reasonable action requested by Administrative Agent in connection therewith, including to continue the perfection of any Liens in favor of Administrative Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the United States.

         9.23 No Impairment of Intercompany Transfers. No member of the Barneys Group shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers.

         9.24 No Speculative Transactions. No member of the Barneys Group shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and Interest Rate Contracts.


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

                                    ARTICLE X

                               FINANCIAL COVENANTS

                  Each Borrower covenants and agrees that so long as any Commitment is outstanding and thereafter until payment in full of all of the Obligations, unless the Requisite Lenders (or such other Lenders, if so required pursuant to Section 13.07) shall otherwise give prior written consent thereto:

         10.01 Minimum Consolidated Net Worth. The Consolidated Net Worth of Holdings and the Barneys Group at the end of each fiscal quarter set forth below shall not be less than the minimum amount set forth opposite such fiscal quarter:

                         Fiscal Quarter Ending             Minimum Amount
                         ---------------------             --------------

         First fiscal quarter of Fiscal Year 2002           $128,000,000
         Second fiscal quarter of Fiscal Year 2002          $124,000,000
         Third fiscal quarter of Fiscal Year 2002           $126,000,000
         Fourth fiscal quarter of Fiscal Year 2002          $132,000,000
         First fiscal quarter of Fiscal Year 2003           $130,000,000
         Second fiscal quarter of Fiscal Year 2003          $128,000,000
         Third fiscal quarter of Fiscal Year 2003           $130,000,000
         Fourth fiscal quarter of Fiscal Year 2003          $136,000,000
         First fiscal quarter of Fiscal Year 2004           $136,000,000
         Second fiscal quarter of Fiscal Year 2004          $136,000,000
         Third fiscal quarter of Fiscal Year 2004           $140,000,000
         Fourth fiscal quarter of Fiscal Year 2004          $147,000,000
         Each fiscal quarter thereafter                     $136,000,000

         10.02 Intentionally Deleted.

         10.03 Minimum Consolidated EBITDA. The Minimum Consolidated EBITDA of the Barneys Group, as determined as of the last day of each fiscal quarter set forth below for the Financial Covenant Period ending on such day, shall not be less than the minimum amount set forth opposite such fiscal quarter:

                         Fiscal Quarter Ending              Minimum Amount
                         ---------------------              --------------

         First fiscal quarter of Fiscal Year 2002                 $0
         Second fiscal quarter of Fiscal Year 2002                $0
         Third fiscal quarter of Fiscal Year 2002             $5,000,000
         Fourth fiscal quarter of Fiscal Year 2002            $16,000,000
         First fiscal quarter of Fiscal Year 2003             $18,000,000
         Second fiscal quarter of Fiscal Year 2003            $20,000,000
         Third fiscal quarter of Fiscal Year 2003             $22,000,000
         Fourth fiscal quarter of Fiscal Year 2003            $25,000,000
         First fiscal quarter of Fiscal Year 2004             $25,000,000
         Second fiscal quarter of Fiscal Year 2004            $26,000,000


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

         Third fiscal quarter of Fiscal Year 2004             $27,000,000
         Each fiscal quarter thereafter                       $28,000,000

         10.04 Maximum Capital Expenditures. Capital Expenditures made or incurred by the members of the Barneys Group on a consolidated basis (a) with respect to Fiscal Year 2002 shall not exceed during such Fiscal Year, an aggregate amount of $5,000,000, (b) with respect to any Fiscal Year thereafter, shall not exceed during any such Fiscal Year, an aggregate amount of $10,000,000; provided, however, the foregoing maximum amounts may be increased
(i) by the amount (on a dollar for dollar basis) of any cash equity contribution made by Holdings or Permitted Subordinated Indebtedness loaned to Barneys, but only to the extent not required in the calculation of Consolidated EBITDA in order for the Borrowers to meet the financial covenant set forth in Section 10.3, (ii) with respect to Fiscal Year 2003, by the amount (on a dollar for dollar basis) by which Consolidated EBITDA calculated as of the last day of the fourth fiscal quarter of Fiscal Year 2002 exceeds $16,000,000, if any, for such fiscal quarter, provided that such amount shall not exceed $1,000,000 in the aggregate for such Fiscal Year, and (iii) with respect to Fiscal Year 2004, by the amount (on a dollar for dollar basis) by which Consolidated EBITDA calculated as of the last day of the fourth fiscal quarter of Fiscal Year 2003 exceeds $25,000,000, if any, for such fiscal quarter, provided that such amount shall not exceed $2,000,000 in the aggregate for such Fiscal Year, and provided, further, in the event that the maximum amount which is permitted to be expended in respect of Capital Expenditures during any Fiscal Year as set forth above (without giving effect to this proviso) is not fully expended during such Fiscal Year, the maximum amount expended during the immediately succeeding Fiscal Year shall be increased by such unutilized amount.

                                   ARTICLE XI

                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

         11.01 Events of Default. Each of the following occurrences shall constitute an Event of Default hereunder:

                  (a) Failure to Make Payments When Due. The Borrowers shall fail to pay (i) when due any principal of, interest on or fees with respect to, the Loans or the Reimbursement Obligations or (ii) any other Obligation, and if such non-payment relates to Obligations other than those specified in clause
(i), such non-payment continues for a period of three (3) Business Days after the due date thereof.

                  (b) Breach of Certain Covenants. Any Borrower shall fail to perform or observe duly and punctually any agreement, covenant or obligation binding on such Person under (A) Sections 2.03, 3.05, 7.02, 7.03, 7.08(a), 8.01, 8.05, 8.06, 8.07, 8.16, or (B) Article IX or Article X.

                  (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by Holdings or any Borrower to the Administrative Agent or any Lender herein or in any other Loan Document or in any statement or certificate at any time given by any such Person pursuant to


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any Loan Document shall be false or misleading in any material respect on the date made (or deemed made).

                  (d) Other Defaults. Holdings or any Borrower shall default in the performance of or compliance with any term contained herein (other than as covered by paragraphs (a), (b), or (c) of this Section 11.01), or Holdings or any Borrower shall default in the performance of or compliance with any term contained in any other Loan Document, and such default shall continue for (i) ten (10) Business Days after the occurrence thereof with respect to any term contained in Sections 7.01, 7.04, 7.06, 7.07 and 7.08(b), and (ii) thirty (30) days after the occurrence thereof with respect to any other term,

                  (e) Default as to Other Indebtedness; Isetan Leases.

                        (i) Any Borrower shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than an Obligation) in an amount of $1,000,000 or more, or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining, to any such Indebtedness, if the effect thereof is (or, with the giving of notice or lapse of time or both, would be) to cause or permit an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by Holdings or any Borrower (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

                        (ii) (A) Any Borrower shall fail to make any payment of fixed or additional rent when due under any Isetan Lease, and the landlord thereunder shall have given the first notice of such non-payment to such Borrower required under the Isetan Lease and such non-payment shall continue for two (2) Business Days after the delivery of such first notice or five (5) Business Days after delivery of such first notice if on the date such first notice is given the Borrowers have Availability (after giving effect to Loans made on such date and the repayments made on such date) of at least $10,000,000; or (B) any Borrower shall fail to comply with any covenant under an Isetan Lease (other than the covenants to pay fixed and additional rent) and the landlord thereunder shall have given the second notice of such non-compliance required under the applicable Isetan Lease; provided, however, that no Event of Default shall be deemed to have occurred with respect to any such alleged non-monetary default under this clause (B), if and only for so long as either (1) such alleged non-monetary default shall be curable by the applicable Borrower with reasonable diligence, and the applicable Borrower commenced to cure such default during the period prior to the receipt of the second notice of non-compliance and continues to prosecute the curing thereof with diligence to completion, or
(2) the applicable Borrower, in accordance with the express provisions of such Isetan Lease, has initiated (in good faith and in a timely fashion) the dispute resolution procedure set forth in Section 5.1(a) of the applicable Isetan Lease for determining whether such Borrower has failed to comply with the terms of such Isetan Lease; provided, further, that if the dispute resolution procedure results in a determination by the arbitrator that a non-monetary default has occurred under the applicable Isetan Lease, no Event of Default shall be deemed to have occurred if and for so long as such alleged non-monetary default shall be curable by the applicable Borrower with reasonable diligence, and the applicable Borrower commences to cure such default during the remaining cure


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period under the Isetan Lease and continues to prosecute the curing thereof with diligence to completion.

                  (f) Involuntary Bankruptcy, Appointment of Receiver, Etc.

                        (i) An involuntary case shall be commenced against Holdings or any Borrower and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case, or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings or any Borrower in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

                        (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any Borrower or over all or a substantial part of the Property of Holdings or any Borrower shall be entered, or an interim receiver, trustee or other custodian of Holdings or any Borrower or of all or a substantial part of the property of Holdings or such Borrower shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of Holdings or any Borrower shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

                  (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Holdings or any Borrower shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; (iii) make any assignment for the benefit of creditors; (iv) fail generally to pay its debts as such debts become due, or admit in writing its inability to pay its debts; or (v) take any corporate action in furtherance of any such action.

                  (h) Judgments. Any judgment, writ, order or warrant of attachment, or other similar process shall be rendered against Holdings or any Borrower or any of their respective assets involving in any single case or in the aggregate an amount in excess of $1,000,000 is (are) entered and remains undischarged, unvacated and unstayed for a period of sixty (60) days.

                  (i) Dissolution. Any order, judgment or decree shall be entered against Holdings or any Borrower, decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or any member of the Barneys Group shall otherwise dissolve or cease to exist except as specifically permitted hereby.

                  (j) Loan Documents; Failure of Security. At any time, for any reason, (i) any Loan Document ceases to be in full force and effect or Holdings or any Borrower seeks to repudiate its obligations thereunder or the Liens intended to be created thereby are, or Holdings or any Borrower seeks to render such Liens, invalid or unperfected, or (ii) Liens in favor of the Administrative Agent and/or the Lenders contemplated by the Loan Documents shall, at any time,


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for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated hereby or by the other Loan Documents.

                  (k) Termination Event. Any Termination Event occurs which the Administrative Agent reasonably believes could reasonably be expected to subject any Borrower, either directly or through an ERISA Affiliate, to a material liability.

                  (l) Waiver of Minimum Funding Standard. If the plan administrator of any Plan other than Multiemployer Plan applies under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and the Administrative Agent reasonably believes the substantial business hardship upon which the waiver is based could subject any Borrower, either directly or through an ERISA Affiliate, to a material liability.

                  (m) Change of Control. A Change of Control shall occur with respect to Holdings.

                  (n) Borrowing Base Certificate; Representations. Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than inadvertent, immaterial errors in any Borrowing Base Certificate, provided that (i) any such error shall not result in the Borrowers having Availability less than zero as of any date of determination and (ii) the Borrowers shall have provided a corrected Borrowing Base Certificate to the Administrative Agent within five (5) days from the date which any of the Borrowers or any of their respective Affiliates, officers, employees, directors or agents has actual knowledge of any such error) or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Administrative Agent or any Lender by any Borrower Representative is untrue or incorrect in any material respect as of the date when made or deemed made.

An Event of Default shall be deemed "continuing" until cured or waived in accordance with Section 13.07.

         11.02 Rights and Remedies.

                  (a) Acceleration and Termination. Upon the occurrence of any Event of Default described in Sections 11.01(f) or 11.01(g), the Commitments shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by each Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to the Borrowers, (i) declare that all or any portion of the Commitments are terminated and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, whereupon the Commitments and the obligation of each Lender


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to make any Loan hereunder and of each Lender or to incur Letter of Credit
Obligations not then incurred shall immediately terminate, (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by each Borrower, and/or (iii) or exercise any rights and remedies provided to Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the Uniform Commercial Code.

                  (b) Enforcement. Each Borrower acknowledges that in the event Holdings or any Borrower fails to perform, observe or discharge any of its respective obligations or liabilities hereunder or under any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent and the Lenders therefore, the Borrowers agree that the Administrative Agent and the Lenders shall be entitled after the occurrence and during the continuance of an Event of Default to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

                  (c) Waivers by Barneys Group. Except as otherwise provided for in this Agreement or by applicable law, each member of the Barneys Group waives (including for purposes of Article XIV): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent on which any member of the Barneys Group may in any way be liable, and hereby ratifies and confirms whatever Administrative Agent may do in this regard absent the Administrative Agent's gross negligence or willful misconduct, (b) to the extent permitted by applicable law, all rights to notice and a hearing prior to Administrative Agent's taking possession or control of, or to Administrative Agent's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Administrative Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

         11.03 Remedies. Administrative Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Administrative Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

                                   ARTICLE XII

                            THE ADMINISTRATIVE AGENT

         12.01 Appointment. GE Capital is hereby appointed to act on behalf of all Lenders as Administrative Agent under this Agreement and the other Loan Documents. The provisions of this Section 12.01 are solely for the benefit of Administrative Agent and Lenders and no member of the Barneys Group nor any other Person shall have any rights as a third party beneficiary of any of the


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provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, except to the limited extent provided in Section 13.01(c), the Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any member of the Barneys Group or any other Person. Administrative Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Administrative Agent shall be mechanical and administrative in nature and Administrative Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Administrative Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any member of the Barneys Group or any of their respective Subsidiaries or any account debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity. Neither Administrative Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

                  If Administrative Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Administrative Agent shall not incur liability to any Person by reason of so refraining. Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Administrative Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Administrative Agent, expose Administrative Agent to Liabilities and Costs or (c) if Administrative Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

         12.02 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on the Financial Statements referred to in Section 6.01(h) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Barneys Group and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.


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         12.03 Rights, Exculpation, Etc. Neither Administrative Agent nor any of
its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Administrative
Agent: (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Administrative Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any member of the Barneys Group or to inspect the Collateral (including the books and records) of any member of the Barneys Group; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and
(f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         12.04 Reliance. The Administrative Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by good to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining hereto or to any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it.

         12.05 Indemnification. Lenders agree to indemnify Administrative Agent (to the extent not reimbursed by the Barneys Group and without limiting the obligations of Borrowers hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Administrative Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Administrative Agent is not reimbursed for such expenses by the Barneys Group.


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         12.06 GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any member of the Barneys Group, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Administrative Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any member of the Barneys Group for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans and GE Capital as Administrative Agent.

         12.07 Successor Administrative Agent; Resignation of Administrative Agent. (a) Resignation. The Administrative Agent may resign from the performance of its functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to the Borrower Representative and the Lenders. The resignation of the Administrative Agent shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to this
Section 12.07.

                  (b) Appointment by Requisite Lenders. Upon any such notice of resignation by the Administrative Agent, the Requisite Lenders shall have the right to appoint a successor Administrative Agent selected from among the Lenders which appointment shall be subject to the prior written approval of the Borrowers (which may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default).

                  (c) Appointment by Retiring Administrative Agent. If a successor Administrative Agent shall not have been appointed within the thirty
(30) Business Day period provided in paragraph (a) of this Section 12.07, the retiring Administrative Agent, with the consent of the Borrower Representative (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default), shall then appoint a successor Administrative Agent which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any state thereof and has a combined capital and surplus of at least $300,000,000. If no successor Administrative Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above.

                  (d) Rights of the Successor and Retiring Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the earlier of the


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acceptance of any appointment as Administrative Agent hereunder by a successor
Administrative Agent or the effective date of the resigning Administrative Agent's resignation, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents thereafter to be performed, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue. After any retaining Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.

         12.08 Relations Among Lenders. Each Lender agrees that it shall not take any legal action, nor institute any actions or proceedings, against the Borrowers or any other obligor hereunder or with respect to any Collateral without the prior written consent of Administrative Agent and the Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Administrative Agent or Requisite Lenders. Without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations, or terminate its Commitments except in accordance with Section 11.02(a) or a setoff permitted under Section 13.05.

         12.09 Concerning the Collateral and the Loan Documents. (a) Disbursements and Advances. The Administrative Agent may from time to time, after the occurrence and during the continuance of an Event of Default, make such disbursements and advances pursuant to the Loan Documents which the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof. The Administrative Agent shall notify the Borrower Representative and each Lender in writing of each such disbursement and advance, which notice shall include a description of the purpose thereof. The Borrowers agree to pay the Administrative Agent, upon demand, the amount of all outstanding disbursements and advances.

                  (b) Authority. Each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders. Each Lender agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Holdings, any Borrowers or any of their respective Subsidiaries; (iii) act as collateral agent for the Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent, the Lenders for purposes of the perfection of all security interests and Liens with respect to the Borrowers'


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and their respective Subsidiaries' respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

                  (c) Release of Collateral. (i) Each of the Administrative Agent and the Lenders hereby directs, in accordance with the terms hereof, the Administrative Agent to release any Lien held by the Administrative Agent for the benefit of the Administrative Agent, the Lenders and the other Holders:

                        (A) against all of the Collateral, upon final payment in full of the Obligations and termination hereof, and

                        (B) against any part of the Collateral sold or disposed of by any Borrower, if such sale or disposition is permitted by Section 9.02.

                        (ii) Each of the Lenders hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 12.09(c) promptly, upon the effectiveness of any such release.

                  (d) Confirmation by Lenders. Without in any manner limiting the Administrative Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in subsection (c) above), each Lender agrees to confirm in writing, upon request by the Borrowers, the authority to release Collateral conferred upon the Administrative Agent under clauses (A) and (B) of subsection (c) above. So long as no Event of Default is then continuing, upon receipt by the Administrative Agent of any such written confirmation from the Lenders of the Administrative Agent's authority to release any particular items or types of Collateral, and in any event upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days' prior written request by the Borrowers, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens upon such Collateral granted to the Administrative Agent for the benefit of Administrative Agent, the Lenders and the other Holders; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent's opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Borrower or any of their respective Subsidiaries in respect of) all interests retained by the Borrowers and/or any of their respective Subsidiaries, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.


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                  (e) No Obligation. The Administrative Agent shall not have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by the Borrowers or any of their respective Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to the Administrative Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this
Section 12.09 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent's own interests in the Collateral as one of the Lenders and that the Administrative Agent shall not have any duty or liability whatsoever to any Lender.

         12.10 Revolving Loans; Payments; Non-Funding Lenders; Information.

                  (a) Revolving Loans; Payments.

                        (i) Revolving Lenders shall refund or participate in the Swing Loan in accordance with Section 2.02(c). If the Swing Loan Lender declines to make a Swing Line Loan or if Swing Line availability is zero, Administrative Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Borrowing and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Borrowing is received, by telecopy, telephone or other similar form of transmission. Each Revolving Lender shall make the amount of such Lender's Pro Rata Share of such Revolving Loan available to Administrative Agent in same day funds by wire transfer to Administrative Agent's account as set forth in Annex A not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Floating Rate Loan, and not later than 11:00 a.m. (New York time) on the requested funding date, in the case of a Fixed Rate Loan. After receipt of such wire transfers (or, in the Administrative Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Administrative Agent shall make the requested Revolving Loan to the Borrower designated by Borrower Representative in the Notice of Borrowing. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

                        (ii) On the 2nd Business Day of each calendar week or more frequently at Administrative Agent's election (each, a "Settlement Date"), Administrative Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments or Revolving Loans required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Administrative Agent shall pay to each Lender such Lender's Pro Rata Share of principal, interest and fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a "Non-Funding Lender") has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Administrative Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender's Pro Rata Share of all payments received from Borrowers. Such payments shall be made by wire transfer to such Lender's account


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(as specified by such Lender in Annex A or the applicable Assignment Agreement)
not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

                  (b) Availability of Lender's Pro Rata Share. Administrative Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Loan available to Administrative Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Administrative Agent by such Revolving Lender when due, Administrative Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Administrative Agent's demand, Administrative Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to Administrative Agent. Nothing in this Section 12.10(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Administrative Agent advances funds to any Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Revolving Loan is made, Administrative Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

                  (c) Return of Payments.

                        (i) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrowers and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

                        (ii) If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

                  (d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Loan or any payment required by it hereunder or to purchase any participation in any Swing Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an "Other Lender") of its obligations to make such Revolving Loan or purchase such participation on such date, but neither any Other Lender nor Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make a Revolving Loan, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the


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contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" or a "Revolving Lender" (or be included in the calculation of "Requisite Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower Representative's request, Administrative Agent or a Person reasonably acceptable to Administrative Agent shall have the right with Administrative Agent's reasonable consent to purchase (except that the Administrative Agent shall have no obligation to so purchase) from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Administrative Agent's request, sell and assign to Administrative Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance.

                  (e) Dissemination of Information. Administrative Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Administrative Agent from, or delivered by Administrative Agent to, any Borrower, with notice of any Event of Default of which Administrative Agent has actually become aware and with notice of any action taken by Administrative Agent following any Event of Default; provided, that Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Administrative Agent's gross negligence or willful misconduct. Lenders acknowledge that Borrowers are required to provide financial statements and reports to Lenders in accordance with Article VII hereto and agree that Administrative Agent shall have no duty to provide the same to Lenders.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.01 Assignments. (a) Assignments. No assignments or participations of any Lender's rights or obligations hereunder shall be made except in accordance with this Section 13.01. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder in accordance with the provisions of this Section 13.01.

                  (b) Limitations on Assignments. Each assignment shall be subject to the following conditions: (i) each assignment shall be approved by the Administrative Agent, which approval shall not be unreasonably withheld, and so long as no Event of Default has occurred and is continuing, by the Borrowers, which approval shall not be unreasonably withheld; (ii) each such assignment shall be to an Eligible Assignee; (iii) with respect to an assignment of a Lender's portion of such Lender's (A) Revolving Loan Commitment, such assignment shall be in an amount at least equal to $10,000,000, or (B) interest in the Term Loan, such assignment shall be in an amount at least equal to $1,000,000, except in each case if the Eligible Assignee is a Lender or an Affiliate of a Lender or if such assignment shall constitute all the assigning Lender's interest hereunder; (iv) any such assignment shall consist of the assignment of all or a portion of the assigning Lender's Revolving Loan Commitment or interest in the Term Loan, as the case may be (including the same portion of the Loans at the time owing to it, the Notes held by it and its participating interest in the risk relating to any Letters of Credit); and (v) the parties to each such


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assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and agreed to by the Administrative Agent, (x) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder and (y) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations hereunder (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obligations hereunder, the assigning Lender shall cease to be a party hereto). Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a "Lender". In all instances, each Lender's liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the applicable Commitment. In the event Administrative Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Administrative Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Administrative Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 13.01(b), (A) any Lender may at any time pledge the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank provided that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender's obligations hereunder or under any other Loan Document, and (B) any Lender that is an investment fund may assign the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor provided that such Lender shall notify the Administrative Agent of any such assignment for purposes of maintaining the Register in accordance with
Section 13.01(c) hereof, such assignment to become effective upon the recordation of such assignment in the Register.

                  (c) The Register. The Administrative Agent, acting as agent for the Lenders and, solely for the purposes of Treasury Regulation Section 5f.103-1(c) under this Section 13.01(c), the Borrowers, shall maintain at its address referred to in Section 13.08 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment under each Loan of, and principal amount of the Loans under each facility owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance. The Register shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder or under the Notes, and (iv) the amount of any sum received by the Administrative Agent from the Borrowers and each Lender's share thereof. The Administrative Agent shall deliver a statement of such account to the Borrowers whenever an Assignment and Acceptance is accepted by it and the parties hereto, provided, however, the


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Administrative Agent shall not be obligated to deliver such statement more frequently than once a month. Each such statement shall be deemed final, binding and conclusive upon the Borrowers in all respects as to all matters reflected therein (absent manifest error) unless the Borrowers, within thirty (30) days after the date such statement is delivered to the Borrowers, deliver to the Administrative Agent written notice of any objections which the Borrowers may have to any such statement. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by the Borrowers. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes hereof. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Fee. Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $3,500 (payable by the assigning Lender or the Replacement Lender, in the case of assignments pursuant to Section 3.06 or Section 13.07(c)), the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in compliance herewith and in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers and the other Lenders.

                  (e) Information Regarding the Borrowers. Any Lender may, in connection with any assignment or proposed assignment pursuant to this Section 13.01, disclose to the assignee or proposed assignee any information relating to the Borrowers or their respective Subsidiaries furnished to such Lender by the Administrative Agent or by or on behalf of the Borrowers; provided that, prior to any such disclosure, such assignee or proposed assignee shall agree (for the Borrowers' benefit) to preserve in accordance with Section 13.20 the confidentiality of any confidential information described therein.

                  (f) Lenders' Creation of Security Interests. Notwithstanding any other provision set forth herein, any Lender may at any time create a security interest in all or any portion of its rights hereunder (including, without limitation, Obligations owing to it and Notes held by it) in favor of any Federal Reserve bank in accordance with Regulation A.

                  (g) [Intentionally Omitted]

                  (h) Participations. Each Lender may sell participations to one or more other financial institutions in or to all or a portion of its rights and obligations under and in respect of any and all facilities hereunder (including, without limitation, all or a portion of any or all of its Commitments hereunder and the Loans owing to it and its undivided interest in the Letters of Credit); provided, however, that (i) such Lender's obligations hereunder (including, without limitation, its Commitments hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder and
(iv) such participant's rights to agree or to restrict such Lender's ability to agree to the modification, waiver or release of any of the terms of the Loan Documents or to the release of any Collateral covered by the Loan Documents, to


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consent to any action or failure to act by any party to any of the Loan
Documents or any of their respective Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents or any Collateral, shall be limited to the right to consent to (A) reduction of the principal of, or rate or amount of interest on the Loans(s) subject to such participation (other than by the payment or prepayment thereof), (B) postponement of any scheduled date for any payment of principal of, or interest on, the Loan(s) subject to such participation (except with respect to any modifications of the application provisions relating to the prepayments of Loans and other Obligations) and (C) release of any guarantor of the Obligations or all or a substantial portion of the Collateral except as provided in Section 12.09(c). No holder of a participation in all or any part of the Loans shall be a "Lender" or a "Holder" for any purposes hereunder by reason of such participation. Notwithstanding the foregoing, solely for purposes of Sections 3.03, 3.04, 4.02(f), 4.02(e), 13.03 and 13.05, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a "Lender"; provided, however, that such Borrower's obligations to such participant shall not exceed the obligations under the foregoing Sections that would otherwise be payable to the Lender from whom such participant purchased its participation.

                  (i) Payment to Participants. Anything herein to the contrary notwithstanding, in the case of any participation, all amounts payable by the Borrowers under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold.

                  (j) Relief from Obligations. Except as expressly provided in this Section 13.01, no Lender shall, as between Borrowers and that Lender, or Administrative Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

                  (k) Assistance. Each member of the Barneys Group executing this Agreement shall reasonably assist any Lender permitted to sell assignments or participations under this Section 13.01 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Administrative Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each member of the Barneys Group executing this Agreement shall certify the correctness, completeness and accuracy in all material respects of all descriptions of the Barneys Group and their respective affairs contained in any selling materials provided by them, except that any projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 6.01(h).

         13.02 Expenses.

                  (a) General. The Borrowers, jointly and severally, agree upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent's internal and external audit, legal, appraisal, valuation,


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filing, document duplication and reproduction and investigation expenses and for all other out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of the Administrative Agent's counsel, Paul, Hastings, Janofsky & Walker LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents) incurred by the Administrative Agent in connection with (A) the Administrative Agent's audit and investigation of each Borrower and its Subsidiaries in connection with the preparation, negotiation, and execution of the Loan Documents and the Administrative Agent's periodic audits of each Borrower or any of its Subsidiaries; (B) the preparation, negotiation, execution and interpretation hereof (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article V), the other Loan Documents and any proposal letter or commitment letter issued in connection therewith and the making of the Loans hereunder; (C) the creation, perfection or protection of the Liens under the Loan Documents (including, without limitation, any reasonable fees and expenses for local counsel in various jurisdictions);
(D) the ongoing administration hereof and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent's rights and responsibilities hereunder and under the other Loan Documents; (E) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (F) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the Property, the Borrowers, this Agreement or any of the other Loan Documents; (G) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, the Property, the Borrowers, this Agreement or any of the other Loan Documents; and (H) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

                  (b) After Default. The Borrowers further agree to pay or reimburse the Administrative Agent and the Lenders upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent or any Lender after the occurrence of an Event of Default (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or in any insolvency or bankruptcy proceeding;
(iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Property, the Borrowers and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

         13.03 Indemnity. The Borrowers further agree jointly and severally to defend, protect, indemnify, and hold harmless the Administrative Agent and each and all of the Lenders and each of their respective Affiliates, and each of the Administrative Agent's, Lender's or Affiliate's respective officers, directors, employees, attorneys and agents (including, without limitation, those retained


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in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto, but excluding taxes and other governmental charges excluded from the definition of Taxes in Section 3.03(a)), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of or in connection with (a) this Agreement, the other Loan Documents or any act event or transaction related or attendant thereto, whether or not such Indemnitee is a party thereto and whether or not such transactions are consummated, the making of the Loans, the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents, or (b) any Liabilities and Costs under federal, state or local environmental, health or safety laws, regulations or common law principles arising from or in connection with the past, present or future operations of the Borrowers or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective Property of any Borrower, the presence of asbestos-containing materials at any respective Property of any Borrower or the Release or threatened Release of any Contaminant into the environment (collectively, the "Indemnified Matters"); provided, however, such Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters resulting from the willful misconduct or gross negligence of such Indemnitee, as determined in a final, non-appealable judgment by a court of competent jurisdiction. Notwithstanding anything herein to the contrary, each Borrower understands and hereby agrees that its obligation to indemnify pursuant to this Section 13.03 shall apply in the event of the sole, concurrent or contributory negligence of any Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

         13.04 Change in Accounting Principles. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Administrative Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers' and their Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by any Borrower's certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and


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any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. If Administrative Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Administrative Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 11.01, a breach of a financial covenant contained in Article IX shall be deemed to have occurred as of any date of determination by Administrative Agent or as of the last day of any specified measurement period regardless of when the financial statements reflecting such breach are delivered to Administrative Agent.

         13.05 Setoff. In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of any Lender is hereby authorized by the Borrowers at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrowers against and on account of the Obligations of the Borrowers to such Lender or any of its Affiliates, including, but not limited to, all Loans and Letters of Credit and all claims of any nature or description arising out of or in connection herewith, irrespective of whether or not (i) such Lender shall have made any demand hereunder or (ii) the Administrative Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Article XI and even though such Obligations may be contingent or unmatured.

         13.06 Ratable Sharing. The Lenders agree among themselves that, except as otherwise expressly provided in any Loan Document; (i) with respect to all amounts received by them which are applicable to the payment of the Obligations (excluding the fees described in Sections 2.04(g), 3.03, 3.04, 4.01(f) and 4.02) equitable adjustment shall be made so that, in effect, all such amounts shall be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker's lien, by counterclaim or cross-action or by the enforcement of any or all of the Obligations (excluding the fees described in Sections 2.04(g), 3 03, 3 04, 4 01(f) and 4 02) or the Collateral, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the


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receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall he applied ratably in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participation shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 13.06 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 13.05, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

         13.07 Amendments and Waivers. (a) General Provisions. Unless otherwise provided herein, no amendment or modification of any provision hereof shall be effective without the written agreement of the Requisite Lenders and the Borrowers, and no termination or waiver of any provision hereof, or consent to any departure by the Borrowers therefrom, shall be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold in their sole discretion.

                  (b) Amendments, Consents and Waivers by All Lenders. Notwithstanding the foregoing, any amendment, modification, termination, waiver or consent with respect to any of the following provisions hereof shall be effective only by a written agreement, signed by each Lender:

                        (i) [intentionally deleted];

                        (ii) increasing the amount of any of the Commitments,

                        (iii) reducing the principal of, rate or amount of interest on the Revolving Loans, Term Loan or Reimbursement Obligations or any fees or other amounts payable to any Lender,

                        (iv) postponing any date on which any payment of principal of, or interest on, the Revolving Loans or Reimbursement Obligations or any fees or other amounts payable to any Lender would otherwise be due,

                        (v) releasing all or a substantial portion of the Collateral (except as provided in Section 12.09(c)),

                        (vi) changing the definition of "Pro Rata Share" (or the application of proceeds set forth in Section 3.02(b)(i)(A)(II)) or "Requisite Lenders",

                        (vii) terminating the Holdings Guaranty,

                        (viii) increasing the advance rates specified in the definition of "Revolving Borrowing Base" (except as provided within such definition) or amending any definition used in the definition of "Revolving Borrowing Base" if the result of such amendment is to increase such advance rates, or


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                        (ix) amending Sections 12.09(c) or 13.06 or this Section
13.07.

Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. Notwithstanding anything to the contrary contained in this Section 13.07, no amendment, modification, waiver or consent shall affect the rights or duties of the Administrative Agent hereunder or the other Loan Documents, unless made in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action.

                  (c) Replacement Lender. If any Lender (the "Non-Consenting Lender") fails to agree in writing to any amendment, modification, consent or waiver that requires the written agreement of each Lender or the agreement of such percentage of the Lenders as is specified in the proviso to Section 13.07(a), the Non-Consenting Lender agrees to sell, assign and transfer to any Replacement Lender designated by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, agreed to by the Borrowers all of its Commitment and outstanding Loans and participations in outstanding Letters of Credit and at the time of any replacement pursuant to this Section 13.07(c), the Replacement Lender shall enter into one or more Assignment and Acceptances pursuant to Section 13.01 (and with all fees payable pursuant to said Section 13.01(d) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans and participations in outstanding Letters of Credit of the Non-Consenting Lender and, in connection therewith, shall pay to the Non-Consenting Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Non-Consenting Lender, (B) an amount equal to all accrued, but theretofore unpaid, fees owing to the Non-Consenting Lender under this Agreement and (C) an amount equal to all other outstanding Obligations owing to the Non-Consenting, Lender. Upon the execution of the respective Assignment and Acceptance, the payment of amounts referred to above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate instruments otherwise required by this Agreement executed by the Borrowers, the Replacement Lender shall become a Lender hereunder and the Non-Consenting Lender shall cease to be a Lender hereunder, except with respect to indemnification provisions applicable to the Non-Consenting, Lender under this Agreement, which shall survive as to such Non-Consenting Lender.

         13.08 Notices. Unless otherwise specifically provided herein, any notice, consent or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by courier service and shall be deemed to have been given when delivered in person or by courier service, or upon receipt of a telecopy. Notices to the Administrative Agent pursuant to Articles I or II shall not be effective until received by the Administrative Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 13.08) shall be as set forth on the signature pages hereof or the signature page of any applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties hereto.


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         13.09 Survival of Warranties and Agreements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Barneys Group or the rights of Administrative Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Barneys Group, and all rights of Administrative Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Obligations have been repaid in full in cash; provided, that the provisions of Article XIII, the payment obligations under Sections 3.04, 4.02(f) and 4.02(e), and the indemnities contained in the Loan Documents shall survive the repayment of the Obligations.

         13.10 Failure of Indulgence Not Waiver, Remedies Cumulative. No failure or delay on the part of the Administrative Agent, any Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies enlisting under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

         13.11 Marshalling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of any Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to the Administrative Agent, the Lenders or any of such Persons receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

         13.12 Severability. In case any provision in or obligation hereunder or under the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         13.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof or be given any substantive effect.

         13.14 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE


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GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF
THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH OF THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK. EACH MEMBER OF THE BARNEYS GROUP HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWERS, ADMINISTRATIVE AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT
OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT ADMINISTRATIVE AGENT, LENDERS AND THE BARNEYS GROUP ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; AND PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT
ORDER IN FAVOR OF ADMINISTRATIVE AGENT. EACH MEMBER OF THE BARNEYS GROUP EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH MEMBER OF THE BARNEYS GROUP HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED
MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH ON THE SIGNATURE PAGES OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER'S ACTUAL RECEIPT THEREOF OR 5 DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

13.15 Limitation of Liability. No claim may be made by the Borrowers, any Lender, the Administrative Agent or any other Person against the Administrative Agent or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated hereby, or any act, omission or event occurring in connection therewith, and each Borrower, each Lender and the Administrative Agent hereby waives, releases and agrees not


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to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

         13.16 Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders. The rights hereunder and the interest herein of any Borrower may not be assigned, transferred, hypothecated or otherwise conveyed without the prior express written consent of all Lenders. Any attempted assignment without such written consent shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each member of the Barneys Group, Administrative Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

         13.17 Waiver of Jury Trial. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ADMINISTRATIVE AGENT, LENDERS AND ANY BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

         13.18 Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against the Borrowers, each Lender and the Administrative Agent on the date hereof. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions hereof are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

         13.19 Limitation on Agreements. All agreements between the Borrowers, the Administrative Agent and each Lender in the Loan Documents are hereby expressly limited so that in no event shall any of the Loans or other amounts payable by any Borrower under any of the Loan Documents be directly or indirectly secured (within the meaning of Regulation U) by Margin Stock.

         13.20 Confidentiality. Subject to Section 13.01(e), the Lenders shall hold all nonpublic information obtained pursuant to the requirements hereof and identified as such by the Borrowers in accordance with such Lender's customary procedures for handling, confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a bona fide offeree or transferee (or participant) in connection with the contemplated transfer (or participation), or as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, or to its accountant, lawyers and other


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advisors, and shall require any such offeree or transferee (or participant) to agree (and require any of its offerees, transferees or participants to agree) to comply with this Section 13.20. In no event shall any Lender be obligated or required to return any materials furnished by the Borrowers; provided, however, each offeree shall be required to agree that if it does not become a transferee (or participant) it shall return all materials furnished to it by the Borrowers in connection herewith.

         13.21 Contribution as Between Borrowers. The Borrowers agree as among themselves that, to the extent any Borrower shall make a payment of a portion of the Obligations of another Borrower which shall exceed the greater of (i) the amount of economic benefit actually received by such Borrower from the Loans and
(ii) the amount which such Borrower would otherwise have paid if such Borrower had paid the aggregate amount of the Obligations (excluding the amount thereof repaid by another Borrower) in the same proportion as such Borrower's net worth at the date payment is sought bears to the aggregate net worth of all the Borrowers at such date, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess, pro rata based on the net worth of such other Borrower at that date. The agreement in this Section 13.21 is only intended to define the relative rights of the Borrowers, and is not intended to nor shall it impair the obligations of the Borrowers, jointly and severally, to pay to the Administrative Agent and the Lenders the Obligations as and when the same shall become due and payable.

         13.22 Press Releases and Related Matters. Each member of the Barneys Group executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents without at least 2 Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such member of the Barneys Group or Affiliate is required to do so under law and then, in any event, such member of the Barneys Group or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. GE Capital and the Lenders, however, acknowledge that copies of this Agreement and the other Loan Documents may be filed by Holdings with the Securities and Exchange Commission and that Holdings and the Barneys Group may describe this Agreement and the other Loan Documents in their filings with the Securities and Exchange Commission. Each member of the Barneys Group consents to the publication by Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

         13.23 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or


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returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

         13.24 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 13.14 and 13.17, with its counsel.

         13.25 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         13.26 Entire Agreement. This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

                                   ARTICLE XIV

                                 CROSS-GUARANTY

         14.01 Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Administrative Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Administrative Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this
Article XIV shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Article XIV shall be absolute and unconditional, irrespective of, and unaffected by,

                  (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

                  (b) the absence of any action to enforce this Agreement (including this Article XIV) or any other Loan Document or the waiver or consent by Administrative Agent and Lenders with respect to any of the provisions thereof;

                  (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Administrative Agent and Lenders in respect thereof (including the release of any such security);

                  (d) the insolvency of any member of the Barneys Group; or



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                  (e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

                  Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

         14.02 Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other member of the Barneys Group, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Administrative Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Article XIV and such waivers, Administrative Agent and Lenders would decline to enter into this Agreement.

         14.03 Benefit of Guaranty. Each Borrower agrees that the provisions of this Article XIV are for the benefit of Administrative Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Administrative Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

         14.04 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 14.07, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this Article XIV, and that Administrative Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 14.04.

         14.05 Election of Remedies. If Administrative Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Administrative Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article XIV. If, in the exercise of any of its rights and remedies, Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Borrower hereby consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if such action by Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for


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such action by Administrative Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations. In the event Administrative Agent or any Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, Administrative Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Administrative Agent or such Lender but shall be credited against the Obligations. To the extent permitted by law, the amount of the successful bid at any such sale, whether Administrative Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Article XIV, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

         14.06 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower's liability under this Article XIV (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Article III) shall be limited to an amount not to exceed as of any date of determination the greater of:

                  (a) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

                  (b) the amount that could be claimed by Administrative Agent and Lenders from such Borrower under this Article XIV without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's right of contribution and indemnification from each other Borrower under Section 14.07.

         14.07 Contribution with Respect to Guaranty Obligations.

                  (a) To the extent that any Borrower shall make a payment under this Article XIV of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such


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excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

                  (b) As of any date of determination, the "Allocable Amount" of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Article XIV without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

                  (c) This Section 14.07 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 14.07 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 14.01. Nothing contained in this
Section 14.07 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

                  (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

                  (e) The rights of the indemnifying Borrowers against other members of the Barneys Group under this Section 14.07 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

         14.08 Liability Cumulative. The liability of Borrowers under this
Article XIV is in addition to and shall be cumulative with all liabilities of each Borrower to Administrative Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

                  IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

                   BARNEY'S, INC.
                   BARNEYS AMERICA, INC.
                   BARNEYS (CA) LEASE CORP.
                   BARNEYS (NY) LEASE CORP.
                   BASCO ALL-AMERICAN SPORTSWEAR CORP.
                   BNY LICENSING CORP.
                   BARNEYS AMERICA (CHICAGO) LEASE CORP.



                   By:            /s/ Steven M. Feldman
                      --------------------------------------------------------
                        Name:         Steven M. Feldman
                        Title:        Executive Vice President and
                                      Chief Financial Officer



                   Notice address:

                   c/o Barney's, Inc.
                   575 Fifth Avenue
                   New York, New York 10017
                   Attention: Marc H. Perlowitz, Esq.
                   Phone: (212) 450-8606
                   Fax: (212) 450-8480


                   with copies to:

                   Weil, Gotshal & Manges LLP
                   767 Fifth Avenue
                   New York, New York 10153
                   Attention: Ted S. Waksman, Esq.
                   Phone: (212) 310-8362
                   Fax: (212) 310-8007

                   GENERAL ELECTRIC CAPITAL CORPORATION
                   as Administrative Agent and as a Lender



                   By:           /s/ Stephen M. Metivier
                      --------------------------------------------------
                        Name:        Stephen M. Metivier
                        Title:       Vice President



                    [Signature Page to the Credit Agreement]

Domestic Lending Office:

800 Connecticut Avenue, Two North
Norwalk, Connecticut 06854

Fixed Rate Affiliate:

same as above

Fixed Rate Lending Office:

same as above

                                 Notice address:

                                 General Electric Capital Corporation
                                 800 Connecticut Avenue, Two North
                                 Norwalk, Connecticut 06854
                                 Attention: Stephen M. Metivier
                                 Phone: (203) 852-3624
                                 Fax: (203) 852-3640


                                 with a copy to:

                                 Paul, Hastings, Janofsky & Walker LLP
                                 1055 Washington Boulevard
                                 Stamford, Connecticut 06901
                                 Attention: Leslie Plaskon, Esq.
                                 Phone: (203) 961-7424
                                 Fax: (203) 359-3031






                    [Signature Page to the Credit Agreement]

                           GMAC COMMERCIAL CREDIT LLC
                           as a Lender


                           By: /s/ David M. Duffy
                              -------------------------------------------------
                              Name: David M. Duffy
                              Title: Senior Vice-President



Domestic Lending Office:

1290 Avenue of the Americas
New York, New York  10104


Fixed Rate Affiliate:

same as above

Fixed Rate Lending Office:

same as above

                            Notice address:

                            1290 Avenue of the Americas
                            New York, New York 10104


                            Attention: Frank Imperato
                            Phone: (212) 884-7026
                            Fax: (212) 884-7313

                            with a copy to:

                            3000 Town Center, Suite 280
                            Southfield, Michigan 48075

                            Attention: John Bellaver, Esq.
                            Phone: (248) 263-6230
                            Fax: (248) 356-8960





                    [Signature Page to the Credit Agreement]

                                     ANNEX A
                                       TO

                                CREDIT AGREEMENT



                      GENERAL ELECTRIC CAPITAL CORPORATION

                            REVOLVING LOAN COMMITMENT

                                   $62,000,000

                              TERM LOAN COMMITMENT:

                                   $8,000,000



                           GMAC COMMERICAL CREDIT LLC

                            REVOLVING LOAN COMMITMENT

                                   $35,000,000

                                     ANNEX B
                                       TO
                                CREDIT AGREEMENT
                                ----------------

                                LETTERS OF CREDIT
                                -----------------

                  (a) Issuance. Subject to the terms and conditions of the Agreement, Administrative Agent and Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower Representative on behalf of the applicable Borrower and for such Borrower's account, Letter of Credit Obligations by causing Letters of Credit to be issued by GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Administrative Agent and reasonably acceptable to the Borrower Representative (each, an "L/C Issuer") for such Borrower's account and guaranteed by Administrative Agent; provided, that if the L/C Issuer is a Revolving Lender, then such Letters of Credit shall not be guaranteed by Administrative Agent but rather each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Administrative Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) FORTY MILLION DOLLARS ($40,000,000) (the "L/C Sublimit"), (ii) the Maximum Revolving Credit Amount less the Revolving Credit Obligations, and (iii) the Revolving Borrowing Base less the Revolving Credit Obligations. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by the Administrative Agent, in its sole discretion, and neither Administrative Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.

                  (b) (i) Advances Automatic; Participations. In the event that Administrative Agent or any Revolving Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Loan to the applicable Borrower under
Section 2.01(a) of the Agreement regardless of whether a Default or an Event of Default has occurred and is continuing and notwithstanding any Borrower's failure to satisfy the conditions precedent set forth in Section 5.02, and each Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any Revolving Lender to make available to Administrative Agent for Administrative Agent's own account its Pro Rata Share of any such Revolving Loan or payment by Administrative Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to Administrative Agent its Pro Rata Share thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender's Pro Rata Share of any such payment.

                        (ii) If it shall be illegal or unlawful for any Borrower to incur Revolving Loans as contemplated by paragraph (b)(i) above because of an Event of Default described in Sections 11.1(f) or (g) or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Revolving Lender, then (A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Administrative Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Administrative Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Revolving Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Loans.

                  (c) Cash Collateral.

                        (i) If Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement prior to the Commitment Termination Date, each Borrower will pay to Administrative Agent for the ratable benefit of itself and Revolving Lenders cash or Cash Equivalents in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of such Borrower. Such funds or Cash Equivalents shall be held by Administrative Agent in a cash collateral account (the "Cash Collateral Account") maintained at a bank or financial institution acceptable to Administrative Agent. The Cash Collateral Account shall be in the name of the applicable Borrower and shall be pledged to, and subject to the control of, Administrative Agent, for the benefit of Administrative Agent and Lenders, in a manner satisfactory to Administrative Agent. Each Borrower hereby pledges and grants to Administrative Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

                        (ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrowers shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus 20 additional days) as, and in an amount equal to 105% of, the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are satisfactory to Administrative Agent in its reasonable discretion.

                        (iii) From time to time after funds are deposited in the Cash Collateral Account by any Borrower, whether before or after the Commitment Termination Date, Administrative Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Administrative Agent may elect, as shall be or shall become due and payable by such Borrower to Administrative Agent and Lenders with respect to such Letter of Credit Obligations of such Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of such Borrower, to any other Obligations of any Borrower then due and payable.

                        (iv) No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrowers to Administrative Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrowers or as otherwise required by law. Interest, if any, earned on deposits in the Cash Collateral Account shall remain in the Cash Collateral Account as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due, and, upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrowers to Administrative Agent and Lenders in respect thereof, shall be treated in accordance with the preceding sentence of this clause (iv).

                  (d) Fees and Expenses. Borrowers agree to pay to Administrative Agent for the benefit of Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all reasonable costs and expenses incurred by Administrative Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee in an amount equal to the Applicable Letter of Credit Percentage from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to Administrative Agent for the benefit of the Revolving Lenders in arrears, on the first day of each month and on the Commitment Termination Date. In addition, Borrowers shall pay to any L/C Issuer, on demand, such customary fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

                  (e) Request for Incurrence of Letter of Credit Obligations. Borrower Representative shall give Administrative Agent at least 2 Business Days' prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed application for such Letter of Credit. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower Representative and approvals by Administrative Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower Representative, Administrative Agent and the L/C Issuer.

                  (f) Obligation Absolute. The Reimbursement Obligations shall be absolute, unconditional and irrevocable except for gross negligence or willful misconduct of the Administrative Agent or such Revolving Lender, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to Administrative Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrowers and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

                        (i) (i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

                        (ii) the existence of any claim, setoff, defense or other right that any Borrower or any of their respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Administrative Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between any Borrower or any of their respective Affiliates and the beneficiary for which the Letter of Credit was procured);

                        (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                        (iv) payment by Administrative Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty; or

                        (v) the fact that a Default or an Event of Default has occurred and is continuing.

                  (g) Indemnification; Nature of Lenders' Duties.

                        (i) In addition to amounts payable as elsewhere provided in the Agreement, Borrowers hereby agree to pay and to protect, indemnify, and save harmless Administrative Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that Administrative Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Administrative Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than as a result of the gross negligence or willful misconduct of Administrative Agent or such Lender (as finally determined by a court of competent jurisdiction).

                        (ii) As between Administrative Agent and any Lender and Borrowers, Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries, of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Administrative Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Administrative Agent under any Letter of Credit or guaranty thereof, Administrative Agent shall be liable to the extent such payment was made as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Administrative Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Administrative Agent's or any Lender's rights or powers hereunder or under the Agreement.

                        (iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrowers in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrowers and such L/C Issuer, including a Master Documentary Agreement and a Master Standby Agreement entered into with Administrative Agent.

                                     ANNEX C
                                       TO
                                CREDIT AGREEMENT
                                ----------------

                               COLLATERAL REPORTS
                               ------------------

                  Borrowers shall deliver or cause to be delivered the following:

                  (a) Promptly, and in any event on each Friday of each fiscal month, or more frequently if the Administrative Agent shall request, to the Administrative Agent and the Lenders a Borrowing Base Certificate for the one week period ending as of the immediately preceding Saturday, together with such supporting documents as the Administrative Agent deems desirable, all certified as being true, accurate and complete in all material respects by the chief financial officer, treasurer or controller of Barneys.

                  (b) To Administrative Agent, upon its request, and in any event no less frequently than 12:00 p.m. (New York time) on Friday of each week (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by the applicable Borrower as of Saturday of the immediately preceding week:

                           (i) with respect to each Borrower, a summary of total
                  company Inventory with a supporting perpetual Inventory report (merchandise stock ledger by store), in each case accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion; and

                           (ii) with respect to each Borrower, a weekly accounts
                  receivable roll forward, accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion; and

                  (c) Such other reports, statements and reconciliations with respect to the Revolving Borrowing Base, Term Loan Borrowing Base, Collateral or Obligations as Administrative Agent shall from time to time request in its reasonable discretion.